As field with the U.S. Securities and Exchange Commission on May 10, 2019

Registration No. 333-216065

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3 TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CONSUMER CAPITAL GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	6199	27-1636887
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1125 Route 9W S

Nyack, NY 10960
(646) 346-3735

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

VCorp Services, LLC
1013 Centre Road
Suite 403-B
Wilmington, DE 19805
(888) 528-2677

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jie Chengying Xiu, Esq. Brian C. Daughney, Esq. Michael A. Goldstein, Esq. Becker & Poliakoff, LLP 45 Broadway, 17th Floor New York, NY 10006 +1-212-599-3322 - telephone +1-212-557-0295 - facsimile	Louis Taubman, Esq. Guillaume de Sampigny, Esq. Hunter Taubman Fischer & Li LLC 1450 Broadway, 26th Floor New York, NY 10017 +1-917-512-0827 - telephone +1-212-202-6380 - facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Price Per Share	Proposed Maximum Aggregate Offering Price(1)		Amount of Registration Fee
Common Stock, par value $0.0001 per share(2)		$		$40,000,000		$4,636.00
Underwriter’s Warrants(3)		$	$	---	$	---
Common Stock underlying Underwriter’s Warrants(4)		$		$2,600,000		$301.34
Total		$		$42,600,000		$4,937.34	(5)

(1)	The registration fee is based on an estimate of the Proposed Maximum Aggregate Offering Price of the securities, assuming the sale of the maximum number of shares at the highest expected offering price, and such estimate is solely for the purpose of calculating the registration fee pursuant to Rule 457(o).

(2)	In accordance with Rule 416(a), the Registrant is also registering an indeterminate number of additional shares of Common Stock that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar transactions.

(3)	No separate fee is required pursuant to Rule 457(g).

(4)	We have agreed to issue, on the closing date of this offering, warrants to Boustead Securities LLC (the “Underwriter”) to purchase up to 6.5% of the aggregate number of shares of common stock sold by the Registrant (the “Underwriter’s Warrants”). The Underwriter’s Warrants will be exercisable at any time, and from time to time, in whole or in part, commencing from the effective date of the offering and expiring five years from the effective date of the offering. The Underwriter expects to deliver the shares against payment in New York, New York, on or about [●], 2019. Assuming an offering price of $[●] per share, on the closing date the underwriters would receive [●] Underwriters Warrants. The exercise price of the Underwriter’s Warrants is equal to 100% of the price of the common stock offered hereby. Assuming an exercise price of $[●] per share, we would receive, in the aggregate, $[●] upon exercise of the Underwriter’s Warrants, if they are exercised for cash.

(5)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED May 10, 2019

CONSUMER CAPITAL GROUP INC.

$12,000,000 of Shares of Common Stock
(minimum offering amount)

$40,000,000 of Shares of Common Stock
(maximum offering amount)

Consumer Capital Group Inc. is offering on a “best efforts” basis a minimum of $12,000,000 gross proceeds and a maximum of $40,000,000 gross proceeds of our shares of common stock, $0.0001 par value per share. We expect the public offering price will be $[●] per share.

Our common stock currently is quoted on the OTCQB Marketplace, operated by OTC Markets Group, under the symbol “CCGN.” The last reported sale price of our common stock on the OTCQB Marketplace on May 7, 2019 was $3.80 per share.

	Per Common Share		Minimum Offering	Maximum Offering
Assumed public offering price	$	[●]	$12,000,000	$40,000,000
Discounts and commissions to Underwriter(1)	$	[●]	$780,000	$2,600,000
Proceeds to us, before expenses	$	[●]	$11,220,000	$37,400,000

(1)	See “Underwriting” on page 72 of this prospectus for a description of our arrangements with the underwriters.

Investing in our common stock involves a high degree of risk. See “Risk Factors” beginning on page 11 to read about factors you should consider before investing in shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The underwriter is selling our shares of common stock in this offering on a “best efforts” basis and is not required to sell any specific number or dollar amount of shares. The underwriter must sell at least the minimum number of securities offered (__________ shares) if any are sold, and thereafter the underwriter is only required to use its best efforts to sell up to the maximum number of securities offered (___________ shares). If we complete this offering, then on the closing date, we will issue the shares to investors in the offering.

The offering will close or terminate, as the case may be, upon the earlier of (i) any time after the minimum offering amount of our shares of common stock is raised, or (ii) 180 days from the effective date of the registration statement of which this prospectus forms a part (and for a period of up to 45 additional days if extended by agreement between us and the Underwriter), or the expiration date. One or more closings may be conducted after the minimum amount is sold and prior to the expiration date. The proceeds from the sale of the shares of common stock in this offering will be deposited in a separate (limited to funds received on behalf of us) non-interest bearing trust bank account at FinTech Clearing, LLC, until the minimum offering amount is raised. If we can successfully raise the minimum offering amount within the offering period, the proceeds from the offering will be released to us on the closing date, after deducting certain escrow fees. If we do not raise the minimum offering amount before the termination date, we will not conduct a closing of this offering and will return to investors all amounts previously deposited by them in escrow, without interest or deduction.

We plan to use a substantial portion of the proceeds of this offering to further capitalize our subsidiaries in the People’s Republic of China (the “PRC”), however, we will not be able to use such proceeds until we complete certain remittance procedures in PRC.

The date of this prospectus is             , 2019

Neither we nor the Underwriter have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of our common stock. Our business, financial condition, results of operations, and prospects may have changed since that date. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. For investors outside of the United States: neither we nor the underwriter have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

All references in this prospectus to “$,” “U.S.$,” “U.S. dollars,” “dollars,” “US$,” and “USD” mean United States dollars unless otherwise noted. All references to the “PRC” or “China” in this prospectus refer to the People’s Republic of China. All references to the “United States,” “U.S.” or “US” refer to the United States of America.

i

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary does not contain all the information that you should consider before investing in the common stock. You should carefully read the entire prospectus, including “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements, before making an investment decision.

In this prospectus, unless otherwise noted or as the context otherwise requires, “Consumer Capital,” the “Company,” “CCGN,” “we,” “us,” and “our” refers to the combined business of (i) Consumer Capital Group, Inc. (“Consumer Capital”), a corporation formed under the laws of the Delaware, (ii) Consumer Capital Group, Inc. (“Consumer Capital CA”), a corporation formed under the laws of California, (iii) Arki (Beijing) E-Commerce Technology Corp. (“Arki E-Commerce”), a wholly-owned subsidiary of Consumer Capital and a wholly foreign-owned enterprise (“WFOE”) formed under the laws of the People’s Republic of China (the “PRC”), (iv) America Pine (Beijing) Bio-Tech Inc. (“America Pine”), a wholly-owned subsidiary of Consumer Capital and a WFOE formed under the laws of the PRC, (v) America Arki (Fuxin) Network Management Co. Ltd. (“America Arki”), a wholly-owned subsidiary of Consumer Capital and a WFOE formed under the laws of the PRC, (vi) America Arki Network Service Beijing Co., Ltd. (“Arki Network”), a variable interest entity (“VIE”) and a limited liability company formed under the laws of the PRC controlled by Jianmin Gao and Fei Gao, (vii) America Arki (Tianjin) Capital Management Partnership (“Arki Capital”), a 51%-owned subsidiary of Arki Network and a limited partnership formed under the laws of the PRC, (viii) Arki (Tianjin) E-Commerce, Ltd. (“Arki Tianjin E-Commerce”), a 100%-owned subsidiary of Arki Network formed under the laws of the PRC, and (ix) Arki (Guangzhou) Investment Consulting Co. (“Arki Guangzhou”), a 100%-owned subsidiary of Arki Capital formed under the laws of the PRC.

For the sake of clarity, this prospectus follows English naming convention of first name followed by last name, regardless of whether an individual’s name is Chinese or English. For example, the name of our Chief Executive Officer will be presented as “Jianmin Gao,” even though, in Chinese, Mr. Gao’s name is presented as “Gao Jianmin.”

We have relied on statistics provided by a variety of publicly-available sources regarding China’s expectations of growth. We did not, directly or indirectly, sponsor or participate in the publication of such materials, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus. We have sought to provide current information in this prospectus and believe that the statistics provided in this prospectus remain up-to-date and reliable, and these materials are not incorporated in this prospectus other than to the extent specifically cited in this prospectus.

Overview

We are primarily engaged in the business of microfinancing services. We strive to become a one-stop shop that focuses on lending service for car dealerships in China. We operate our direct microfinancing business through our variable interest entity, or “VIE”, Arki Network and its subsidiaries, Arki Capital, Arki Tianjin E-Commerce and Arki Guangzhou. With the increased difficulty of obtaining sufficient financing through traditional channels by car dealerships, we offer them alternative financing means through risk-controlled private lending to meet their capital needs and develop their business. We offer advisory and risk assessment services to both lenders and borrowers to help increase the efficiency of loan origination by financial institutions. It is our belief that the growth of car dealerships will become an important factor of China’s economic growth in the next decade. We believe that our expertise in streamlining the microfinancing process will place our company in a unique position in the marketplace.

Our Business

Microfinancing

Currently, we engage in the microfinancing business through our VIE, Arki Network and its subsidiaries, Arki Capital and Arki Tianjin E-Commerce, to provide direct loans primarily to car dealerships based in Liaoning Province. Our relationship with Arki Network is governed by a series of contractual relationships among Arki Network, the shareholders of Arki Network, and two of our subsidiaries, Arki E-Commerce and America Arki. However, effective in June 2018, America Arki ceased operations and cancelled its registration records. The cessation of America Arki’s operations does not represent a strategic shift with a material effect to our operations and financial results and America Arki is not accounted for discontinued operation in the consolidated financial statements. Subsequent to the cessation of America Arki’s operations, our relationship with Arki Network continues to be governed by the ongoing contractual arrangements with Arki E-Commerce.

Prior to focusing our targeted customer base on car dealerships, we provided loans to small and medium sized enterprises and sole proprietors. We do not lend to individuals. Through Arki Network’s collaboration with China UnionPay Merchant Service (Liaoning) Co. Ltd. (“UnionPay Liaoning”), Arki Capital provides private loans to borrowers (primarily, car dealerships) and receives interest payments for originating the loans. Arki Network and UnionPay Liaoning act as intermediaries to facilitate the loan transactions in consideration of which Arki Network charges a service fee of 3% of the loan proceeds, of which 0.5% is paid to UnionPay Liaoning.

We believe that UnionPay Liaoning is incentivized to recommend as many borrowers to us as possible as the potential for additional service fees is a source of revenue for their operations. In China, the UnionPay cards are directly connected to the related bank accounts of the end user. The limit of the card is the balance of the related bank accounts. We have a contractual arrangement with UnionPay to provide us with such information and related due diligence information on car dealers and their customers. The nature of the UnionPay bank card in China is similar to checking accounts that are widely used in the United States. Therefore, consumers in China purchase cars using their UnionPay bank cards, not credit cards, and through our relationship with UnionPay we can undertake due diligence on the car purchasers, the results of such due diligence helping us to analyze the volume and credit worthiness of the car dealers to whom we are making loans.

Since the beginning of 2017, we have been focusing our microfinancing business customer basis on car dealerships pre-screened by UnionPay Liaoning based on historical sales volume generated through bank card transactions using UnionPay’s system. Once a car dealership submits a loan application to us, along with a recommendation letter provided by UnionPay Liaoning, Arki Network’s loan servicing team conducts additional due diligence on the quality of the borrowers. The loan servicing team first makes sure that the business is duly incorporated and in good standing with the State Administration for Industry and Commerce. The servicing team will then check the business’s credit history based on public records provided by the National Enterprise Credit Information Publicity System. The servicing team will also check business’s history with local tax authority to ensure that it does not have any outstanding tax liability. Lastly, the servicing team will conduct phone or in-person interview with the applicant to verify all necessary information. In certain instance, the servicing team may conduct an arbitrary on-site visit to the business to assess the validity of the business. Upon completion of the background check by Arki Network’s servicing team, Arki Capital provides short-term loans in the form of original issue discount loans (“OID Loans”) to qualified borrowers with pre-set interest rate, terms and conditions.

Generally, the loan is made less upfront fees and payment of interest, and therefore we deem these loans original discount loans. While Arki E-Commerce collects the interest generated through these loans, Arki Network generates revenue through the service fee, typically 3%, due upon issuance of the OID Loans. As described above, Arki Network will then pay 0.5% of the service fee to UnionPay Liaoning. We typically charge interest at the rate of 1% per month for small loans and 2% per month for larger loans. With the exception of three companies for which we granted loans in the principal amount of RMB 1,000,000, through the middle of 2018 we generally provided loans to businesses with annual revenue of at least RMB 2,000,000 (approximately US$285,714) with the following terms in order to lower default risk by the borrowers:

●	Principal loan amount: RMB 300,000

●	Term: 3-6 months

●	Security interest is not required

●	Interest: 1% per month (in the form of original issue discount)

●	Principal amount to be paid in equal monthly tranches with the first payment due at the end of the 1st month

We granted the three larger loans outside of our general practice due our interest in diversifying our loan portfolio and testing out markets’ demand for such products. We have not received any bad debt in the last fiscal year.

Beginning in July 2018 and during the current fiscal year, we have focused our lending business on larger loans, typically in the principal amount between RMB 1,000,000 and RMB 2,000,000. The terms of these larger loans are substantially the same as for our smaller loan business, except that we charge interest at the rate of 2% per month.

Since the beginning of 2017, we have been focusing our microfinancing business customer basis on car dealerships. During 2018, we have provided 47 direct loans to car dealerships, totaling RMB98,300,000 (approximately $14,500,000), and we received full payment on all loans at maturity. All the loans provided by us in 2018 have a term of three (3) months with an interest rate of either 1% or 2% per month, and the amount of the loans vary from RMB300,000 (approximately $43,801) to RMB4,000,000 (approximately $597,000).

Once a loan application is approved by Arki Network, Arki Capital provides funding for the loan to Arki Network, which in turn transfers the funding, net of its service fee, to UnionPay Liaoning, which will wire the loan funds after deducing its service fee to borrower’s bank account stored in its system, which is the same account borrower uses for receivables from its bank card transactions with UnionPay Liaoning. Once payments are due from the borrower, the borrower will send each tranche of repayment directly to Arki Network through UnionPay’s payment processing system and Arki Network will transfer the repayment back to Arki Capital. Neither UnionPay nor Arki Network charges any service fee to process the repayments.

Because there are a growing number of car dealerships throughout China, we believe that our microfinancing model offers substantial market potential and intend to devote additional resources to apply the business model in other regions throughout China.

Investment Opportunity Marketing

Arki Network, through its 51%-owned subsidiary, Arki Capital, engages in the business of marketing investment opportunities. In essence, this business has provided a source of funds used to make loans to the microfinancing businesses. Arki Capital operates its business on its financial advisory platform “Bangnitou”, which translates to “Help You Invest” in English, and attracts capital from investors to invest in fixed income opportunities such as inter-bank loans, currency exchange products and other debt and equity investment opportunities to help investors obtain a return on their investment. Among the potential investment opportunities for this business are the car dealerships loans that are made through Arki Network. Still at its development stage, Bangnitou is seeking to offer a number of financial products that aim to generate annual return ranging from 8-12%.  Once each product reaches its maximum subscription or the end of its offering period, the investments are held for a period of time before being redeemable by the investors, along with the return. As of December 31, 2018, Arki has received funds of RMB 6,440,000 (approximately $961,000), which were presented as cash as an asset and loan payable as a liability on our consolidated balance sheet. The funds carry terms between 6 months and 2 years, without interest. Upon the redemption date, the investors may demand back the funding or stay on as a limited partner. Since the beginning of 2018, we have been focusing on providing loans to car dealerships and Arki Capital is generating revenues from the borrowers’ interest payments.

Our subsidiaries in the PRC (primarily, Arki Capital) obtain loans from lenders/investors through the Bangnitou platform. Arki Capital receives the loan funds and allows investors two options regarding repayment. In alternative A, investors may elect to receive a return of principal together with the interest at the end of the investment period (other than the prepaid interest amount). No other interest is paid during the loan period. In alternative B, the investors may elect to receive repayment through shares of our common stock at a pre-determined conversion rate. Interest, other than prepaid interest, is payable at the end of the loan term, either in cash or in additional shares of our common stock. Any shares of our common stock that may be issued as part of this business line are shares previously obtained by Arki Capital from a third-party non-affiliate shareholder. This business is not conducted in the United States. We expect Arki Capital to derive substantially all of its revenues from the returns generated by the performance of the underlying investment products. It would keep all returns in excess of the return that is marketed to the retail investors for the product.

Summary Financial Information

As of December 31, 2018, Consumer Capital (Delaware) had total assets of $5,453,305, total liabilities of $816,796, and total equity of $636,509; and for the fiscal year ended 2017, Consumer Capital DE had total assets of $5,454,496, a total liability of $726,728, and a total equity of $4,727,768. For the year ended December 31, 2018, Consumer Capital DE had a net loss of $90,759 and generated total revenues of $0; and for the year ended December 31, 2017, Consumer Capital DE had net income of $462,097 and generated revenues of $0. The net income in 2017 was mostly derived from debt relief by Yinhang on August 31, 2017, and partly due to a refund from the IRS for wrongfully garnished of federal income tax in the previous years. As of December 31, 2018, Consumer Capital DE had 3 employees.

As of December 31, 2018 and 2017, Consumer Capital CA had total assets of $0, total liabilities of $0, total equity of $0. For the year ended December 31, 2018 and 2017, Consumer Capital CA had net income of $0 and generated revenues of $0. As of December 31, 2018, Consumer Capital CA had 0 employees.

As of December 31, 2018, Arki E-Commerce had total assets of $5,129,328, total liabilities of $15,822,493, and a total equity of $(10,693,165). As of December 31, 2017, Arki E-Commerce had total assets of $1,307,325, total liabilities of $2,431,996, and a total equity of $(1,124,672). For the year ended December 31, 2018, Arki E-Commerce had a net loss of $3,376,086 and generated total revenues of $0 and for the year ended December 31, 2017, Arki E-Commerce had a net loss of $1,126,542 and total revenues of $255,901. As of December 31, 2018, Arki E-Commerce had 3 employees.

As of December 31, 2018, America Pine had total assets of $2,993,581, total liabilities of $634,386, and total equity of $2,359,195. As of December 31, 2017, America Pine had total assets of $460,320, total liabilities of $97,508, and total equity of $362,811. For the year ended December 31, 2018, America Pine had a net loss of $1,244 and generated revenues of $0; and for the year ended December 31, 2017, it had net income of $185,818 (due to the debt relief from Yinhang) and total revenues of $0. As of December 31, 2018, America Pine had 0 employees. Since this entity had no transactions in the past two years, we are in the process of closing it during the current fiscal year and anticipate that this process will be complete during the second fiscal quarter of 2019.

As of December 31, 2018, Arki Network had total assets of $20,065,423, total liabilities of $31,913,693, and a total equity of $(11,848,270). As of December 31, 2017, Arki Network had total assets of $429,319, total liabilities of $1,956,632, and total equity of $(1,527,313). For the year ended December 31, 2018, Arki Network had a net loss of $1,911,617 and total revenues of $2,949,000; and for the year ended December 31, 2017, Arki Network had a net loss of $346,939 and total revenue of $0. As of December 31, 2018, Arki Network had 4 employees.

As of December 31, 2018, Arki Capital had total assets of $2,202,031, total liabilities of $4,800,199, and a total equity of $(1,325,066). As of December 31, 2017, Arki Capital had total assets of $2,202,031, total liabilities of $4,800,199, and total equity of $(1,325,066). For the year ended December 31, 2018, Arki Capital had a net loss of $10,856,300 and total revenues of $5,989,000; and for the year ended December 31, 2017, Arki Capital had a net loss of $1,081,966 and a total revenue of $0. As of December 31, 2018, Arki Capital had 5 employees.

As of December 31, 2018, Arki Tianjin E-Commerce had total assets of $2,189,979, total liabilities of $1,649,290, and a total equity of $540,689. For the year ended December 31, 2018, Arki Tianjin E-Commerce had a net loss of $563,429 and total revenues of $563,224. As of December 31, 2018, Arki Tianjin E-Commerce had 5 employees.

The assets, liabilities, equity, revenue and net income for the legal entities as of December 31, 2018 are as follows:

	CCG DE	Arki E-Commerce	Arki Network	Arki Capital	America Pine	Arki Tianjin E-Commerce	Elimination	Consolidated
Assets	$5,453,305	$745,722	$2,917,192	$5,331,062	$435,219	$2,189,979	$(15,621,967)	$1,450,512

Liabilities	$816,796	$2,300,337	$4,639,740	$10,883,345	$92,230	$1,649,290	$(11,729,379)	$8,652,359

Equity	$4,636,509	$(1,554,615)	$(1,722,549)	$(5,552,283)	$342,989	$540,689	$(3,892,587)	$(7,201,847)

Revenue	$-	$-	$446,606	$893,212	$-	$563,429	$-	$1,903,247

Net Income (loss)	$(90,759)	$(511,285)	$(289,501)	$(1,644,113)	$(188)	$563,224	$(1,590,343)	$(3,562,967)

The assets of Consumer Capital as of December 31, 2018 are composed of the assets below:

Cash	$11,992
Rent Deposit	2,400
Due from intercompany	2,019,192
Prepaid expense	1,200
Long-term investment	3,379,970
Fixed Assets, net	38,551
Total assets	$5,453,305

The amount under “Due from intercompany” of $2,019,192 was totally offset by amounts due to intercompany in other subsidiaries and the amount under “Long-term investment” of $3,379,970 was offset by equities in other subsidiaries or related entities, such as our VIE companies.

Recent Business Developments

On November 17, 2017, Arki Network, Beijing Shenzhou Rongtong Investment Management Co. Ltd. (“Shenzhou Rongtong”), a company organized under the laws of the PRC, and all the shareholders of Shenzhou Rongtong entered into an equity transfer agreement, pursuant to which Arki Network agreed to acquire 100% of the issued and outstanding equity securities of Shenzhou Rongtong from its shareholders, in exchange for the issuance of an aggregate of 4,175,417 shares of our common stock, to the shareholders of Shenzhou Rongtong within 15 days of the closing of the transaction. In connection with the transaction, we also engaged a consultant to provide acquisition-related services, which services were paid for through the issuance of 824,583 shares of Common Stock. The transaction failed to go through as at December 31, 2017 and all of the shares were returned and cancelled.

Subsequently, the parties mutually terminated the equity transfer agreement through a termination agreement dated March 29, 2018 between Arki Network and Shenzhou Rongtong. Under the equity transfer termination agreement, the shareholders of Shenzhou Rongtong returned to us 4,175,417 shares of our common stock, and we returned all of Shenzhou Rongtong’s issued and outstanding equity securities to the shareholders of Shenzhou Rongtong.

Effective on June 26, 2018, one of our subsidiaries, America Arki, ceased operation and cancelled its registration records. The disposal of America Arki did not represent a strategic shift with a major effect on our operations and financial results and it is not accounted for as a discontinued operation in the consolidated financial statements.

On August 21, 2018, we incorporated Arki (Tianjin) E-Commerce Ltd. (“Arki Tianjin E-Commerce”), a wholly-owned subsidiary of Arki Network and a limited liability company formed under the laws of the PRC. We are developing the e-commerce business for art and antique through Arki Network and Arki Tianjin E-Commerce. This entity operates our consumer marketing website, www.ccmus.com, and our art and antique website, wancang.net.

On March 21, 2019, we established Arki (Guangzhou) Investment Consulting Co. Ltd. in Guangzhou, China which is 100% owned by Arki Capital. Guangzhou is the capital of Guangdong province, and it is the center of the Guangdong-Hong Kong-Macao Greater Bay Area. This area has been established as a special development area by the Chinese government in February 2019, and we intend to further develop our business, especially the Bangnitou business, in this area. The registered capital of the company is RMB 200,000. We intend to explore additional related business opportunities in this area in the near future.

Our Industry

According to a working paper named “Research on the Financing of SME in China” published by Baidu.com on October 12, 2018, despite their on-going contributions to China’s economic development, small-to-medium sized enterprises (“SMEs”) face significant barriers in accessing credit from State-owned commercial banks. According to the China Banking Regulation Commission, although SMEs account for more than 95% of all the enterprises in China, the credit lines extended to SMEs are only 20% of the total credit lines held throughout the country as of the end of 2017. Another article published on June 29, 2018 indicated there are more than 8 million SMEs in China, accounting for more than 90% of all the enterprises in China. Even though SMEs contribute approximately 60% of the gross industrial output, 40% of realized profits and taxes, and provide approximately 75% of the job opportunities in China, management believes, based on publicly available data, that the utilization of all banking credit assets of SMEs is less than 30%, and the bank loan satisfaction rate is only 30-40%. Given these structural constraints on private sector borrowing from state banks, China’s SMEs have depended on non-banking sources of credit since the earliest years of economic reform. In surveys of private businesses conducted during the mid-1990s and mid-2000s, over two-thirds of the respondents indicated that they had relied on some form of informal finance. Further, according to other publicly available information, the products and services of SMEs accounted for approximately 60% of the total gross domestic product at the end of 2017, while the loans outstanding to the SMEs are about 37.8%. Similarly, the bi-annual national surveys of private enterprises administered by the All-China Federation of Industry and Commerce consistently find that ‘accessing bank credit’ is among the top self-reported challenges facing the private sector. As such, SMEs in China continue to rely heavily on non-banking financial intermediaries. (Source: Financing Small and Medium Enterprises in China: Recent Trends and Prospects beyond Shadow Banking, Kellee S. Tsai, HKUST IEMS Working Paper No. 2015-24, May 2015). Therefore, we believe that we are able to fill a gap between the contribution of SMEs and the support they receive from financial institutions.

In China, the reliance on these non-banking financial intermediaries represents a market response to a combination of policy restrictions and related political priorities. At the most basic level, financial repression allows State-owned enterprises, or SOEs, to receive subsidized credit, while inhibiting the ability of banks to price loans for higher risk SMEs. As such, since the earliest years of reform, various types of informal financial intermediaries and non-banking financial intermediaries have emerged to fill the SME funding gap. Some lend directly to private businesses, while others guarantee loans from commercial banks. Meanwhile, artificial suppression of deposit rates has driven savers to seek higher returns from other investment opportunities. Banks thus turned to off-balance sheet products to generate earnings from alternative sectors. The recent rise of on-line P2P lending platforms bypasses the banking system altogether by brokering between SMEs and private lenders/investors. This imbalance between supply and demand for capital among SMEs therefore presents business opportunities for us.

Business Strategy

We plan to implement two primary strategies to expand our market presence within the industry: (i) increase Arki Network’s lending capacity through the cash generated from operations and additional capital that we are able to raise in this offering; and (ii) expand our geographic coverage for both microfinancing and investment marketing business to major metropolitan areas such as Beijing, Shanghai, Guangzhou through the establishment of a sales force. We believe that we can experience significant growth in these areas because there is a large number of established car dealerships in need of cash liquidity but lack the ability to finance either due to their limited size of business or local banks’ preferences to finance bigger and more established companies. In addition, we believe that our investment opportunity marketing business will be able to provide potential investors a more attractive return comparing to traditional investment products.

We also plan to develop, through Arki Network and its subsidiary Arki Tianjin E-Commerce, an e-commerce online marketplace – Wan Cang World (www.wancang.org) where users can buy and sell art and antiques, including coins, jade, china, paintings, jewelry, furniture, and so on. We plan to provide a platform where the art can be showcased, appreciated and verified, exchanged and liquidated. We have also engaged professional appraisal team to assess the quality and value of the art on the marketplace. We also have an offline action house where jewelry and other more valuable art are auctioned.

Competitive Strengths

Although we operate in the highly-competitive microfinance lending industry, we believe that the following factors provide us with the competitive advantage in the marketplace that could differentiate us from our potential competitors:

●	Strong Relationships with Financial Institutions. We have developed a strong relationship with UnionPay and intend to pursue arrangements with other financial institutions. Currently, for our microfinancing business, we only provide financing to clients that have been pre-screened by credit card processing companies such as UnionPay. Arki Network would charge a service fee based on the loan amount and share part of the service fee with UnionPay. The additional stream of revenue incentivizes UnionPay to promote our services and introduce to us potential lending opportunities. It is through leveraging this relationship with large financial institutions such as UnionPay that we believe we are able to provide a unique value-added service to our clients and will be able to grow our client base.

●	Experienced and committed leadership. Our CEO, Mr. Jianmin Gao, has had extensive experience in the banking industry prior to founding our company. Mr. Gao’s experience has provided our company with the skills and expertise that are essential in approaching and selecting appropriate banks, dealing with bank personnel, identifying and evaluating appropriate financial products and services, structuring tailored financial solutions and bargaining with banks on behalf of our clients. In addition, Mr. Gao also has extensive experience working with car dealerships. We believe the experience and resources that Mr. Gao can offer will help our company become a more active player in the industry.

●	Substantial potential client base. Our microfinancing clients are introduced by the Liaoning provincial branch of UnionPay. Almost all businesses of various sizes use UnionPay as their primary credit card or debit card payment processor within China. Our collaboration with UnionPay therefore places us in a unique position, as UnionPay’s large portfolio of users provides us with lending opportunities on a mass scale. As our business grows, we believe that existing clients will also continue to be a referral source of our business.

Our Challenges and Risks

We recommend that you consider carefully the risks discussed below and under the heading “Risk Factors” beginning on page 11 of this prospectus before purchasing our common stock. If any of these risks occur, our business, prospects, financial condition, liquidity, results of operations and ability to make distributions to our shareholders could be materially and adversely affected. In that case, the trading price of our common stock could decline and you could lose some or all of your investment. These risks include, among others, the following:

Limited Operating History.

●	Our significant business lines have a limited operating history, which makes it difficult to evaluate our future prospects and results of operations.

Reliance on Relationship with UnionPay Liaoning

●	We engage the majority of our active borrowers through UnionPay Liaoning. If such borrower engagement channels become less effective, if we are unable to continue to use such channels, or if the cost of borrower engagement from such channels become less efficient, and we are unable to attract borrowers through new channels, we may not be able to engage new borrowers in a cost-efficient manner or convert prospective borrowers into active borrowers, and may even lose existing borrowers to our competitors.

PRC Legal Challenges.

●	Under PRC laws and regulations, we are permitted to use the proceeds from this offering to fund our PRC subsidiaries only through loans or capital contributions, subject to applicable government registration and approval requirements. We currently anticipate financing our subsidiaries by means of capital contributions. These capital contributions must be filed with the Ministry of Commerce of China, or MOFCOM, or its local counterpart. While the cost for completing such filings and registration is not material, time and efforts to be used to navigate PRC regulations of loans to, and direct investments in, PRC entities by offshore holding companies may delay or prevent us from using proceeds from this offering and/or future financing activities to make loans or additional capital contributions to our PRC operating subsidiaries.

●	Under the Enterprise Income Tax Law, we may be classified as a “Resident Enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.

●	Since our operations and assets are located in the PRC, shareholders may find it difficult to enforce a U.S. judgment against the assets of our company, our directors and executive officers.

●	If we become directly subject to the recent scrutiny, criticism and negative publicity involving U.S.-listed Chinese companies, we may have to expend significant resources to investigate and resolve the matter which could harm our business operations, this offering and our reputation and could result in a loss of your investment in our ordinary shares, especially if such matter cannot be addressed and resolved favorably.

Competition.

●	We face considerable competition from established financing companies and lending platforms in the PRC.

The employment of professional staff.

●	Our business will suffer if we cannot employ or retain staff possessing industry and financial knowledge and experience.

Our ability to maintain and enhance our brand recognition and to conduct our sales and marketing activities cost-effectively.

●	As we have a limited operating history, our focus will be on maintaining and enhancing our brand recognition in a cost-effective manner. We may not be able to compete effectively with our more established competitors and this may in turn impede our growth and profitability.

Information technology infrastructure

●	We are heavily reliant on information technology and our business will suffer from any unexpected network interruptions or network failures.

See “Risk Factors” and “Special Note Regarding Forward-Looking Statements” for a discussion of these and other risks and uncertainties associated with our business and investing in our ordinary shares.

OFFERING SUMMARY

Shares Offered:	Minimum of $12,000,000 of shares of common stock and a maximum of $40,000,000 of shares of common stock.

Shares Outstanding Prior to the Completion of the Offering:	27,208,849 shares of common stock

Shares to be Outstanding After the Offering:	Minimum of [●] shares of common stock and a maximum of [●] shares of common stock.

Proposed Offering Price per Share:	$[●]

Best efforts:	The underwriter is selling our shares of common stock on a “best efforts, minimum-maximum” basis. Accordingly, the underwriter has no obligation or commitment to purchase any securities. The underwriter is not required to sell any specific number or dollar amount of common stock but will use its best efforts to sell the shares of common stock offered. Accordingly, we will not close this offering unless we sell at least the minimum offering amount.

Trading Symbol:	Our common stock currently is quoted on the OTCQB Marketplace under the symbol “CCGN”.

Transfer Agent:	Pacific Stock Transfer Co. 6725 Via Austi Parkway, Suite 300 Las Vegas, NV 89119

Use of Proceeds:

Assuming an initial public offering price of $[●] per share, we expect that we will receive net proceeds of approximately $[●] from this offering if the minimum offering amount is sold and net proceeds of approximately $[●] if the maximum offering amount is sold, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

We plan to use the net proceeds we will receive from this offering for general corporate purposes, including without limitation, investment in product development, sales and marketing activities, technology infrastructure, team development, capital expenditures, improvement of corporate facilities and other general and administrative matters. We may also use a portion of these proceeds for the acquisition of, or investment in, technologies, solutions or businesses that complement our business, although we have no present commitments or agreements to enter into any acquisitions or investments. We will not be able to use such proceeds in China, however, until we complete certain remittance procedures in China. See “Use of Proceeds” beginning on page 37 for more information.

Escrow Deposit Account:	The gross proceeds from the sale of the shares of common stock in this offering will be deposited by wire transfer in a non-interest bearing escrow account maintained by the deposit account agent, FinTech Clearing, LLC. All wire transfers will be wired directly to the escrow account. The funds will be held in escrow until the escrow bank has advised us and the deposit account agent that it has received a minimum of $12,000,000, the minimum offering, in cleared funds. If we do not receive the minimum offering amount within 180 days from the date of this prospectus (and for a period of up to 45 additional days if extended by agreement between us and the Underwriter), all funds will be returned to purchasers in this offering without charge, deduction or interest. Prior to such date, in no event will funds be returned to you unless the offering is terminated. You will only be entitled to receive a refund of your subscription price if we do not raise a minimum of $12,000,000 within 180 days from the date of this prospectus. No interest will be paid either to us or to you. See “Underwriting.”

Lock-up:	We, all of our directors and officers and certain shareholders have agreed with the Underwriter, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our ordinary shares or securities convertible into or exercisable or exchangeable for ordinary shares for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of the Underwriter. See “Shares Eligible for Future Sale” and “Underwriting” for more information.

Risk Factors:	The common stock offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 11.

Offering Period:	The shares of common stock are being offered for a period of 180 days commencing on the date of this prospectus (and for a period of up to 45 additional days if extended by agreement between us and the Underwriter). If the minimum offering amount is not raised within such offering period, all subscription funds from the escrow account will be returned to investors promptly without interest or deduction of fees. The offering may close or terminate, as the case may be, on the earlier of (i) any time after the minimum offering amount of our shares of common stock is raised, or (ii) 180 days from the date of this prospectus (and for a period of up to 45 additional days if extended by agreement between us and the Underwriter) although we retain the right to sooner terminate the offering period. If we raise the minimum offering amount within the offering period, the proceeds from the offering will be released to us.

Dividend Policy:	We have no present plans to declare dividends and plan to retain our earnings to continue to grow our business.

Corporate information

Our principal executive office is located at 1125 Route 9W So., Nyack, New York 10960, and our telephone number is (646) 346-3735. Our website address is http://www.ccgusa.com. The information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our shares of common stock could decline, and you may lose all or part of your investment. You should read the section entitled “Cautionary Note Regarding Forward Looking Statements” below for a discussion of what types of statements are forward-looking statements, as well as the significance of such statements in the context of this prospectus.

We have a limited operating history in a new and evolving market, which makes it difficult to evaluate our future prospects.

The market for China’s microfinancing service is relatively new and may not develop as expected. The regulatory framework for this market is also evolving and may remain uncertain for the foreseeable future. Potential borrowers and lenders may not be familiar with this market and may have difficulty distinguishing our services from those of our competitors. Convincing potential new borrowers and lenders of the value of our services is critical to increasing the volume of loan transactions facilitated by our company and to the success of our business. We started engaging in the microfinancing business in 2016 and in the business of marketing investment opportunities in 2015. As a result, our current core business has a limited operating history. As our business develops or in response to competition, we may continue to introduce new products and services or make adjustments to our existing offerings and business model. In connection with the introduction of new products or in response to general economic conditions, we may impose more stringent borrower qualifications to ensure the quality of loans facilitated by our companies, which may negatively affect the growth of our business. Any significant change to our business model may not achieve expected results and may have a material and adverse impact on our financial conditions and results of operations. It is therefore difficult to effectively assess our future prospects. The risks and challenges we encounter or may encounter in this developing and rapidly evolving market may have impacts on our business and prospects. These risks and challenges include our ability to, among other things:

●	navigate an evolving regulatory environment;

●	expand the base of borrowers and lenders;

●	broaden our loan product offerings;

●	enhance our risk management capabilities;

●	improve our operational efficiency;

●	cultivate a vibrant consumer finance ecosystem;

●	maintain the security of our IT infrastructure and the confidentiality of the information provided and utilized across our platform;

●	attract, retain and motivate talented employees; and

●	defend ourselves against litigation, regulatory, intellectual property, privacy or other claims.

If we fail to educate potential borrowers and lenders about the value of our services, if the market for our services does not develop as we expect, or if we fail to address the needs of our target market, or other risks and challenges, our business and results of operations will be harmed.

Our results of operations have not resulted in profitability and we may not be able to achieve profitability going forward.

We incurred a net loss amounting to $3,562,967 for the year ended December 31, 2018. If we incur additional significant losses, our stock price may decline, perhaps significantly. Although our management is developing plans designed to achieve profitability, our business plan is speculative and unproven. There is no assurance that we will be successful in executing our business plan or that even if we successfully implement our business plan, that we will be able to curtail our losses now or in the future. Accordingly, we expect that net losses will continue and our working capital deficit will increase.

Our auditors have issued a “going concern” audit opinion.

Our independent auditors have indicated, in their report on our December 31, 2018 consolidated financial statements, that there is substantial doubt about our ability to continue as a going concern. We had an accumulated deficit of $12,247,478 at December 31, 2018. We have a limited operating history and our continued growth is dependent upon the improved execution of our business plan and our ability to raise additional capital to fund operations until we are able to generate sufficient revenues to support our business. These matters raise substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent on our ability to raise additional capital, implement our business plan, and generate significant revenues. There are no assurances that we will be successful in our efforts to generate significant revenues, maintain sufficient cash balance or report profitable operations or to continue as a going concern. We plan on raising capital through the sale of equity or debt instruments to implement our business plan. However, there is no assurance these plans will be realized and that any additional financings will be available to our company on satisfactory terms and conditions, if any. If we are unsuccessful in these endeavors, we may be forced to reduce, suspend or cease operations.

If we are unable to maintain or increase the amount of transactions or if we are unable to retain existing borrowers or attract new borrowers, our business and results of operations will be adversely affected.

To maintain and increase the amount of transactions facilitated to borrowers, we must continue to increase the amount of transactions facilitated to existing borrowers and attract additional prospective borrowers, which may be affected by several factors, including our brand recognition and reputation, the financing service fees charged, installment plans offered, our efficiency in engaging prospective borrowers, the effectiveness of our risk management, our ability to secure sufficient and cost-efficient funding, borrower experience, the PRC regulatory environment governing our industry and the macroeconomic environment. In connection with the introduction of new products or in response to general economic conditions, we may also impose more stringent borrower qualifications to ensure the quality of the transactions we facilitate, which may negatively affect the growth of transactions facilitated to borrowers. Furthermore, we engage the majority of our active borrowers through UnionPay Liaoning. If such borrower engagement channels become less effective, if we are unable to continue to use such channels, or if the cost of borrower engagement from such channels become less efficient, and we are unable to attract borrowers through new channels, we may not be able to engage new borrowers in a cost-efficient manner or convert prospective borrowers into active borrowers, and may even lose existing borrowers to our competitors. If we are unable to attract quality borrowers or if borrowers do not continue to utilize our credit products, we might be unable to increase the amount of transactions facilitated to borrowers and our total revenues as expected, and our business and results of operations may be adversely affected.

We rely on our risk management model in the determination of credit approval and credit limit assignment. If our risk management model fails to perform effectively, such failure may materially and adversely impact our operating results.

Credit limits for our borrowers are determined and approved based on risk assessment conducted by our internal team. We take into consideration potential borrower’s sales volume and transaction volume that go through UnionPay. UnionPay is a credit/debit card processing company that is used by a majority of businesses in China. While we rely on UnionPay to provide information we use to assess the cash flow and liquidity of borrowers, there can be no assurance that the information UnionPay will provide a complete picture of the business. In addition, as we have a limited operating history, we may not have accumulated sufficient credit analysis and data to optimize our model and system. If we are unable to effectively and accurately assess the credit profiles of borrowers or price credit products appropriately, we may either be unable to offer attractive financing service fee and credit limits to borrowers, or be unable to maintain low delinquency rates of transactions facilitated by us, and our business and results of operations may be materially and adversely affected.

We rely on our relationship with UnionPay Liaoning for our microfinance business.

We engage the majority of our active borrowers through our relationship with UnionPay Liaoning. We have a contractual arrangement with UnionPay to provide us with due diligence information on car dealers and their customers which facilitates our ability to structure loans. If such borrower engagement channels become less effective, if we are unable to continue to use such channels, or if the cost of borrower engagement from such channels become less efficient, and we are unable to attract borrowers through new channels, we may not be able to engage new borrowers in a cost-efficient manner or convert prospective borrowers into active borrowers, and may even lose existing borrowers to our competitors. If this were to occur, our results of operations, financial position and liquidity will be materially and adversely affected.

If we are unable to maintain low delinquency rates for transactions facilitated by us, our business and results of operations may be materially and adversely affected. Further, historical delinquency rates may not be indicative of future results.

We may not be able to maintain low delinquency rates for our private loans, or such delinquency rates may be significantly affected by economic downturns or general economic conditions beyond our control and beyond the control of individual borrowers. We shifted our focus of target borrower base from small and medium sized enterprises to car dealerships since the beginning of 2017, and we may not be able to accurately assess the credit profiles of our current target borrower base. Increase in credit utilization by borrowers from existing levels, including increase in the use of our credit products from users that were approved for credit but have not previously drawn down on their credit, may also potentially have a material adverse effect as to the delinquency rates for our loans. If we were to experience a significant increase in delinquency rate, we may not be able to attract and obtain have sufficient capital resources to provide loans to borrowers, and if this were to occur, our results of operations, financial position and liquidity will be materially and adversely affected.

Our business may be adversely affected if we are unable to secure funding on terms acceptable to us, or at all.

We require significant capital in connection with the development of our business. We rely on investments of our limited partners at Arki Capital to fund our direct loans. The availability of acquiring limited partners depends on many factors, some of which are out of our control. There can be no assurance that we will be able to rely on their investment in the future. Our ability to acquire new limited partners or find other source of funding may be subject to regulatory or other limitations. In addition, regardless of our risk management efforts, our loans may nevertheless be considered riskier and may have a higher delinquency rate than loans made by borrowers with more established credit histories by traditional financial institutions. In the event there is a sudden or unexpected shortage of funds from our limited partners or if our limited partners determine not to continue to invest in us, we may not be able to maintain necessary levels of funding without incurring high costs of capital, or at all. If we are unable to maintain adequate financing or other sources of capital are not available, we could be forced to suspend, curtail or reduce our operations, which could harm our revenues, profitability, financial condition and business prospects.

If our loan products do not achieve sufficient market acceptance, our financial results and competitive position will be harmed.

We incur expenses and consume resources upfront to develop and market new loan products. Our existing or new loan products could fail to attain sufficient market acceptance for many reasons, including but not limited to:

●	our failure to predict market demand accurately and supply loan products that meet this demand in a timely fashion;

●	borrowers and lenders using our services may not like, find useful or agree with any changes;

●	our failure to properly price new loan products;

●	defects, errors or failures on our service;

●	negative publicity about our loan products or our service’s performance or effectiveness;

●	views taken by regulatory authorities that the new products or service changes do not comply with PRC laws, rules or regulations applicable to us; and

●	the introduction or anticipated introduction of competing products by our competitors.

We cannot rule out the possibility that there may be a mismatch between the investor’s expected timing of exit and the maturity date of the loans to which the automated investing tool allocates the investor’s funds. Investors using our automated investing tool typically invest for a shorter period than the terms of the underlying loans. If we are unable to find another investor to take over the remainder of the loans from the original investor that uses our automated investing tool at the time of his expected exit, then the original investor will have to remain invested in the loans and his expectation of liquidity would not be satisfied. If such mismatches occur in a widespread manner, investor acceptance of or satisfaction with our automatic investing tool would be adversely impacted. If our new loan products do not achieve adequate acceptance in the market, our competitive position, results of operations and financial condition could be harmed.

If we do not compete effectively, our results of operations could be harmed.

The private lending industry in China is intensely competitive and evolving. We compete with many firms with lending capability. We also compete with financial products and companies that attract borrowers, lenders or both. With respect to borrowers, we primarily compete with traditional financial institutions, such as consumer finance business units in commercial banks, credit card issuers and other consumer finance companies. With respect to lenders, we primarily compete with other investment products and asset classes, such as equities, bonds, investment trust products, bank savings accounts, real estate and alternative asset classes.

Our competitors operate with different business models, have different cost structures or participate selectively in different market segments. They may ultimately prove more successful or more adaptable to new regulatory, technological and other developments. Some of our current and potential competitors have significantly more financial, technical, marketing and other resources than we do and may be able to devote greater resources to the development, promotion, sale and support of their services. Our competitors may also have longer operating histories, more extensive borrower or lender bases, greater brand recognition and brand loyalty and broader partner relationships than us. Additionally, a current or potential competitor may acquire one or more of our existing competitors or form a strategic alliance with one or more of our competitors. Our competitors may be better at developing new products, offering more attractive investment returns or lower fees, responding faster to new technologies and undertaking more extensive and effective marketing campaigns. In response to competition and in order to grow or maintain the volume of loan transactions facilitated through our services, we may have to offer higher investment return to lenders or charge lower transaction fees, which could materially and adversely affect our business and results of operations. If we are unable to compete with such companies and meet the need for innovation in our industry, the demand for our services could stagnate or substantially decline, we could experience reduced revenues or our services could fail to achieve or maintain more widespread market acceptance, any of which could harm our business and results of operations.

Our inability to collect loans could adversely affect our results of operations.

We reduce risk of default of our loan by only providing small loans to car dealerships recommended by UnionPay Liaoning, which introduces such potential borrowers based on the borrowers’ past sales volume using their credit card processing system. There are inherent risks associated with our lending activities, including credit risk, which is the risk that borrowers may not repay the outstanding loans balances in our direct loan business or that we may not recover the full amount of the payment we made to the lender in our guarantee business. While we hedge such default risk by keeping the loan amount at a relative low amount comparing to borrowers’ sale, the borrowers generally have fewer financial resources in terms of capital or borrowing capacity than larger entities and may have fewer financial resources to weather a downturn in the economy. Such borrowers may expose us to greater credit risks than lenders lending to larger, better-capitalized state-owned businesses with longer operating histories. Conditions such as inflation, economic downturn, local policy change, adjustment of industrial structure and other factors beyond our control may increase our credit risk more than such events would affect larger lenders. Such systematic adverse changes in the local economy may have a negative impact on the ability of borrowers to repay their loans and our results of operations and financial condition may be adversely affected.

If we fail to promote and maintain our brand in an effective and cost-efficient way, our business and results of operations may be harmed.

The continued development and success of our business relies on the recognition of our brands. We believe that developing and maintaining awareness of our brand effectively is critical to attracting new and retaining existing borrowers and lenders to our services. Successful promotion of our brand and our ability to attract qualified borrowers and sufficient lenders depend largely on the effectiveness of our marketing efforts and the success of the channels we use to promote our services. Our efforts to build our brand have caused us to incur significant expenses, and it is likely that our future marketing efforts will require us to incur significant additional expenses. These efforts may not result in increased revenues in the immediate future or at all and, even if they do, any increases in revenues may not offset the expenses incurred. If we fail to successfully promote and maintain our brand while incurring substantial expenses, our results of operations and financial condition would be adversely affected, which may impair our ability to grow our business.

Our results of operations may be negatively affected if information supplied by borrowers is inaccurate, misleading or incomplete or if borrowers use loan proceeds for purposes other than as originally provided.

Borrowers supply a variety of information that is included in the loan listings on our services. We do not verify all the information we receive from borrowers, and such information may be inaccurate or incomplete. For example, we often do not verify the intended use of loan proceeds, and borrowers may use loan proceeds for other purposes with increased risk than as originally provided. Moreover, lenders do not, and will not, have access to detailed financial information about borrowers. If we issue loans based on information supplied by borrowers that is inaccurate, misleading or incomplete, we may not receive their expected returns and our result of operations will be negatively affected.

Misconduct, errors and failure to function by our employees and third-party service providers could harm our business and reputation.

We are exposed to many types of operational risks, including the risk of misconduct and errors by our employees and third-party service providers. Our business depends on our employees and third-party service providers to interact with potential borrowers and lenders, process large numbers of transactions and support the loan collection process, all of which involve the use and disclosure of personal information. We could be materially adversely affected if transactions were redirected, misappropriated or otherwise improperly executed, if personal information was disclosed to unintended recipients or if an operational breakdown or failure in the processing of transactions occurred, whether as a result of human error, purposeful sabotage or fraudulent manipulation of our operations or systems. In addition, the manner in which we store and use certain personal information and interact with borrowers and lenders through our services is governed by various PRC laws. It is not always possible to identify and deter misconduct or errors by employees or third-party service providers, and the precautions we take to detect and prevent this activity may not be effective in controlling unknown or unmanaged risks or losses. If any of our employees or third-party service providers take, convert or misuse funds, documents or data or fail to follow protocol when interacting with borrowers and lenders, we could be liable for damages and subject to regulatory actions and penalties.

Furthermore, as we rely on certain third-party service providers, such as third-party payment services and custody and settlement service providers, to conduct our business, if these third-party service providers failed to function properly, we cannot assure you that we would be able to find an alternative in a timely and cost-efficient manner or at all. Any of these occurrences could diminish our ability to operate our business or result in potential liability to borrowers and lenders, inability to attract borrowers and lenders, reputational damage, regulatory intervention and financial harm, any of which could negatively impact our business, financial condition and results of operations.

A severe or prolonged downturn in the Chinese or global economy could materially and adversely affect our business and financial condition.

Any prolonged slowdown in the Chinese or global economy may have a negative impact on our business, results of operations and financial condition. In particular, general economic factors and conditions in China or worldwide, including the general interest rate environment and unemployment rates, may affect borrower willingness to seek loans and lenders’ ability and desire to invest in loans. Economic conditions in China are sensitive to global economic conditions. The global financial markets have experienced significant disruptions since 2008 and the United States, Europe and other economies have experienced periods of recession. The recovery from the lows of 2008 and 2009 has been uneven and there are new challenges, including the escalation of the European sovereign debt crisis from 2011 and the slowdown of China’s economic growth since 2012 which may continue. There is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. There have also been concerns over unrest in Ukraine, the Middle East and Africa, which have resulted in volatility in financial and other markets. There have also been concerns about the economic effect of the tensions in the relationship between China and surrounding Asian countries. If present Chinese and global economic uncertainties persist, many of our lenders may delay or reduce their investment in the loans facilitated through our service. Adverse economic conditions could also reduce the number of qualified borrowers seeking loans on our service, as well as their ability to make payments. Should any of these situations occur, the amount of loans facilitated through our service and our net revenues will decline, and our business and financial conditions will be negatively impacted. Additionally, continued turbulence in the international markets may adversely affect our ability to access the capital markets to meet liquidity needs.

Adverse results in material litigation matters could have a material adverse effect on our business.

We may become subject, in the ordinary course of business, to material legal action related to, among other things, intellectual property disputes, claims with customers and vendors and employee-related matters. You should carefully review and consider the various disclosures we make in our reports filed with the SEC regarding legal matters that may affect the business, included in this prospectus. We may also receive inquiries and requests for information from governmental agencies and bodies. Claims asserted against us may result in decreased demand for our products, injury to our reputation, related litigation costs, and substantial monetary awards to plaintiffs. The expense of defending such litigation may be substantial and the time required to defend the actions could divert management’s attention from the day-to-day operations of the business, which could adversely affect the business, results of operations and cash flows. We cannot predict with certainty the outcome of any legal proceedings in which we become involved, and it is difficult to estimate the possible costs to us stemming from any such matters. We may be faced with litigation claims that exceed our insurance coverage or are not covered under any of our insurance policies. Further, our inability to obtain adequate liability insurance at an acceptable cost or to otherwise protect against potential claims could inhibit the commercialization of any products that we develop. An unfavorable outcome in such litigation could result in substantial monetary damages as well as damage to our reputation, which could have a material adverse effect on the business, results of operations, financial position and cash flows.

Our ability to protect the confidential information of our borrowers and lenders may be adversely affected by cyber-attacks, computer viruses, physical or electronic break-ins or similar disruptions.

Our service collects, stores and processes certain personal and other sensitive data from our borrowers and lenders, which makes it an attractive target and potentially vulnerable to cyber attacks, computer viruses, physical or electronic break-ins or similar disruptions. While we have taken steps to protect the confidential information that we have access to, our security measures could be breached. Because techniques used to sabotage or obtain unauthorized access to systems change frequently and generally are not recognized until they are launched against a target, we may be unable to anticipate these techniques or to implement adequate preventative measures. Any accidental or willful security breaches or other unauthorized access to our service could cause confidential borrower and investor information to be stolen and used for criminal purposes. Security breaches or unauthorized access to confidential information could also expose us to liability related to the loss of the information, time-consuming and expensive litigation and negative publicity. If security measures are breached because of third-party action, employee error, malfeasance or otherwise, or if design flaws in our technology infrastructure are exposed and exploited, our relationships with borrowers and lenders could be severely damaged, we could incur significant liability and our business and operations could be adversely affected.

Failure in our information technology systems or cybersecurity breaches could significantly disrupt our operations.

Our success depends on the efficient and uninterrupted operation of our information technology systems. Information technology systems are potentially vulnerable to physical or electronic break-ins, computer viruses and similar disruptions. A failure of the network or data gathering procedures could impede the processing of data, disrupt our ability to process transactions, bill the appropriate party, encumber the day-to-day management of the business and could result in the corruption or loss of data. Failure of our information technology systems could adversely affect our business, profitability and financial condition. Despite precautions that we may take, damage from fire, floods, hurricanes, power loss, telecommunications failures, computer viruses, break-ins, cybersecurity breaches and similar events could result in interruptions in the flow of data to the servers and from the servers to clients. In addition, any failure by the computer environment to provide required data communications capacity could result in interruptions in service. In the event of a delay in the delivery of data, we could be required to transfer data collection operations to an alternative provider of server hosting services. Such a transfer could result in delays in the ability to deliver products and services to clients. Finally, long-term disruptions in the infrastructure caused by events such as natural disasters, the outbreak of war, the escalation of hostilities, acts of terrorism (particularly in cities where we have offices) and cybersecurity breaches could adversely affect our business.

Security breaches and unauthorized access to our or our customers’ data could harm our reputation and adversely affect our business.

Experienced computer programmers and hackers may be able to penetrate our security controls and misappropriate or compromise personal information or proprietary or confidential information, create system disruptions or cause shutdowns. They also may be able to develop and deploy viruses, worms and other malicious software programs that attack our systems or otherwise exploit any security vulnerabilities. Outside parties may also attempt to fraudulently induce employees to take actions, including the release of confidential or sensitive information or to make fraudulent payments, through illegal electronic spamming, phishing or other tactics. Although we believe that we have robust information security procedures and other safeguards in place, which are monitored and routinely tested, because the techniques used to obtain unauthorized access, disable or degrade service, or sabotage systems change frequently and often are not recognized until launched against a target, we may be unable to anticipate all of these techniques or to implement adequate preventative measures. In addition, as cyber threats continue to evolve, we may be required to expend additional resources to continue to enhance our information security measures or to investigate and remediate any information security vulnerabilities. Our remediation efforts may not be successful and could result in interruptions, delays or cessation of service. Breaches of our security measures and the unauthorized dissemination of personal information, proprietary or confidential information about us or our customers or other third parties could expose customers’ private information and could expose customers to the risk of financial or medical identity theft or expose us or other third parties to a risk of loss or misuse of this information, result in litigation and potential liability for us, damage our brand and reputation or otherwise harm our business. Any of these disruptions or breaches of security could have a material adverse effect on our business, regulatory compliance, financial condition and results of operations.

Failure to maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have a material adverse effect on our business and operating results.

If we fail to comply with the requirements of Section 404 of the Sarbanes-Oxley Act regarding internal control over financial reporting or to remedy any material weaknesses in our internal controls that we may identify, such failure could result in material misstatements in our financial statements, cause investors to lose confidence in our reported financial information and have a negative effect on the trading price of our common shares. Pursuant to Section 404 of the Sarbanes-Oxley Act and current SEC regulations, we are required to prepare assessments regarding internal controls over financial reporting. In connection with our on-going assessment of the effectiveness of our internal control over financial reporting, we may discover “material weaknesses” in our internal controls as defined in standards established by the Public Company Accounting Oversight Board, or the PCAOB. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. The PCAOB defines “significant deficiency” as a deficiency that results in more than a remote likelihood that a misstatement of the financial statements that is more than inconsequential will not be prevented or detected.

Our management assessed our internal control over financial reporting as of December 31, 2018. Based on our management’s assessment of the effectiveness of our internal control over financial reporting, we have concluded that our disclosure controls and procedures and internal control over financial reporting were not effective and have not been effective since December 31, 2015.

One material weakness that has been identified related to our lack of sufficient financial reporting and accounting personnel with appropriate knowledge of U.S. GAAP and SEC reporting requirements to properly address complex U.S. GAAP accounting issues and to prepare and review our consolidated financial statements and related disclosures to fulfill U.S. GAAP and SEC financial reporting requirements. The other material weakness that has been identified related to our lack of comprehensive accounting policies and procedures manual in accordance with U.S. GAAP.

We have implemented a number of measures in an effort to address the material weaknesses that have been identified in connection with the audits of our consolidated financial statements. However, there is no assurance that we will not have any material weakness in the future. Failure to discover and address any control deficiencies could result in inaccuracies in our financial statements and impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. Moreover, ineffective internal control over financial reporting could significantly hinder our ability to prevent fraud and expose us to an increased risk of fraud or misuse of corporate assets. We may also be required to restate our financial statements from prior periods.

If we are unsuccessful in implementing or following the remediation plan or fail to update our internal control over financial reporting as the business evolves or to integrate acquired businesses into our controls system, we may not be able to timely or accurately report our financial condition, results of operations or cash flows or to maintain effective disclosure controls and procedures. If we are unable to report financial information in a timely and accurate manner or to maintain effective disclosure controls and procedures, we could be subject to, among other things: (i) regulatory or enforcement actions by the SEC, (ii) an inability for us to be accepted for listing on any national securities exchange in the near future, (iii) securities litigation, or (iv) a general loss of investor confidence, any one of which could adversely affect our business prospects and the market value of our common stock. We could face additional litigation exposure and a greater likelihood of an SEC enforcement or other regulatory action if further restatements were to occur or other accounting-related problems emerge, which may adversely affect our financial condition, results of operations and cash flows.

The process of designing and implementing effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. We cannot assure you that we will implement and maintain adequate controls over our financial process and reporting in the future or that the measures we will take will remediate any material weaknesses that we may identify in the future.

Our operations depend on the performance of the internet infrastructure and fixed telecommunications networks in China.

Almost all access to the internet in China is maintained through state-owned telecommunication operators under the administrative control and regulatory supervision of the Ministry of Industry and Information Technology, or the MIIT. We primarily rely on a limited number of telecommunication service providers to provide us with data communications capacity through local telecommunications lines and internet data centers to host our servers. We have limited access to alternative networks or services in the event of disruptions, failures or other problems with China’s internet infrastructure or the fixed telecommunications networks provided by telecommunication service providers. With the expansion of our business, we may be required to upgrade our technology and infrastructure to keep up with the increasing traffic on our service. We cannot assure you that the internet infrastructure and fixed telecommunications networks in China will be able to support the demands associated with the continued growth in internet usage. In addition, we have no control over the costs of the services provided by telecommunication service providers. If the prices we pay for telecommunications and internet services rise significantly, our results of operations may be adversely affected. Furthermore, if internet access fees or other charges to internet users increase, our user traffic may decline and our business may be harmed.

Our service and internal systems rely on software that is highly technical, and if it contains undetected errors, our business could be adversely affected.

Our service and internal systems rely on software that is highly technical and complex. In addition, our service and internal systems depend on the ability of such software to store, retrieve, process and manage immense amounts of data. The software on which we rely has contained, and may now or in the future contain, undetected errors or bugs. Some errors may only be discovered after the code has been released for external or internal use. Errors or other design defects within the software on which we rely may result in negative experiences for borrowers and lenders using our service, delay introductions of new features or enhancements, result in errors or compromise our ability to protect borrower or investor data or our intellectual property. Any errors, bugs or defects discovered in software on which we rely could result in harm to our reputation, loss of borrowers or lenders or liability for damages, any of which could adversely affect our business, results of operations and financial condition.

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate trademarks, patents, copyrights, know-how or other intellectual property rights held by third parties. We may be from time to time in the future subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be third-party trademarks, patents, copyrights, know-how or other intellectual property rights that are infringed by our products, services or other aspects of our business without our awareness. Holders of such intellectual property rights may seek to enforce such intellectual property rights against us in China, the United States or other jurisdictions. If any third-party infringement claims are brought against us, we may be forced to divert management’s time and other resources from our business and operations to defend against these claims, regardless of their merits.

Additionally, the application and interpretation of China’s intellectual property right laws and the procedures and standards for granting trademarks, patents, copyrights, know-how or other intellectual property rights in China are still evolving and are uncertain, and we cannot assure you that PRC courts or regulatory authorities would agree with our analysis. If we were found to have violated the intellectual property rights of others, we may be subject to liability for our infringement activities or may be prohibited from using such intellectual property, and we may incur licensing fees or be forced to develop alternatives of our own. As a result, our business and results of operations may be materially and adversely affected.

If we fail to protect our intellectual property rights, it could harm our business and competitive position.

We rely on a combination of copyright, trademark and trade secret laws and non-disclosure agreements and other methods to protect our intellectual property rights. If our employees or other covered parties breach their non-disclosure obligations, we may not have adequate remedies in China, and our trade secrets may become known to our competitors. Implementation of PRC intellectual property-related laws have historically been lacking, primarily because of ambiguities in the PRC laws and enforcement difficulties. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other western countries. Furthermore, policing unauthorized use of proprietary technology is difficult and expensive, and we may need to resort to litigation to enforce or defend patents issued to us or to determine the enforceability, scope and validity of our proprietary rights or those of others. Such litigation and an adverse determination in any such litigation, if any, could result in substantial costs and diversion of resources and management attention, which could harm our business and competitive position.

Our business depends on the continued efforts of our senior management. If one or more of our key executives were unable or unwilling to continue in their present positions, our business may be severely disrupted.

Our business operations depend on the continued services of our senior management, particularly the executive officers named in this prospectus. While we have provided different incentives to our management, we cannot assure you that we can continue to retain their services. We currently do not carry a “key man” life insurance on the officers. Therefore, if one or more of our key executives were unable or unwilling to continue in their present positions, we may incur substantial cost or may not be able to replace them at all. Consequently, our future growth may be constrained, our business may be severely disrupted and our financial condition and results of operations may be materially and adversely affected. If that’s the case, we may incur additional expenses to recruit, train and retain qualified personnel. In addition, although we have entered into confidentiality and non-competition agreements with our management, there is no assurance that any member of our management team will not join our competitors or form a competing business. If any dispute arises between our current or former officers and us, we may have to incur substantial costs and expenses in order to enforce such agreements in China or we may be unable to enforce them at all.

Failure to manage our growth could strain our management, operational and other resources, which could materially and adversely affect our business and prospects.

Our growth strategy includes building our brand, increasing market penetration of our existing products, and developing new products. Pursuing these strategies has resulted in, and will continue to result in substantial demands on management resources. In particular, the management of our growth will require, among other things:

●	continued enhancement of our research and development capabilities;

●	information technology system enhancement;

●	stringent cost controls and sufficient liquidity;

●	strengthening of financial and management controls and information technology systems; and

●	increased marketing, sales and support activities; and hiring and training of new personnel.

If we are not able to manage our growth successfully, our business and prospects would be materially and adversely affected.

Competition for employees is intense, and we may not be able to attract and retain the qualified and skilled employees needed to support our business.

We believe our success depends on the efforts and talent of our employees, including risk management, software engineering, financial and marketing personnel. Our future success depends on our continued ability to attract, develop, motivate and retain qualified and skilled employees. Competition for highly skilled technical, risk management and financial personnel is extremely intense. We may not be able to hire and retain these personnel at compensation levels consistent with our existing compensation and salary structure. Some of the companies with which we compete for experienced employees have greater resources than we have and may be able to offer more attractive terms of employment. In addition, we invest significant time and expenses in training our employees, which increases their value to competitors who may seek to recruit them. If we fail to retain our employees, we could incur significant expenses in hiring and training their replacements, and the quality of our services and our ability to serve borrowers and lenders could diminish, resulting in a material adverse effect to our business.

New lines of business or new services may subject us to additional risks.

From time to time, we may implement new lines of business or offer new services within existing lines of business. There are substantial risks and uncertainties associated with these efforts, particularly in instances where the markets are not fully developed. In developing and marketing new lines of business and/or new services, we may invest significant time and resources. Initial timetables for the introduction and development of new lines of business and/or new services may not be achieved and price and profitability targets may not prove feasible. External factors, such as compliance with regulations, competitive alternatives and shifting market preferences, may also impact the successful implementation of a new line of business or a new service. Furthermore, any new line of business and/or new service could have a significant impact on the effectiveness of our system of internal controls. Failure to successfully manage these risks in the development and implementation of new lines of business or new services could have a material adverse effect on our business, results of operations and financial condition.

From time to time we may evaluate and potentially consummate strategic investments or acquisitions, which could require significant management attention, disrupt our business and adversely affect our financial results.

We may evaluate and consider strategic investments, combinations, acquisitions or alliances to further increase the value of our services and better serve our clients. These transactions could be material to our financial condition and results of operations if consummated. If we are able to identify an appropriate business opportunity, we may not be able to successfully consummate the transaction and, even if we do consummate such a transaction, we may be unable to obtain the benefits or avoid the difficulties and risks of such transaction.

Strategic investments or acquisitions will involve risks commonly encountered in business relationships, including:

●	difficulties in assimilating and integrating the operations, personnel, systems, data, technologies, products and services of the acquired business;

●	inability of the acquired technologies, products or businesses to achieve expected levels of revenue, profitability, productivity or other benefits;

●	difficulties in retaining, training, motivating and integrating key personnel;

●	diversion of management’s time and resources from our normal daily operations;

●	difficulties in successfully incorporating licensed or acquired technology and rights into our services;

●	difficulties in retaining relationships with clients, employees and suppliers of the acquired business;

●	risks of entering markets in which we have limited or no prior experience;

●	regulatory risks, including remaining in good standing with existing regulatory bodies or receiving any necessary pre-closing or post-closing approvals, as well as being subject to new regulators with oversight over an acquired business;

●	assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights or increase our risk for liability;

●	liability for activities of the acquired business before the acquisition, including intellectual property infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities;

●	potential disruptions to our ongoing businesses; and

●	unexpected costs and unknown risks and liabilities associated with strategic investments or acquisitions.

We may not make any investments or acquisitions, or any future investments or acquisitions may not be successful, may not benefit our business strategy, may not generate sufficient revenues to offset the associated acquisition costs or may not otherwise result in the intended benefits. In addition, we cannot assure you that any future investment in or acquisition of new businesses or technology will lead to the successful development of new or enhanced services or that any new or enhanced services, if developed, will achieve market acceptance or prove to be profitable.

Increases in labor costs in the PRC may adversely affect our business and results of operations.

The economy in China has experienced increases in inflation and labor costs in recent years. As a result, average wages in the PRC are expected to continue to increase. In addition, we are required by PRC laws and regulations to pay various statutory employee benefits, including pension, housing fund, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. The relevant government agencies may examine whether an employer has made adequate payments to the statutory employee benefits, and those employers who fail to make adequate payments may be subject to late payment fees, fines and/or other penalties. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to control our labor costs or pass on these increased labor costs to our users by increasing the fees of our services, our financial condition and results of operations may be adversely affected.

We do not have any business insurance coverage.

Insurance companies in China currently do not offer as extensive an array of insurance products as insurance companies in more developed economies. Currently, we do not have any business liability or disruption insurance to cover our operations. We have determined that the costs of insuring for these risks and the difficulties associated with acquiring such insurance on commercially reasonable terms make it impractical for us to have such insurance. Any uninsured business disruptions may result in our incurring substantial costs and the diversion of resources, which could have an adverse effect on our results of operations and financial condition.

We face risks related to natural disasters, health epidemics and other outbreaks, which could significantly disrupt our operations.

We are vulnerable to natural disasters and other calamities. Fire, floods, typhoons, earthquakes, power loss, telecommunications failures, break-ins, war, riots, terrorist attacks or similar events may give rise to server interruptions, breakdowns, system failures, technology service failures or internet failures, which could cause the loss or corruption of data or malfunctions of software or hardware as well as adversely affect our ability to provide products and services on our service. Our business could also be adversely affected by the effects of Zika virus, Ebola virus disease, H1N1 flu, H7N9 flu, avian flu, Severe Acute Respiratory Syndrome, or SARS, or other epidemics. Of any of our employees is suspected of having contracted any of these illnesses, our business operations could be disrupted, since it could require our employees to be quarantined and/or our offices to be disinfected. In addition, our results of operations could be adversely affected to the extent that any of these epidemics harms the Chinese economy in general.

Risks Related to Our Corporate Structure

If the PRC government deems that the contractual arrangements in relation to Arki Network, our consolidated variable interest entity, do not comply with PRC regulatory restrictions on foreign investment in the relevant industries, or if these regulations or the interpretation of existing regulations change in the future, we could be subject to severe penalties or be forced to relinquish our interests in those operations.

Foreign ownership of internet-based businesses, such as distribution of online information, is subject to restrictions under current PRC laws and regulations. For example, foreign investors are not allowed to own more than 50% of the equity interests in a value-added telecommunication service provider (except e-commerce) and any such foreign investor must have experience in providing value-added telecommunications services overseas and maintain a good track record in accordance with the Guidance Catalog of Industries for Foreign Investment promulgated in 2007, as amended in 2011 and in 2015, respectively, and other applicable laws and regulations.

It is uncertain whether any new PRC laws, rules or regulations relating to variable interest entity structures will be adopted or if adopted, what they would provide. In particular, in January 2015, the Ministry of Commerce, or MOC, published a discussion draft of the proposed Foreign Investment Law for public review and comments. Among other things, the draft Foreign Investment Law expands the definition of foreign investment and introduces the principle of “actual control” in determining whether a company is considered a foreign-invested enterprise, or an FIE. Under the draft Foreign Investment Law, variable interest entities would also be deemed as FIEs, if they are ultimately “controlled” by foreign investors, and be subject to restrictions on foreign investments. However, the draft law has not taken a position on what actions will be taken with respect to the existing companies with the “variable interest entity” structure, whether or not these companies are controlled by Chinese parties. It is uncertain when the draft would be signed into law and whether the final version would have any substantial changes from the draft. Substantial uncertainties exist with respect to the enactment timetable, interpretation and implementation of draft PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations” below. If the ownership structure, contractual arrangements and business of our company, Arki Network are found to be in violation of any existing or future PRC laws or regulations, or we fail to obtain or maintain any of the required permits or approvals, the relevant governmental authorities would have broad discretion in dealing with such violation, including levying fines, confiscating our income or the income of Arki Network, revoking the business licenses or operating licenses of Arki Network, shutting down our servers or blocking our online service, discontinuing or placing restrictions or onerous conditions on our operations, requiring us to undergo a costly and disruptive restructuring, restricting or prohibiting our use of proceeds from our public offering to finance our business and operations in China, and taking other regulatory or enforcement actions that could be harmful to our business. Any of these actions could cause significant disruption to our business operations and severely damage our reputation, which would in turn materially and adversely affect our business, financial condition and results of operations. If any of these occurrences results in our inability to direct the activities of Arki Network, and/or our failure to receive economic benefits from Arki Network, we may not be able to consolidate its results into our consolidated financial statements in accordance with U.S. GAAP.

Any failure by Arki Network, our consolidated variable interest entity, or its shareholders to perform their obligations under our contractual arrangements with them would have a material adverse effect on our business.

If Arki Network, our consolidated variable interest entity, or its shareholders fail to perform their respective obligations under the contractual arrangements, we may have to incur substantial costs and expend additional resources to enforce such arrangements. We may also have to rely on legal remedies under PRC laws, including seeking specific performance or injunctive relief, and claiming damages, which we cannot assure you will be effective under PRC laws. For example, if the shareholders of Arki Network were to refuse to transfer their equity interest in Arki Network to us or our designee if we exercise the purchase option pursuant to these contractual arrangements, or if they were otherwise to act in bad faith toward us, then we may have to take legal actions to compel them to perform their contractual obligations.

All the agreements under our contractual arrangements are governed by PRC laws and provide for the resolution of disputes through arbitration in China. Accordingly, these contracts would be interpreted in accordance with PRC laws and any disputes would be resolved in accordance with PRC legal procedures. The legal system in the PRC is not as developed as in some other jurisdictions, such as the United States. As a result, uncertainties in the PRC legal system could limit our ability to enforce these contractual arrangements. Meanwhile, there are very few precedents and little formal guidance as to how contractual arrangements in the context of a consolidated variable interest entity should be interpreted or enforced under PRC laws. There remain significant uncertainties regarding the ultimate outcome of such arbitration should legal action become necessary. In addition, under PRC laws, rulings by arbitrators are final and parties cannot appeal arbitration results in court unless such rulings are revoked or determined unenforceable by a competent court. If the losing parties fail to carry out the arbitration awards within a prescribed time limit, the prevailing parties may only enforce the arbitration awards in PRC courts through arbitration award recognition proceedings, which would require additional expenses and delay. In the event that we are unable to enforce these contractual arrangements, or if we suffer significant delay or other obstacles in the process of enforcing these contractual arrangements, we may not be able to exert effective control over our consolidated variable interest entity, and our ability to conduct our business may be negatively affected. See “— Risks Related to Doing Business in China — Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to us.”

The shareholders of Arki Network, our consolidated variable interest entity, may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

The equity interests of Arki Network, our consolidated variable interest entity, are held by Mr. Jianmin Gao, our President, CEO and Chairman of the Board, and Fei Gao, COO and Director. Their interests in Arki Network may differ from the interests of our company as a whole. These shareholders may breach, or cause Arki Network to breach, the existing contractual arrangements we have with them and Arki Network, which would have a material adverse effect on our ability to effectively control Arki Network and receive economic benefits from it. For example, the shareholders may be able to cause our agreements with Arki Network to be performed in a manner adverse to us by, among other things, failing to remit payments due under the contractual arrangements to us on a timely basis. We cannot assure you that when conflicts of interest arise, any or all of these shareholders will act in the best interests of our company or such conflicts will be resolved in our favor. Currently, we do not have any arrangements to address potential conflicts of interest between these shareholders and our company, except that we could exercise our purchase option under the exclusive option agreement with these shareholders to request them to transfer all of their equity interests in Arki Network to a PRC entity or individual designated by us, to the extent permitted by PRC laws. If we cannot resolve any conflict of interest or dispute between us and the shareholders of Arki Network, we would have to rely on legal proceedings, which could result in the disruption of our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

We may lose the ability to use and benefit from assets held by Arki Network, our consolidated variable interest entity, that are material to the operation of our business if the entity goes bankrupt or becomes subject to a dissolution or liquidation proceeding.

Arki Network, our consolidated variable interest entity, holds certain assets that are material to the operation of our business, including domain names and an ICP license. Under the contractual arrangements, our consolidated variable interest entity may not and its shareholders may not cause it to, in any manner, sell, transfer, mortgage or dispose of its assets or its legal or beneficial interests in the business without our prior consent. However, in the event Arki Network’s shareholders breach the these contractual arrangements and voluntarily liquidate Arki Network, or Arki Network declares bankruptcy and all or part of its assets become subject to liens or rights of third-party creditors, or are otherwise disposed of without our consent, we may be unable to continue some or all of our business activities, which could materially and adversely affect our business, financial condition and results of operations. If Arki Network undergoes a voluntary or involuntary liquidation proceeding, independent third-party creditors may claim rights to some or all of these assets, thereby hindering our ability to operate our business, which could materially and adversely affect our business, financial condition and results of operations.

Risks Related to Doing Business in China

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business and results of operations.

Substantially all of our operations are located in China. Accordingly, our business, prospects, financial condition and results of operations may be influenced to a significant degree by political, economic and social conditions in China generally and by continued economic growth in China as a whole. The Chinese economy differs from the economies of most developed countries in many respects, including the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through allocating resources, controlling payment of foreign currency-denominated obligations, setting monetary policy, and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures may benefit the overall Chinese economy, but may have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations. In addition, in the past the Chinese government has implemented certain measures, including interest rate increases, to control the pace of economic growth. These measures may cause decreased economic activity in China, and since 2012, China’s economic growth has slowed down. Any prolonged slowdown in the Chinese economy may reduce the demand for our products and services and materially and adversely affect our business and results of operations.

Uncertainties in the interpretation and enforcement of Chinese laws and regulations could limit the legal protections available to us.

The PRC legal system is based on written statutes and prior court decisions have limited value as precedents. Since these laws and regulations are relatively new and the PRC legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involves uncertainties. Although we have taken measures to comply with the laws and regulations that are applicable to our business operations, including the regulatory principles raised by the CBRC, and avoid conducting any activities that may be deemed as illegal fund-raising, forming capital pool or providing guarantee to investors under the current applicable laws and regulations, the PRC government authority may promulgate new laws and regulations regulating the direct lending service industry in the future. We cannot assure you that our practices would not be deemed to violate any PRC laws or regulations relating to illegal fund-raising, forming capital pools or the provision of credit enhancement services. Moreover, we cannot rule out the possibility that the PRC government will institute a license requirement covering our various industries at some point in the future. If such a licensing regime were introduced, we cannot assure you that we would be able to obtain any newly required license in a timely manner, or at all, which could materially and adversely affect our business and impede our ability to continue our operations.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of legal protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have retroactive effect. As a result, we may not be aware of our violation of these policies and rules until sometime after the violation. Such uncertainties, including uncertainty over the scope and effect of our contractual, property (including intellectual property) and procedural rights, could materially and adversely affect our business and impede our ability to continue our operations.

Imposition of trade barriers and taxes may reduce our ability to do business internationally, and the resulting loss of revenue could harm our profitability.

We may experience barriers to conducting business and trade in our targeted emerging markets in the form of delayed customs clearances, customs duties and tariffs. In addition, we may be subject to repatriation taxes levied upon the exchange of income from local currency into foreign currency, substantial taxes on profits, revenues, assets and payroll, as well as value-added tax. The markets in which we plan to operate may impose onerous and unpredictable duties, tariffs and taxes on our business and products, and there can be no assurance that this will not reduce the level of sales that we achieve in such markets, which would reduce our revenues and profits. In addition, the maintenance of a stable political environment between the PRC and the United States is important to our operations, and any disruption in this relationship may directly negatively affect our operations.

Fluctuations in exchange rates could result in foreign currency exchange losses and could materially reduce the value of your investment.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions and the foreign exchange policy adopted by the PRC government. On July 21, 2005, the PRC government changed its policy of pegging the value of the Renminbi to the U.S. dollar. Following the removal of the U.S. dollar peg, the Renminbi appreciated more than 20% against the U.S. dollar over the following three years. Between July 2008 and June 2010, this appreciation halted and the exchange rate between the RMB and the U.S. dollar remained within a narrow band. Since June 2010, the PRC government has allowed the RMB to appreciate slowly against the U.S. dollar again, and it has appreciated more than 10% since June 2010. In April 2012, the PRC government announced that it would allow more RMB exchange rate fluctuation. On August 11, 2015, the PRC government set the central parity rate for the RMB nearly 2% lower than that of the previous day and announced that it will begin taking into account previous day’s trading in setting the central parity rate. It is difficult to predict how market forces or PRC or U.S. government policy may impact the exchange rate between the Renminbi and the U.S. dollar in the future. There remains significant international pressure on the PRC government to adopt a more flexible currency policy, which could result in greater fluctuation of the Renminbi against the U.S. dollar. Any significant revaluation of the Renminbi may materially and adversely affect our liquidity and cash flows. To the extent that we need to convert U.S. dollars into Renminbi for our operations, appreciation of the Renminbi against the U.S. dollar would have an adverse effect on the Renminbi amount we would receive. Conversely, if we decide to convert our Renminbi into U.S. dollars for other business purposes, appreciation of the U.S. dollar against the Renminbi would have a negative effect on the U.S. dollar amount we would receive.

Under the Enterprise Income Tax Law, we may be classified as a “Resident Enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.

China passed an Enterprise Income Tax Law (the “EIT Law”) and implementing rules, both of which became effective on January 1, 2008. Under the EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation of China issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the EIT Law and its implementation to offshore entities controlled by a Chinese enterprise or group. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate stamps, board and stockholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management are often resident in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC stockholders. However, it remains unclear as to how tax authorities will determine tax residency based on the facts of each case.

If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of unfavorable PRC tax consequences could follow. First, we may be subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this would mean that income such as non-China source income would be subject to PRC enterprise income tax at a rate of 25%. Currently, approximately 94% of our revenue is non-China source income, which could be adversely affected. Second, under the EIT Law and its implementing rules, dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income.” Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC stockholders and with respect to gains derived by our non-PRC stockholders from transferring our shares.

If we were treated as a “resident enterprise” by PRC tax authorities, we would be subject to taxation in both the U.S. and China, and our PRC tax may not be creditable against our U.S. tax.

Substantial uncertainties exist with respect to the enactment timetable, interpretation and implementation of draft PRC Foreign Investment Law and how it may impact the viability of our current corporate structure, corporate governance and business operations.

The MOC published a discussion draft of the proposed Foreign Investment Law in January 2015 aiming to, upon its enactment, replace the trio of existing laws regulating foreign investment in China, namely, the Sino-foreign Equity Joint Venture Enterprise Law, the Sino-foreign Cooperative Joint Venture Enterprise Law and the Wholly Foreign-invested Enterprise Law, together with their implementation rules and ancillary regulations. The draft Foreign Investment Law embodies an expected PRC regulatory trend to rationalize its foreign investment regulatory regime in line with prevailing international practice and the legislative efforts to unify the corporate legal requirements for both foreign and domestic investments. The MOC is currently soliciting comments on this draft and substantial uncertainties exist with respect to its enactment timetable, interpretation and implementation. The draft Foreign Investment Law, if enacted as proposed, may materially impact the viability of our current corporate structure, corporate governance and business operations in many aspects.

Among other things, the draft Foreign Investment Law expands the definition of foreign investment and introduces the principle of “actual control” in determining whether a company is considered a foreign-invested enterprise, or an FIE. The draft Foreign Investment Law specifically provides that entities established in China but “controlled” by foreign investors will be treated as FIEs. Once an entity is considered to be an FIE, it may be subject to the foreign investment restrictions or prohibitions set forth in a “negative list” to be separately issued by the State Council later. If an FIE proposes to conduct business in an industry subject to foreign investment “restrictions” in the “negative list,” the FIE must go through a market entry clearance by the MOC before being established. If an FIE proposes to conduct business in an industry subject to foreign investment “prohibitions” in the “negative list,” it must not engage in the business. However, an FIE that is subject to foreign investment “restrictions,” upon market entry clearance, may apply in writing for being treated as a PRC domestic investment if it is ultimately “controlled” by PRC government authorities and its affiliates and/or PRC citizens. In this connection, “control” is broadly defined in the draft law to cover the following summarized categories: (i) holding 50% or more of the voting rights of the subject entity; (ii) holding less than 50% of the voting rights of the subject entity but having the power to secure at least 50% of the seats on the board or other equivalent decision making bodies, or having the voting power to exert material influence on the board, the shareholders’ meeting or other equivalent decision making bodies; or (iii) having the power to exert decisive influence, via contractual or trust arrangements, over the subject entity’s operations, financial matters or other key aspects of business operations. Once an entity is determined to be an FIE, it will be subject to the foreign investment restrictions or prohibitions set forth in a “negative list,” to be separately issued by the State Council at a later date, if the FIE is engaged in an industry listed in the negative list. Unless the underlying business of the FIE falls within the negative list, which calls for market entry clearance by the MOC, prior approval from the government authorities as mandated by the existing foreign investment legal regime would no longer be required for establishment of the FIE.

The “variable interest entity” structure, or VIE structure, has been adopted by many PRC-based companies, including us, to obtain necessary licenses and permits in the industries that are currently subject to foreign investment restrictions in China. Under the draft Foreign Investment Law, variable interest entities that are controlled via contractual arrangement would also be deemed as FIEs, if they are ultimately “controlled” by foreign investors. Therefore, for any companies with a VIE structure in an industry category that is included in the “negative list” as restricted industry, the VIE structure may be deemed legitimate only if the ultimate controlling person(s) is/are of PRC nationality (either PRC companies or PRC citizens). Conversely, if the actual controlling person(s) is/are of foreign nationalities, then the variable interest entities will be treated as FIEs and any operation in the industry category on the “negative list” without market entry clearance may be considered as illegal.

If the enacted version of the Foreign Investment Law and the final “negative list” mandate further actions, such as MOC market entry clearance or certain restructuring of our corporate structure and operations, to be completed by companies with existing VIE structure like us, there may be substantial uncertainties as to whether we can complete these actions in a timely manner, or at all, and our business and financial condition may be materially and adversely affected.

The draft Foreign Investment Law, if enacted as proposed, may also materially impact our corporate governance practice and increase our compliance costs. For instance, the draft Foreign Investment Law imposes stringent ad hoc and periodic information reporting requirements on foreign investors and the applicable FIEs. Aside from an investment implementation report and an investment amendment report that are required for each investment and alteration of investment specifics, an annual report is mandatory, and large foreign investors meeting certain criteria are required to report on a quarterly basis. Any company found to be non-compliant with these information reporting obligations may potentially be subject to fines and/or administrative or criminal liabilities, and the persons directly responsible may be subject to criminal liabilities.

We may be adversely affected by the complexity, uncertainties and changes in PRC regulation of internet-related businesses and companies, and any lack of requisite approvals, licenses or permits applicable to our business may have a material adverse effect on our business and results of operations.

The PRC government extensively regulates the internet industry, including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the internet industry. These internet-related laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainties. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be in violation of applicable laws and regulations.

Except for our corporate website (www.ccgusa.com), we only have contractual control over our websites, as the domains are held by Arki Network or its subsidiaries. We do not directly own the website due to the restriction of foreign investment in businesses providing value-added telecommunication services in China, including internet information provision services. This may significantly disrupt our business, subject us to sanctions, compromise enforceability of related contractual arrangements, or have other harmful effects on us.

The evolving PRC regulatory system for the internet industry may lead to the establishment of new regulatory agencies. For example, in May 2011, the State Council announced the establishment of a new department, the State Internet Information Office (with the involvement of the State Council Information Office, the MITT, and the Ministry of Public Security). The primary role of this new agency is to facilitate the policy-making and legislative development in this field, to direct and coordinate with the relevant departments in connection with online content administration and to deal with cross-ministry regulatory matters in relation to the internet industry.

Our online services operated by our consolidated VIE, Arki Network, may be deemed to be providing commercial internet information services, which would require Arki Network to obtain an ICP License. An ICP License is a value-added telecommunications business operating license required for provision of commercial internet information services. Arki Network has obtained an ICP license as an internet information provider. Furthermore, as we are providing mobile applications to mobile device users, it is uncertain if Arki Network will be required to obtain a separate operating license in addition to the ICP License. Although we believe that not obtaining such separate license is acceptable under current market practice, there can be no assurance that we will not be required to apply for an operating license for our mobile applications in the future.

The Circular on Strengthening the Administration of Foreign Investment in and Operation of Value-added Telecommunications Business, issued by the MITT in July 2006, prohibits domestic telecommunication service providers from leasing, transferring or selling telecommunications business operating licenses to any foreign investor in any form, or providing any resources, sites or facilities to any foreign investor for their illegal operation of a telecommunications business in China. According to this circular, either the holder of a value-added telecommunication services operation permit or its shareholders must directly own the domain names and trademarks used by such license holders in their provision of value-added telecommunication services. The circular also requires each license holder to have the necessary facilities, including servers, for its approved business operations and to maintain such facilities in the regions covered by its license. Arki Network owns the relevant domain names in connection with our value-added telecommunications business and has the necessary personnel to operate our website. If an ICP License holder fails to comply with the requirements and also fails to remedy such non-compliance within a specified period of time, the MITT or its local counterparts have the discretion to take administrative measures against such license holder, including revoking its ICP License.

The interpretation and application of existing PRC laws, regulations and policies and possible new laws, regulations or policies relating to the internet industry have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, internet businesses in China, including our business. We cannot assure you that we have obtained all the permits or licenses required for conducting our business in China or will be able to maintain our existing licenses or obtain new ones. If the PRC government considers that we were operating without the proper approvals, licenses or permits or promulgates new laws and regulations that require additional approvals or licenses or imposes additional restrictions on the operation of any part of our business, it has the power, among other things, to levy fines, confiscate our income, revoke our business licenses, and require us to discontinue our relevant business or impose restrictions on the affected portion of our business. Any of these actions by the PRC government may have a material adverse effect on our business and results of operations.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of our public offering to make loans to or make additional capital contributions to our PRC subsidiary, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Under PRC laws and regulations, our ability to utilize the proceeds from a public offering to fund our PRC subsidiary, such as by making loans to or additional capital contributions to our PRC subsidiary, is subject to applicable government registration and approval requirements. Any loans to our PRC subsidiary, which are treated as foreign-invested enterprises under PRC laws, are subject to PRC regulations and foreign exchange loan registrations. For example, loans by us to our PRC subsidiary to finance their activities cannot exceed statutory limits and must be registered with the local counterpart of the State Administration of Foreign Exchange, or SAFE. The statutory limit for the total amount of foreign debts of a foreign-invested company is the difference between the amount of total investment as approved by the MOC or its local counterpart and the amount of registered capital of such foreign-invested company.

We may also decide to finance our PRC subsidiary by means of capital contributions. These capital contributions must be approved by the MOC or its local counterpart. On March 30, 2015, SAFE promulgated Circular 19, which expands a pilot reform of the administration of the settlement of the foreign exchange capitals of foreign-invested enterprises nationwide. Circular 19 came into force and replaced both previous Circular 142 and Circular 36 on June 1, 2015. Circular 19 allows all foreign-invested enterprises established in the PRC to use their foreign exchange capitals to make equity investment and removes certain other restrictions provided in Circular 142. However, Circular 19 continues to prohibit foreign-invested enterprises from, among other things, using RMB fund converted from its foreign exchange capitals for expenditure beyond its business scope, providing entrusted loans or repaying loans between non-financial enterprises. In addition, SAFE strengthened its oversight of the flow and use of the RMB capital converted from foreign currency registered capital of a foreign-invested company. The use of such RMB capital may not be altered without SAFE’s approval, and such RMB capital may not in any case be used to repay RMB loans if the proceeds of such loans have not been used. Violations of Circular 19 could result in severe monetary or other penalties. These circulars may significantly limit our ability to use RMB converted from the cash provided by our offshore financing activities to fund the establishment of new entities in China by our PRC subsidiary, to invest in or acquire any other PRC companies through our PRC subsidiary, or to establish new variable interest entities in the PRC.

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals on a timely basis, if at all, with respect to future loans to our PRC subsidiary or future capital contributions by us to our PRC subsidiary. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds we expect to receive from this offering to capitalize or otherwise fund our PRC operations may be negatively affected, which could materially and adversely affect our liquidity and our ability to fund and expand our business.

Dividends payable to our foreign investors and gains on the sale of our common shares by our foreign investors may become subject to PRC tax law.

Under the Enterprise Income Tax Law and its implementation regulations issued by the State Council, a 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. Similarly, any gain realized on the transfer of our ordinary shares by such investors is also subject to PRC tax at a current rate of 10%, subject to any reduction or exemption set forth in relevant tax treaties, if such gain is regarded as income derived from sources within the PRC. If we are deemed a PRC resident enterprise, dividends paid on our ordinary shares, and any gain realized from the transfer of our ordinary shares, would be treated as income derived from sources within the PRC and would as a result be subject to PRC taxation. See “Regulation — Regulations on Tax.” Furthermore, if we are deemed a PRC resident enterprise, dividends payable to individual investors who are non-PRC residents and any gain realized on the transfer of our ordinary shares by such investors may be subject to PRC tax at a current rate of 20%, subject to any reduction or exemption set forth in applicable tax treaties. It is unclear whether if we or any of our subsidiaries established outside China are considered a PRC resident enterprise, holders of our ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. If dividends payable to our non-PRC investors, or gains from the transfer of our ordinary shares by such investors are subject to PRC tax, the value of your investment in our ordinary shares may decline significantly.

PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits.

The State Administration of Foreign Exchange, or SAFE, promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, on July 4, 2014, which replaced the former circular commonly known as “SAFE Circular 75” promulgated by SAFE on October 21, 2005. SAFE Circular 37 requires PRC residents to register with local branches of SAFE in connection with their direct establishment or indirect control of an offshore entity, for the purpose of overseas investment and financing. Moreover, failure to comply with the various SAFE registration requirement could result in liability under PRC law for evasion of foreign exchange controls. According to the Notice on Further Simplifying and Improving Policies for the Foreign Exchange Administration of Direct Investment (the “2015 Notice”) released on February 13, 2015 by SAFE, local banks will examine and handle foreign exchange registration for overseas direct investment, including the initial foreign exchange registration and amendment registration, under SAFE Circular 37 from June 1, 2015.

We have not filed SAFE Circular 75 reports on behalf of our shareholders who are PRC residents before. The failure of our beneficial owners who are PRC residents to register or amend their SAFE registrations in a timely manner pursuant to SAFE Circular 37 and subsequent implementation rules, or the failure of future beneficial owners of our company who are PRC residents to comply with the registration procedures set forth in SAFE Circular 37 and subsequent implementation rules, may subject such beneficial owners or our PRC subsidiaries to fines and legal sanctions. Furthermore, since SAFE Circular 37 and the 2015 Notice were recently promulgated and it is unclear how these regulations, and any future regulation concerning offshore or cross-border transactions, will be interpreted, amended and implemented by the relevant PRC government authorities, we cannot predict how these regulations will affect our business operations or future strategy. Failure to register or comply with relevant requirements may also limit our ability to contribute additional capital to our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to our company. These risks may have a material adverse effect on our business, financial condition and results of operations.

Failure to make adequate contributions to various employee benefit plans as required by PRC regulations may subject us to penalties.

We are required under PRC laws and regulations to participate in various government sponsored employee benefit plans, including certain social insurance, housing funds and other welfare-oriented payment obligations, and contribute to the plans in amounts equal to certain percentages of salaries, including bonuses and allowances, of our employees up to a maximum amount specified by the local government from time to time at locations where we operate our businesses. The requirement of employee benefit plans has not been implemented consistently by the local governments in China given the different levels of economic development in different locations. We have not made adequate employee benefit payments. We may be required to make up the contributions for these plans as well as to pay late fees and fines. If we are subject to late fees or fines in relation to the underpaid employee benefits, our financial condition and results of operations may be adversely affected.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in August 2006, and amended in 2009, and other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex, including requirements in some instances that the MOC be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-Monopoly Law requires that the MOC shall be notified in advance of any concentration of undertaking if certain thresholds are triggered. In addition, the security review rules issued by the MOC that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOC, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of these regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the MOC or its local counterparts may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

Any failure to comply with PRC regulations regarding the registration requirements for employee stock incentive plans may subject the PRC plan participants or us to fines and other legal or administrative sanctions.

In February 2012, SAFE promulgated the Notices on Issues Concerning the Foreign Exchange Administration for Domestic Individuals Participating in Stock Incentive Plan of Overseas Publicly-Listed Company, replacing earlier rules promulgated in March 2007. Pursuant to these rules, PRC citizens and non-PRC citizens who reside in China for a continuous period of not less than one year who participate in any stock incentive plan of an overseas publicly listed company, subject to a few exceptions, are required to register with SAFE through a domestic qualified agent, which could be the PRC subsidiary of such overseas listed company, and complete certain other procedures. In addition, an overseas entrusted institution must be retained to handle matters in connection with the exercise or sale of stock options and the purchase or sale of shares and interests. We and our executive officers and other employees who are PRC citizens or who have resided in the PRC for a continuous period of not less than one year and who have been granted options or other awards are subject to these regulations. Failure to complete the SAFE registrations may subject them to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiary and limit our PRC subsidiary’ ability to distribute dividends to us. We also face regulatory uncertainties that could restrict our ability to adopt additional incentive plans for our directors, executive officers and employees under PRC law.

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the Foreign Corrupt Practices Act or Chinese anti-corruption law could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. Chinese anti-corruption law also strictly prohibits bribery of government officials. We have operations, agreements with third parties and make sales in China, where corruption may occur. Our activities in China create the risk of unauthorized payments or offers of payments by one of the employees, consultants, sales agents or distributors of our company, even though these parties are not always subject to our control. It is our policy to implement safeguards to prevent these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our company may engage in conduct for which we might be held responsible. Violations of the FCPA or other anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the United States government may seek to hold our company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

Regulatory bodies of the United States may be limited in their ability to conduct investigations or inspections of our operations in China.

From time to time, we may receive requests from certain U.S. agencies to investigate or inspect our operations, or to otherwise provide information. While we will comply with these requests from these regulators, there is no guarantee that such requests will be honored by those entities who provide services to us or with whom we associate, especially as those entities are located in China. Furthermore, an on-site inspection of our facilities by any of these regulators may be limited or entirely prohibited. Such inspections, though permitted by us and our affiliates, are subject to the capricious nature of Chinese enforcers, and may therefore be impossible to facilitate.

The laws and regulations governing the online consumer finance industry in China are evolving rapidly. If any of our business practices is deemed to violate any PRC laws or regulations, or if our arrangements with financing partners are adjusted, we may have to change our business model, and our business, financial condition and results of operations would be materially and adversely affected.

On December 1, 2017, the Internet Finance Rectification Office and the Online Lending Rectification Office jointly issued the Notice on Regulating and Rectifying “Cash Loan” Business, or Circular 141, outlining general requirements on the “cash loan” business conducted by network microcredit companies, banking financial institutions and online lending information intermediaries. Circular 141 specifies the features of “cash loans” as not relying on consumption scenarios, with no specified use of loan proceeds, no qualification requirement on customers and unsecured etc. Circular 141 sets forth several general requirements with respect to “cash loan” business, including, without limitation: (i) no organizations or individuals may conduct the lending business without obtaining approvals for the lending business; (ii) the aggregated borrowing costs of borrowers charged by institutions in the forms of interest and various fees should be annualized and subject to the limit on interest rate of private lending set forth in the Private Lending Judicial Interpretations issued by the Supreme People’s Court; (iii) all relevant institutions shall follow the “know-your-customer” principle and prudentially assess and determine the borrower’s eligibility, credit limit and cooling-off period, etc. Loans to any borrower without income sources are prohibited; and (iv) all relevant institutions shall enhance the internal risk control and prudentially use the “data-driven” risk management model. In additions, Circular 141 emphasizes several requirements on the online lending information intermediaries. For instance, such intermediaries are prohibited from facilitating any loans to students or other persons without repayment source or repayment capacity, or loans with no designated use of proceeds. Also, such intermediaries are not permitted to deduct interest, handling fee, management fee or deposit from the principal of loans provided to the borrowers in advance. Any violation of Circular 141 may result in penalties, including but not limited to suspension of operation, orders to make rectification, condemnation, disapproval of recordation, revocation of license, order to cease business operation, and criminal liabilities.

Given that the loans we select qualified car dealerships borrowers based on their historical sales volume generated through credit card transactions using UnionPay’s system and our loans are based on real consumption scenarios with specified use, we believe they should not be deemed as “cash loans” under Circular 141, and thus our microfinancing business is not subject to the regulation of Circular 141. However, as the Circular 141 has been issued fairly recently and the laws and regulations governing the online consumer finance industry in China are evolving rapidly, there are substantial uncertainties regarding the interpretation and application of the regulations. Accordingly, we cannot rule out the possibility that the PRC regulatory authorities may take a view that is contrary to ours and view the microfinancing business as “cash loans.” Therefore, in the event that the loans are deemed as “cash loans” under the Circular 141, we may have to significantly change our business model, which would materially and adversely affect our results of operations and financial condition.

Risks Related to Our Common Stock

Our Common Stock has limited public trading market

Our common stock is currently traded on the OTCQB tier of the OTC Market under the symbol “CCGN”. There is a limited trading market for our common stock and the bid and asked prices for our common stock on the OTCQB may fluctuate widely. Accordingly, there can be no assurance as to the liquidity of any markets that may develop for our common stock, the ability of holders of our common stock to sell shares of our common stock, or the prices at which holders may be able to sell their common stock. Subsequently, investors may need to bear the economic risk of an investment in our securities for an indefinite period of time, which may hamper our ability to raise additional capital. Even if an active market develops for the common stock, Rule 144 promulgated under the Securities Act, which provides for an exemption from the registration requirements under the Securities Act, under certain conditions, requires a holding period prior to the resale (in limited amounts) of securities acquired in a non-public offering without having to satisfy the registration requirements under the Securities Act. There can be no assurance that we will fulfill any reporting requirements in the future under the Securities Exchange Act of 1934, as amended, or disseminate to the public any current financial or other information concerning us, as is required by Rule 144 as part of the conditions of its availability. The liquidity of our common stock on the OTCQB is less than if such shares of common stock traded on a nationally-recognized exchange. As a result, an investor may find it more difficult to dispose of or obtain accurate quotations for the price of our common stock, and the price of the common stock could suffer a significant decline. Delisting may also impair our ability to raise capital. Consequently, investors may not be able to liquidate their investment or liquidate it at a price that reflects the value of the business. Our securities should be purchased only by investors having no need for liquidity in their investment and who can hold our securities for an indefinite period of time.

We have broad discretion in the use of proceeds from this offering and may not use them effectively.

To the extent (i) we raise more money than required for the purposes explained in the section titled “Use of Proceeds” or (ii) we determine that the proposed uses set forth in that section are no longer in the best interests of our company, we cannot specify with any certainty the particular uses of such net proceeds that we will receive from our initial public offering. Our management will have broad discretion in the application of such net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our stockholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from our offering in a manner that does not produce income or that loses value.

Investors risk loss of use of funds allocated for purchases, with no right of return, during the offering period.

We cannot assure you that all or any shares will be sold. The Underwriter is offering our shares on a “best efforts, minimum-maximum basis.” We have no firm commitment from anyone to purchase all or any of the shares offered. If offers to purchase a minimum of [●] shares are not received on or before 180 days from the effective date of the Registration Statement of which this prospectus forms a part (and for a period of up to 45 additional days if extended by agreement between us and the Underwriter), escrow provisions require that all funds received be promptly refunded. If refunded, investors will receive no interest on their funds. During the offering period, investors will not have any use or right to return of the funds.

We are not likely to pay dividends in the foreseeable future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. Accordingly, we do not expect to pay any dividends in the foreseeable future, but will review this policy as circumstances dictate. Therefore, you may have to sell some or all common stock to generate cash. You may not receive a gain on the investment when you sell shares of our common stock and may lose the entire amount of the investment.

Our Common Stock may be subject now and in the future to the SEC’s “Penny Stock” rules.

We may be subject now and in the future to the SEC’s “penny stock” rules if our shares of Common Stock sell below $5.00 per share. Penny stocks generally are equity securities with a price of less than $5.00. The penny stock rules require broker-dealers to deliver a standardized risk disclosure document prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction; the broker dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. The penny stock rules are burdensome and may reduce purchases of any offerings and reduce the trading activity for shares of our Common Stock. As long as our shares of Common Stock are subject to the penny stock rules, the holders of such shares of Common Stock may find it more difficult to sell their securities.

We may incur significant costs to comply with U.S. corporate governance and accounting requirements

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including but not limited to requirements under the Sarbanes-Oxley Act of 2002. We expect all of these applicable rules and regulations to significantly increase our legal and financial compliance costs and to make some activities more time consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. In addition, we may not be able to absorb these costs of being a public company which will negatively affect our business operations.

Possible volatility in the price of our common stock and limited trading volume could negatively affect us and our stockholders.

The price of shares of our common stock has been and is likely to continue to be volatile. During the 2018 fiscal year, the trading price of our common stock fluctuated from a high of $8.80 per share to a low of $1.01 per share. The price of our common stock is subject to wide fluctuations due to a number of other factors, some of which are beyond our control, including:

●	quarterly variations in operating results;

●	announcements we or our competitors make regarding significant contracts, acquisitions, dispositions, strategic partnerships, or joint ventures;

●	additions or departures of key personnel;

●	the introduction of competitive offerings by existing or new competitors;

●	uncertainty about and customer confidence in the current economic conditions and outlook;

●	reduced demand for any given product; and

●	sales of our common stock.

The U.S. securities markets experience significant price and volume fluctuations. These fluctuations often have been unrelated to the operating performance of companies in these markets. Broad market and industry factors may lead to volatility in the price of our common stock, regardless of operating performance. Moreover, our stock has limited trading volume, and this illiquidity may increase the volatility of our stock price. In the past, following periods of volatility in the market price of an individual company’s securities, securities class action litigation has been instituted against that company. If limited trading in our stock continues, it may be difficult for investors to sell their shares in the public market at any given time at prevailing prices. Moreover, the market price for shares of our common stock may be made more volatile because of the relatively low volume of trading in our common stock. When trading volume is low, significant price movement can be caused by the trading in a relatively small number of shares. Volatility in our common stock could cause stockholders to incur substantial losses.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding shares in the public marketplace could reduce the market price of our common stock.

The market price of our shares could decline as a result of sales of substantial amounts of our shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our common stock. If the minimum offering is raised, there will be a total of [●] shares of common stock outstanding immediately after this offering; and there will be [●] shares outstanding if the maximum is offering is raised. All of the shares of common stock sold in the offering will be freely transferable without restriction or further registration under the Securities Act. The remaining shares of common stock, representing approximately [●]% or [●]% of our outstanding shares, following the maximum offering or minimum offering, respectively, will be held by our existing shareholders. Many of these shares are “restricted securities” as that phrase is defined in Rule 144 under the Securities Act. Subject to certain contractual restrictions, including the lock-up agreements described below, these shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act. See “Shares Eligible for Future Sale.”

You will experience immediate and substantial dilution.

The public offering price of our shares is expected to be substantially higher than the pro forma net tangible book value per share of our common stock. Assuming the completion of the minimum offering, if you purchase shares in this offering, you will incur immediate dilution of approximately $[●] or approximately [●]% in the pro forma net tangible book value per share from the price per share that you pay for the shares. Assuming the completion of the maximum offering, if you purchase shares in this offering, you will incur immediate dilution of approximately $[●] or approximately [●]% in the pro forma net tangible book value per share from the price per share that you pay for the common stock. Accordingly, if you purchase shares in this offering, you will incur immediate and substantial dilution of your investment. See “Dilution.”

You may experience dilution of your ownership interests because of the future issuance of additional shares of our common stock or other securities that are convertible into or exercisable for our common stock.

In the future, we may issue our authorized but previously unissued equity securities, resulting in the dilution of the ownership interests of our stockholders. We are authorized to issue an aggregate of 100,000,000 shares of common stock. We may issue additional shares of our common stock or other securities that are convertible into or exercisable for our common stock in connection with hiring or retaining employees, future acquisitions, future sales of our securities for capital raising purposes, or for other business purposes. The future issuance of any such additional shares of our common stock may create downward pressure on the trading price of the common stock. We expect we will need to raise additional capital in the near future to meet our working capital needs, and there can be no assurance that we will not be required to issue additional shares, warrants or other convertible securities in the future in conjunction with these capital raising efforts, including at a price (or exercise prices) below the price you paid for your stock.

There is not now and there may never be an active, liquid and orderly trading market for our common stock, which may make it difficult for you to sell your shares of our common stock.

Our common stock has been quoted on the OTC Market Group Inc.’s over-the-counter inter-dealer quotation system, known as OTC Markets, and there is not any significant trading activity in our common stock, and an active trading market for our shares may never develop or be sustained. Accordingly, an active trading market for our shares may never develop or be sustained following this offering. If an active market for our common stock does not develop, it may be difficult for you to sell your shares of common stock without depressing the market price for the shares or at all. While we presently intend to take the necessary measures to satisfy all of the quantitative and qualitative listing standards of the Nasdaq Capital Market in the future and file an application with Nasdaq in the next 6 months, there is no assurance that we will be able to do so. In addition, even if we do obtain such a listing, there can be no assurance that we will be able to maintain such listing in the future. As a result, investors may find it difficult to buy or sell or obtain accurate quotations for our common stock, and the liquidity of our common stock may be limited. These factors may have an adverse impact on the trading and price of our common stock.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward looking statements that involve risks and uncertainties, principally in the sections entitled “Description of Business,” “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” All statements other than statements of historical fact contained in this prospectus, including statements regarding future events, our future financial performance, business strategy and plans and objectives of management for future operations, are forward-looking statements. We have attempted to identify forward-looking statements by terminology including “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should,” or “will” or the negative of these terms or other comparable terminology. Although we do not make forward looking statements unless we believe we have a reasonable basis for doing so, we cannot guarantee their accuracy. Forward-looking statements in this prospectus may include, without limitation, statements regarding (i) the plans and objectives of management for future operations, (ii) a projection of income (including income/loss), earnings (including earnings/loss) per share, capital expenditures, dividends, capital structure or other financial items, (iii) our future financial performance, including any such statement contained in a discussion and analysis of financial condition by management or in the results of operations included pursuant to the rules and regulations of the SEC, and (iv) the assumptions underlying or relating to any statement described in points (i), (ii) or (iii) above. The forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon our current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which we have no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. These statements involve known and unknown risks, uncertainties and other factors, including the risks outlined under “Risk Factors” or elsewhere in this prospectus, which may cause our or our industry’s actual results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time and it is not possible for us to predict all risk factors, nor can we address the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements.

You should not place undue reliance on any forward-looking statement, each of which applies only as of the date of this prospectus. Before you invest in our securities, you should be aware that the occurrence of the events described in the section entitled “Risk Factors” and elsewhere in this prospectus could negatively affect our business, operating results, financial condition and stock price. All forward-looking statements included in this document are based on information available to us on the date hereof, and except as required by law, we undertake no obligation to update or revise publicly any of the forward-looking statements after the date of this prospectus to conform our statements to actual results or changed expectations.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this Offering of up to a maximum of $[●] million, based on an assumed price to the public in this Offering of $[●] per share, after deducting underwriting discounts and commissions and estimated offering expenses. We plan to use the net proceeds of this offering for working capital needs, including devoting further resources to the below use of proceeds, which may include investment in product development, sales and marketing activities, acquisition of other companies, technology infrastructure, team development, capital expenditures, and other general and administrative matters.

	Use of net proceeds (in millions) (Minimum offering amount)	Use of net proceeds (in millions) (Maximum offering amount)

Sales and marketing expenditures	approximately US$1.0 million	approximately US$2.0 million
Talent acquisition and training	approximately US$1.5 million	approximately US$2.0 million
Investment in information technology resources	approximately US$1.0 million	approximately US$1.5 million
Research and product development	approximately US$1.0 million	approximately US$1.5 million
General and administrative expenses	approximately US$1.5 million	approximately US$1.5 million
Working Capital (1)	approximately US$6.0 million	approximately US$31.5 million
Total	US$12.0 million	US$40.0 million

(1) Working Capital includes the salaries of our executive officers.

Our business plan contemplates potential mergers and acquisitions that could provide additional products, personnel and technologies, and a substantial portion of the net proceeds from this offering may be used for those mergers and acquisitions. While we discuss potential mergers and acquisitions from time to time, we currently have no definitive commitments or agreements for any mergers or acquisitions. Further, we cannot guarantee that we will complete any future mergers or acquisitions.

This expected use of net proceeds from this Offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts, timing and allocation of our actual expenditures may vary significantly depending on numerous factors, including the factors described under “Risk Factors,” as a result, our management will retain broad discretion over the allocation of the net proceeds. We therefore cannot estimate with certainty the amount of net proceeds to be used for the purposes described above. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. If an unforeseen event occurs or business conditions change, we may use the proceeds of this offering differently than as described in this prospectus. Pending other uses, we intend to invest the proceeds to us in investment-grade, interest-bearing securities such as money market funds, certificates of deposit, or direct or guaranteed obligations of the U.S. government, or hold as cash. We cannot predict whether the proceeds invested will yield a favorable return. Our management will have broad discretion in the application of the net proceeds we receive from this offering, and investors will be relying on the judgment of our management regarding the application of the net proceeds.

Although we may receive additional proceeds of up to approximately $[●] if all of the Underwriter’s Warrants are exercised for cash, of which there can be no guarantee. We will not receive any additional proceeds to the extent that the Underwriter’s Warrants are exercised by cashless exercise. We expect to use the proceeds received from the exercise of those warrants, if any, for general working capital purposes. We cannot assure you, however, that any of those warrants will ever be exercised.

In using the proceeds of this offering, we are permitted under PRC laws and regulations as an offshore holding company to provide funding to our wholly foreign-owned subsidiary in China only through loans or capital contributions and to our consolidated variable interest entity only through loans, subject to the filings with government authorities and limit on the amount of capital contributions and loans. Subject to completion of applicable government filing and registration requirements, we may extend inter-company loans to our wholly foreign-owned subsidiary in China or make additional capital contributions to our wholly-foreign-owned subsidiary to fund its capital expenditures or working capital. If we provide funding to our wholly foreign-owned subsidiary through loans, the total amount of such loans may not exceed the difference between the entity’s total investment as approved by the foreign investment authorities and its registered capital. Such loans must be registered with SAFE or its local branches, which usually takes up to 20 working days to complete. We cannot assure you that we will be able to obtain these government registrations or approvals on a timely basis, if at all.

DIVIDEND POLICY

We plan to retain any earnings for the foreseeable future for our operations. We have never paid any dividends on our common stock and do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our Board of Directors and will depend on our financial condition, operating results, capital requirements and such other factors as our Board of Directors deems relevant.

CAPITALIZATION

The following table presents our capitalization as of December 31, 2018:

●	on an actual basis; and

●	on a pro forma as-adjusted basis, giving effect to the sale of the minimum and maximum offering at an assumed public offering price of $[●] per share, after deducting the underwriting discounts and commissions and estimated offering expenses.

The as adjusted information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the public offering price of our common stock and other terms of this offering determined at pricing. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

	As of December 31, 2018
	Actual	As Adjusted Minimum Offering (1)	As Adjusted Maximum Offering (2)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$501,350	501,350	501,350
Prepaid expenses	508,499	508,499	508,499
Other receivables	35,544	35,544	35,544
Loans receivables – related parties, net	331,039	12,331,039	40,331,039
TOTAL CURRENT ASSETS	$1,376,432	13,376,432	41,376,432

NON-CURRENT ASSETS
Property and equipment, net	$74,080	74,080	74,080
TOTAL NON-CURRENT ASSETS	$74,080	74,080	74,080

TOTAL ASSETS	$1,450,512	13,450,512	41,450,512

LIABILITIES AND EQUITY
CURRENT LIABILITIES
Loans payable to third parties – current portion	$1,994,667	1,994,667	1,994,667
Loans payable to related parties – current portion	2,869,881	2,869,881	2,869,881
Accrued interest payable	2,099,427	2,099,427	2,099,427
Taxes payable	---
Other payables	86,204	86,204	86,204
Payable to shareholder	117,767	117,767	117,767
Due to related parties	138,955	138,955	138,955
Deferred tax liabilities	79,232	79,232	79,232
CURRENT LIABILITIES	$7,431,133	7,431,133	7,431,133

NON-CURRENT LIABILITIES
Loans payable to third parties – non-current portion	$203,538	203,538	203,538
Loans payable to related parties – non-current portion	1,017,688	1,017,688	1017688
TOTAL NON-CURRENT LIABILITIES	$1,221,226	1,221,226	1,221,226
TOTAL LIABILITIES	$8,652,359	8,652,359	8,652,359

STOCKHOLDERS’ (DEFICIT) EQUITY:
Common stock, $0.0001 par value; 100,000,000 shares authorized; 27,208,849 shares issued and outstanding	2,721	2,961	3,521
Additional paid-in capital	8,021,677	20,021,437	48,020,877
Accumulated deficit	(12,247,478)	(12,247,478)	(12,247,478)
Accumulated other comprehensive losses	(138,453)	(138,453)	(138,453
Stockholders’ deficit before non-controlling interests	(4,361,533)	7,638,467	35,638,467
Non-controlling interests	(2,840,314)	(2,840,314)	(2,840,314)
TOTAL STOCKHOLDERS’ DEFICIT	(7,201,847)	4,798,153	32,798,153
TOTAL CAPITALIZATION	$1,450,512	$13,450,512	$41,450,512

(1)	As adjusted to reflect the net proceeds of approximately $[●] we expect to receive if the minimum offering amount is sold, after deducting the estimated underwriting commission (6.5%) and our estimated offering expenses at an assumed public offering price of $[●] per share.

(2)	As adjusted to reflect the net proceeds of approximately $[●] we expect to receive if the maximum offering amount is sold, after deducting the estimated underwriting commission (6.5%) and our estimated offering expenses at an assumed public offering price of $[●] per share.

A $1.00 increase (decrease) in the assumed initial public offering price of $[●] per share of common stock would increase (decrease) the amount of cash and cash equivalents, additional paid-in capital, total (deficit) equity and total capitalization on a pro forma as adjusted basis by approximately $[●] million (for the maximum offering amount) or $[●] million (for the minimum offering amount), assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock immediately after this offering. Dilution results from the fact that the per share offering price is substantially in excess of the book value per share of common stock attributable to the existing shareholders for our presently outstanding shares of common stock. Net tangible book value per share is determined by dividing our total tangible assets less our total liabilities by the number of shares of our common stock outstanding. Our historical net tangible book value as of December 31, 2018, was $[●], or $[●] per share.

If the minimum offering is sold, we will have [●] shares of common stock outstanding upon completion of the offering. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the minimum offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after December 31, 2018, will be approximately $[●] or $[●] per share. This would result in dilution to investors in this offering of approximately $[●] per share or approximately [●]% from the assumed offering price of $[●] per share. Net tangible book value per share would increase to the benefit of present shareholders by $[●] per share attributable to the purchase of the shares by investors in this offering.

If the maximum offering is sold, we will have [●] shares of common stock outstanding upon completion of the offering. Our post offering pro forma net tangible book value, which gives effect to receipt of the net proceeds from the maximum offering and issuance of additional shares in the offering, but does not take into consideration any other changes in our net tangible book value after December 31, 2018, will be approximately $[●] or $[●] per share. This would result in dilution to investors in this offering of approximately $[●] per share or approximately [●]% from the assumed offering price of $[●] per share. Net tangible book value per share would increase to the benefit of present shareholders by $[●] per share attributable to the purchase of the shares by investors in this offering.

The following table sets forth the estimated net tangible book value per share after the offering and the dilution to persons purchasing shares based on the foregoing minimum and maximum offering assumptions.

	Minimum Offering(1)		Maximum Offering(2)
Assumed offering price per share	$	[●]	$	[●]
Net tangible book value per share before the offering	$	[●]	$	[●]
Increase in net tangible book value per share attributable to investors participating in the offering	$	[●]	$	[●]
As adjusted net tangible book value per share immediately after the offering	$	[●]	$	[●]
Dilution per share to new investors	$	[●]	$	[●]

(1)	Assumes gross proceeds from the minimum offering of [●] shares.

(2)	Assumes gross proceeds from the maximum offering of [●] shares.

A $1 increase (decrease) in the assumed initial public offering price of $[●] per share would increase (decrease) the dilution to new investors by $[●] per share (for the maximum offering) or $[●] per share (for the minimum offering), assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same, after deducting underwriting discounts and commissions and estimated expenses payable by us.

Post-Offering Ownership

The following charts illustrate our pro forma proportionate ownership, upon completion of the offering under alternative minimum and maximum offering assumptions, by present shareholders and investors in this offering, compared to the relative amounts paid by each. The charts reflect payment by present shareholders as of the date the consideration was received and by investors in this offering at the offering price, without deduction of commissions or expenses. The charts further assume no changes in net tangible book value other than those resulting from the offering. The total number of shares does not include shares issuable upon the exercise of the warrants issued to the underwriter.

	Shares Purchased			Total Consideration				Average Price
	Amount	Percent		Amount		Percent		Per Share
Minimum Offering
Existing shareholders	[●]	[●]	%	$	[●]	[●]	%	$	[●]
New investors	[●]	[●]	%	$	[●]	[●]	%	$	[●]
Total	[●]	[●]	%	$	[●]	[●]	%	$	[●]

	Shares Purchased			Total Consideration				Average Price
	Amount	Percent		Amount		Percent		Per Share
Maximum Offering
Existing shareholders	[●]	[●]	%	$	[●]	[●]	%	$	[●]
New investors	[●]	[●]	%	$	[●]	[●]	%	$	[●]
Total	[●]	[●]	%	$	[●]	[●]	%	$	[●]

The pro forma as adjusted information discussed above is illustrative only. Our net tangible book value following the closing of this Offering is subject to adjustment based on the actual public offering price of the shares and other terms of this Offering determined at pricing.

DESCRIPTION OF BUSINESS

Overview

We are primarily engaged in the business of microfinancing services. We strive to become a one-stop shop that focuses on lending service for car dealerships in China. We operate our direct microfinancing business through our variable interest entity, or “VIE”, Arki Network and its subsidiaries, Arki Capital, Arki Tianjin E-Commerce and Arki Guangzhou. With the increased difficulty of obtaining sufficient financing through traditional channels by car dealerships, we offer them alternative financing means through risk-controlled private lending to meet their capital needs and develop their business. We offer advisory and risk assessment services to both lenders and borrowers to help increase the efficiency of loan origination by financial institutions. It is our belief that the growth of car dealerships will become an important factor of China’s economic growth in the next decade. We believe that our expertise in streamlining the microfinancing process will place our company in a unique position in the marketplace.

Our Business

Microfinancing

Currently, we engage in the microfinancing business through our VIE, Arki Network and its subsidiaries, Arki Capital and Arki Tianjin E-Commerce, to provide direct loans primarily to car dealerships based in Liaoning Province. Our relationship with Arki Network is governed by a series of contractual relationships among Arki Network, the shareholders of Arki Network, and two of our subsidiaries, Arki E-Commerce and America Arki. However, effective in June 2018, America Arki ceased operations and cancelled its registration records. The cessation of America Arki’s operations does not represent a strategic shift with a material effect to our operations and financial results and America Arki is not accounted for discontinued operation in the consolidated financial statements. Subsequent to the cessation of America Arki’s operations, our relationship with Arki Network continues to be governed by the ongoing contractual arrangements with Arki E-Commerce.

Prior to focusing our targeted customer basis on car dealerships, we provided loans to small and medium sized enterprises and sole proprietors. We do not lend to individuals. Through Arki Network’s collaboration with UnionPay Liaoning, Arki Capital provides private loans to borrowers (primarily, car dealerships) and receives interest payments for originating the loans. Arki Network and UnionPay Liaoning act as intermediaries to facilitate the loan transactions in consideration of which Arki Network charges a service fee of 3% of the loan proceeds, of which 0.5% is paid to UnionPay Liaoning.

We believe that UnionPay Liaoning is incentivized to recommend as many borrowers to us as possible as the potential for additional service fees is a source of revenue for their operations. In China, the UnionPay cards are directly connected to the related bank accounts of the end user. The limit of the card is the balance of the related bank accounts. We have a contractual arrangement with UnionPay to provide us with such information and related due diligence information on car dealers and their customers. The nature of the UnionPay bank card in China is similar to checking accounts that are widely used in the United States. Therefore, consumers in China purchase cars using their UnionPay bank cards, not credit cards, and through our relationship with UnionPay we can undertake due diligence on the car purchasers, the results of such due diligence help us to analyze the volume and credit worthiness of the car dealers to whom we are making loans.

Since the beginning of 2017, we have been focusing our microfinancing business customer basis on car dealerships pre-screened by UnionPay Liaoning based on historical sales volume generated through bank card transactions using UnionPay’s system. Once a car dealership submits a loan application to us, along with a recommendation letter provided by UnionPay Liaoning, Arki Network’s loan servicing team conducts additional due diligence on the quality of the borrower. The loan servicing team first makes sure that the business is duly incorporated and in good standing with the State Administration for Industry and Commerce. The servicing team will then check the business’s credit history based on public records provided by the National Enterprise Credit Information Publicity System. The servicing team will also check business’s history with local tax authority to ensure that it does not have any outstanding tax liability. Lastly, the servicing team will conduct phone or in-person interview with the applicant to verify all necessary information. In certain instance, the servicing team may conduct an arbitrary on-site visit to the business to assess the validity of the business. Upon completion of the background check by Arki Network’s servicing team, Arki Capital provides short-term loans in the form of original issue discount loans (“OID Loans”) to qualified borrowers with pre-set interest rate, terms and conditions.

Generally, the loan is made less upfront fees and payment of interest, and therefore we deem these loans original discount loans. While Arki E-Commerce collects the interest generated through these loans, Arki Network generates revenue through the service fee, typically 3%, due upon issuance of the OID Loans. As described above, Arki Network will then pay 0.5% of the service fee to UnionPay Liaoning. We typically charge interest at the rate of 1% per month for small loans and 2% per month for larger loans. With the exception of three companies for which we granted loans in the principal amount of RMB 1,000,000, through the middle of 2018 we generally provided loans to businesses with annual revenue of at least RMB 2,000,000 (approximately US$285,714) with the following terms in order to lower default risk by the borrowers:

●	Principal loan amount: RMB 300,000

●	Term: 3-6 months

●	Security interest is not required

●	Interest: 1% per month (in the form of original issue discount)

●	Principal amount to be paid in equal monthly tranches with the first payment due at the end of the 1st month

We granted the three larger loans outside of our general practice due to our interest in diversifying our loan portfolio and testing the market demand for such products. We have not experienced any bad debt in the last fiscal year. Beginning in July 2018 and during the current fiscal year, we have focused our lending business on larger loans, typically in the principal amount between RMB 1,000,000 and RMB 2,000,000. The terms of these larger loans are substantially the same as for our smaller loan business, except that we charge interest at the rate of 2% per month.

Since the beginning of 2017, we have been focusing our microfinancing business customer basis on car dealerships. During 2018, we have provided 47 direct loans to car dealerships, totaling RMB98,300,000 (approximately $14,500,000), and we received full payment on all loans at maturity. All the loans provided by us in 2018 have a term of three (3) months with an interest rate of 1% or 2% per month, and the amount of the loans vary from RMB300,000 (approximately $43,801) to RMB4,000,000 (approximately $597,000). Once a loan application is approved by Arki Network, Arki Capital provides funding for the loan to Arki Network, which in turn transfer the funding, net of its service fee, to UnionPay Liaoning, which will wire the loan funds after deducing its service fee to borrower’s bank account stored in its system, which is the same account borrower uses for receivables from its bank card transactions with UnionPay Liaoning. Once payments are due from the borrower, the borrower will send each tranche of repayment directly to Arki Network through UnionPay’s payment processing system and Arki Network will transfer the repayment back to Arki Capital. Neither UnionPay nor Arki Network charges any service fee to process the repayments.

Because there are a growing number of car dealerships throughout China, we believe that our microfinancing model offers substantial market potential and intend to devote additional resources to apply the business model in other regions throughout China.

Investment Opportunity Marketing

Arki Network, through its 51%-owned subsidiary, Arki Capital, engages in the business of marketing investment opportunities. In essence, this business has provided a source of funds used to make loans to the microfinancing businesses. Arki Capital operates its business on its financial advisory platform “Bangnitou”, which translates to “Help You Invest” in English and attracts capital from investors to invest in fixed income opportunities such as inter-bank loans, currency exchange products and other debt and equity investment opportunities to help investors obtain a return on their investment. Among the potential investment opportunities for this business are the car dealerships loans that are made through Arki Network. Still at its development stage, Bangnitou is seeking to offer a number of financial products that aim to generate annual returns ranging from 8-12%.  Once each product reaches its maximum subscription or the end of its offering period, the investments are held for a period of time before being redeemable by the investors, along with the return. As of December 31, 2018, Arki has received funds of RMB 6,440,000 (approximately $961,000), which were presented as cash as an asset and loan payable as a liability on our consolidated balance sheet. The funds carry terms between 6 months and 2 years, without interest. Upon the redemption date, the investors may demand back the funding or acquire equity.

Our subsidiaries in the PRC (primarily, Arki Capital) obtain loans from lenders/investors through the Bangnitou platform. Arki Capital receives the loan funds and allows investors two options regarding repayment. In alternative A, investors may elect to receive a return of principal together with the interest at the end of the investment period (other than the prepaid interest amount). No other interest is paid during the loan period. In alternative B, the investors may elect to receive repayment through shares of our common stock at a pre-determined conversion rate. Interest, other than prepaid interest, is payable at the end of the loan term, either in cash or in additional shares of our common stock. Any shares of our common stock that may be issued as part of this business line are shares previously obtained by Arki Capital from a third-party non-affiliate shareholder. Since the beginning of 2018, we have been focusing on providing loans to car dealerships and Arki Capital is generating revenues from the borrowers’ interest payments. As of December 31, 2018, Arki Capital owns 750,000 shares of our common stock, which it uses to provide equity to investors if they choose the repayment option. Arki Capital has not sold any of these shares as of yet, and therefore has not generated any revenue. This business is not conducted in the United States.

Arki Capital was established under PRC Partnership Law as a limited partnership on October 22, 2015. Its registered business includes Internet asset allocation management, capital restructuring consulting, and equity investment services. As all partnerships in China have an initial term of 15 years under the Partnership Law, the term of the operating agreement is 15 years from the date of its formation. As long as the general partners or one general partner and at least one limited partner elect to continue the partnership, the partnership can continue after the initial term. The total subscribed capital is RMB100,000,000 (approximately US$14,848,250 based on the exchange rate of 6.7348 on April 30, 2019). Arki Network holds 51% of the subscribed capital contribution and assumes unlimited liability as a general partner. Three limited partners hold 30%, 10% and 9% of the subscribed capital contributions and assumes limited liability to the extent of the capital contribution subscribed by each. Under the operating agreement, profits are distributed once a year, or as otherwise unanimously decided by all the partners. The limited partners each agrees on a performance target each year and net income after expenses and taxes is distributed according to the actual performance of the respective partner. The limited partners are not personally liable for any debt of the partnership, other than for the amount already invested in the partnership and for any unpaid amount on the subscribed capital, if any. The general partners are personally liable for any debt of the partnership. The general partner is also the managing partner in charge of daily operation, including but not limited to, matters in the ordinary course of business, dispute resolution, accepting or rejecting new partners and existing partners’ exit requests. Any changes to profits distribution, matters regarding eliminating partners and termination of the partnership shall be unanimously determined by all partners. Any other matters that require partners’ vote shall be determined by partner(s) holding a majority of the subscribed capital contribution. The general partner cannot exit unless it ceases to exist due to loss of civil capacity if an individual, or due to bankruptcy if an entity. The limited partnership shall terminate if (i) the 15-year term of the operating agreement has ended and the partners decide not to continue, (ii) all partners decide to terminate, (iii) there are only limited partners, (iv) there is only one partner for more than 30 days, (v) the purpose of the partnership has been achieve or has become impossible to achieve, (vi) the business license is suspended or canceled, and (vii) due to other applicable laws or regulations.

We expect Arki Capital to derive substantially all of its revenues from the return generated by the performance of the underlying investment products. It would keep all returns in excess of the return that is marketed to the retail investors for the product.

Summary Financial Information

As of December 31, 2018, Consumer Capital (Delaware) had total assets of $5,453,305, total liabilities of $816,796, and total equity of $636,509; and for the fiscal year ended 2017, Consumer Capital DE had total assets of $5,454,496, a total liability of $726,728, and a total equity of $4,727,768. For the year ended December 31, 2018, Consumer Capital DE had a net loss of $90,759 and generated total revenues of $0; and for the year ended December 31, 2017, Consumer Capital DE had net income of $462,097 and generated revenues of $0. The net income in 2017 was mostly derived from debt relief by Yinhang on August 31, 2017, and partly due to a refund from the IRS for wrongfully garnished of federal income tax in the previous years. As of December 31, 2018, Consumer Capital DE had 3 employees.

As of December 31, 2018 and 2017, Consumer Capital CA had total assets of $0, total liabilities of $0, total equity of $0. For the year ended December 31, 2018 and 2017, Consumer Capital CA had net income of $0 and generated revenues of $0. As of December 31, 2018, Consumer Capital CA had 0 employees.

As of December 31, 2018, Arki E-Commerce had total assets of $5,129,328, total liabilities of $15,822,493, and a total equity of $(10,693,165). As of December 31, 2017, Arki E-Commerce had total assets of $1,307,325, total liabilities of $2,431,996, and a total equity of $(1,124,672). For the year ended December 31, 2018, Arki E-Commerce had a net loss of $3,376,086 and generated total revenues of $0 and for the year ended December 31, 2017, Arki E-Commerce had a net loss of $1,126,542 and total revenues of $255,901. As of December 31, 2018, Arki E-Commerce had 3 employees.

As of December 31, 2018, America Pine had total assets of $2,993,581, total liabilities of $634,386, and a total equity of $2,359,195. As of December 31, 2017, America Pine had total assets of $460,320, total liabilities of $97,508, and total equity of $362,811. For the year ended December 31, 2018, America Pine had a net loss of $1,244 and generated revenues of $0; and for the year ended December 31, 2017, it had net income of $185,818 (due to the debt relief from Yinhang) and total revenues of $0. As of December 31, 2018, America Pine had 0 employees. Since this entity had no transactions in the past two years, we are in the process of closing it during the current fiscal year and anticipate that this process will be complete during the second fiscal quarter of 2019.

As of December 31, 2018, Arki Network had total assets of $20,065,423, total liabilities of $31,913,693, and a total equity of $(11,848,270). As of December 31, 2017, Arki Network had total assets of $429,319, total liabilities of $1,956,632, and total equity of $(1,527,313). For the year ended December 31, 2018, Arki Network had a net loss of $1,911,617 and total revenues of $2,949,000; and for the year ended December 31, 2017, Arki Network had a net loss of $346,939 and total revenue of $0. As of December 31, 2018, Arki Network had 4 employees.

As of December 31, 2018, Arki Capital had total assets of $2,202,031, total liabilities of $4,800,199, and a total equity of $(1,325,066). As of December 31, 2017, Arki Capital had total assets of $2,202,031, total liabilities of $4,800,199, and total equity of $(1,325,066). For the year ended December 31, 2018, Arki Capital had a net loss of $10,856,300 and total revenues of $5,989,000; and for the year ended December 31, 2017, Arki Capital had a net loss of $1,081,966 and a total revenue of $0. As of December 31, 2018, Arki Capital had 5 employees.

As of December 31, 2018, Arki Tianjin E-Commerce had total assets of $2,189,979, total liabilities of $1,649,290, and total equity of $540,689. For the year ended December 31, 2018, it had a net loss of $563,429 and total revenues of $563,224. As of December 31, 2018, Arki Tianjin E-Commerce had 5 employees.

The assets, liabilities, equity, revenue and net income for these entities as of December 31, 2018 are as follows:

	CCG DE	Arki E-Commerce	Arki Network	Arki Capital	America Pine	Arki Tianjin E-Commerce	Elimination	Consolidated
Assets	$5,453,305	$745,722	$2,917,192	$5,331,062	$435,219	$2,189,979	$(15,621,967)	$1,450,512

Liabilities	$816,796	$2,300,337	$4,639,740	$10,883,345	$92,230	$1,649,290	$(11,729,379)	$8,652,359

Equity	$4,636,509	$(1,554,615)	$(1,722,549)	$(5,552,283)	$342,989	$540,689	$(3,892,587)	$(7,201,847)

Revenue	$-	$-	$446,606	$893,212	$-	$563,429	$-	$1,903,247

Net Income (loss)	$(90,759)	$(511,285)	$(289,501)	$(1,644,113)	$(188)	$563,224	$(1,590,343)	$(3,562,967)

The assets of Consumer Capital as of December 31, 2018 are composed of the assets below:

Cash	$11,992
Rent Deposit	2,400
Due from intercompany	2,019,192
Prepaid expense	1,200
Long-term investment	3,379,970
Fixed Assets, net	38,551
Total assets	$5,453,305

The amount under “Due from intercompany” of $2,019,192 was totally offset by amounts due to intercompany in other subsidiaries and the amount under “Long term investment” of $3,379,970 was offset by equities in other subsidiaries or related entities, such as our VIE companies.

Corporate History and Organization

We were originally incorporated under the name “Mondas Minerals Corp.” in Delaware on April 25, 2008 and were engaged in the acquisition, exploration, and development of natural resource properties. We were an exploration stage company with no revenues or operating history prior to our merger on February 4, 2011 with Consumer Capital Group, Inc., a California corporation (“CCG California”). We owned a 100% undivided interest in a mineral property, the Ram 1-4 Mineral Claims. On February 4, 2011, we acquired CCG California, a consumer e-commerce business with operations in the PRC in a reverse merger transaction (the “Merger”) pursuant to an Agreement and Plan of Merger (“Merger Agreement”) by and among us, our wholly owned subsidiary CCG Acquisition Corp., a Delaware corporation (“CCG Delaware”), CCG California, and Scott D. Bengfort.

In the Merger, CCG Delaware merged into CCG California with CCG California the surviving corporation. As a result, CCG California became our wholly-owned subsidiary, and the subsidiaries of CCG Delaware, including America Pine (Beijing) Bio-Tech, Inc. (“America Pine”), Arki (Beijing) E-Commerce Technology Corp. (“Arki E-Commerce”), Beijing Beitun Trading Co., Ltd. (since disposed in 2014), and America Arki (Fuxin) Network Management Co. Ltd. (“America Arki”), all of which are incorporated in China (together, the “PRC Subsidiaries”), became our indirect subsidiaries. Arki E-Commerce and America Arki (through June 2018) have a contractual relationship with America Arki Network Service Beijing Co., Ltd. (“Arki Network”), a PRC limited liability company, which is 100% owned by two of CCG California’s former major shareholders and officers.

On January 7, 2011, we formed a new wholly-owned subsidiary by the name of “Consumer Capital Group Inc.” (“CCG Name Sub”) in Delaware solely for purpose of changing our corporate name to “Consumer Capital Group Inc.” in conjunction with the Merger. On February 17, 2011, we changed our name to Consumer Capital Group Inc., by merging CCG Name Sub into our company, with our company surviving and CCG Name Sub ceasing to exist. Under the Merger Agreement, we issued an aggregate of 17,777,778 shares of common stock to the shareholders of CCG California immediately prior to the Merger at an exchange rate of one (1) share of our common stock for each 21.96 shares of CCG California common stock.

Immediately prior to the closing of the Merger, there were 2,500,000 issued and outstanding shares of common stock, 60% of which were held by Mr. Bengfort, the then-principal stockholder, CEO, and sole director of our company. As a part of the Merger, CCG California paid USD $335,000 in cash to Mr. Bengfort in exchange for his agreement to enter into various transaction agreements relating to the Merger, as well as the cancellation of 1,388,889 shares of common stock directly held by him, constituting 92.6% of his pre-Merger holdings of our common stock. In connection with the Merger, our mining rights were assigned to Mr. Bengfort, and he personally assumed all liabilities of our company existing immediately prior to the closing, under the terms of an Assignment and Assumption Agreement between our company and him effective on the closing. Mr. Bengfort also agreed to discharge and forego his rights to be repaid approximately $16,000, along with all other claims against us, pursuant to a release agreement effective on the closing date. Further, he executed an indemnification agreement in favor of CCG California and its shareholders to indemnify them for any breach of the Merger Agreement or certain liabilities that may occur within a one-year period after the closing. The closing of the Merger was on February 4, 2011. In connection with the closing, Mr. Bengfort resigned from his role as our sole officer and director. New directors took office, and appointed new officers promptly following the closing of the Merger.

Corporate Structure

As discussed above, we are a holding company incorporated under the laws of the State of Delaware. Through acquisitions and mergers, we are the parent company of (i) Consumer Capital Group Inc., a California corporation, (ii) Arki (Beijing) E-Commerce Technology Corp., a WFOE formed under the laws of the PRC on March 6, 2008 with a registered capital of US$300,000 and whose legal representative is Jianmin Gao, (iii) America Pine, a WFOE formed under the law of the PRC on March 21, 2007 with a registered capital of approximately US$330,000 and whose legal representative is Jianmin Gao and (iv) America Arki (Fuxin), a WFOE formed under the laws of the PRC on November 25, 2010 with a registered capital of US$200,000 and whose legal representative is Jianming Gao. As stated above, the operations of America Arki (Fuxin) ceased in June 2018. Further, as shown in the chart below, we are the indirect parent of the following entities:

●	America Arki Network Service Beijing Co., Ltd. (“Arki Network”), a VIE and a limited liability company formed under the laws of the PRC controlled by Jianmin Gao and Fei Gao;

●	America Arki (Tianjin) Capital Management Partnership (“Arki Capital”), a 51%-owned subsidiary of Arki Network and a limited partnership formed under the laws of the PRC;

●	Arki (Tianjin) E-Commerce, Ltd. (“Arki Tianjin E-Commerce”), a 100%-owned subsidiary of Arki Network formed under the laws of the PRC; and

●	Arki (Guangzhou) Investment Consulting Co. (“Arki Guangzhou”), a 100%-owned subsidiary of Arki Capital formed under the laws of the PRC.

The following diagram illustrates our current corporate structure:

Contractual Arrangements among Arki E-Commerce, Arki Network, and America Arki

Our relationships with Arki Network, its stockholders, and Arki E-Commerce are governed by a series of contractual arrangements, as we (including our direct and indirect subsidiaries) do not own any equity interests in Arki Network. PRC law currently has limits on foreign ownership of certain companies. These businesses are our VIE businesses. To comply with these restrictions, Arki Network and its shareholders entered into two sets of contractual arrangements with Arki E-Commerce and America Arki in November 2010 and February 2011. As discussed above, during 2018, the operations of American Arki were discontinued and currently, our relationship with Arki Network continues to be governed by the ongoing contractual arrangements with Arki E-Commerce. These contractual arrangements are described below:

Powers of Attorney. Effective November 2010, the equity owners of Arki Network entered into a power of attorney agreement and irrevocably appointed Arki E-Commerce and formerly, America Arki, to vote on their behalf on all matters they are entitled to vote on, including matters relating to the transfer of any or all of their respective equity interests in the entity and the appointment of the chief executive officer and other senior management members. As America Arki ceased operations during fiscal 2018, presently the rights are solely held by Arki E-Commerce.

Share Pledge Agreements. In February 2011, the equity owners of Arki Network entered into a share pledge agreement under which they pledged their respective equity interests in the entity to the pledgees as a guarantee for the payment by the entity of consulting and services fees under the business cooperation agreements and repayment under the loan agreements. The equity owners of Arki Network may not transfer or assign the shares or the rights and obligations in the share pledge agreement or create or permit any pledges which may have an adverse effect on the rights or benefits of the pledgees without prior approval. In the event of default, the pledgee will be entitled to request immediate repayment of the loan or to dispose of the pledged equity interests through transfer or assignment. As America Arki ceased operations during fiscal 2018, presently the rights are solely held by Arki E-Commerce.

Business Cooperation Agreement. Under a business cooperation agreement entered into in November 2010, Arki E-Commerce and America Arki (through June 2018) provide technical support, consulting services, and other commercial services to Arki Network. In consideration for those services, Arki Network agrees to pay Arki E-Commerce and America Arki service fees. The service fees are eliminated upon consolidation. Due to the cessation of America Arki’s operations, the services and consideration contemplated by this agreement have terminated with respect to that entity and are solely governed by the agreement with Arki E-Commerce. This agreement has a term of ten years from the effective date, can be extended with the consent of the parties, and can only be terminated mutually by the parties in a written agreement.

Loan Agreements. In February 2011, loans were granted to the equity owners of Arki Network by America Arki (through June 2018) and Arki E-Commerce with the sole and exclusive purpose of providing funds necessary for its capitalization as required by the laws of the PRC. Under this loan agreement, America Arki and Arki E-Commerce granted an interest-free loan for a total of RMB 1.0 million to Mr. Jianmin Gao and Mr. Fei Gao, collectively, for their capital contributions to Arki Network. The term of the loan is for ten years from the date of execution until the date when the lenders request repayment. The lenders may request repayment of the loan with 30 days’ advance notice. The loan is not repayable at the discretion of the shareholders and is eliminated upon consolidation. As America Arki ceased operations during fiscal 2018, presently, the sole right of recourse in respect of the loan is held by Arki E-Commerce.

Exclusive Option Agreements. Under an option agreement entered into in February 2011, the shareholders of Arki Network granted an option to Arki E-Commerce and America Arki (through June 2018) to purchase their respective equity interests in the entity. The purchase price will be set off against the loan repayment under the loan agreement. As of the date of this prospectus, we conduct substantially all of our business operations through Arki E-Commerce, which holds substantial control over Arki Network’s operations through their contractual arrangements. Upon the cessation of America Arki’s operations, this option contract with America Arki is no longer effective. The option with Arki E-Commerce remains in effect.

Recent Business Developments

On December 1, 2016, we, through our variable interest entity, Arki Network, entered into a Share Exchange Agreement with Yin Hang Financial Information Service (Shanghai) Co., Ltd., a company established under the laws of the People’s Republic of China (“Yin Hang”). Pursuant to the Agreement, we agreed to acquire 100% of the capital stock of Yin Hang in exchange for the issuance of 4,680,000 shares of our common stock, to Yin Hang’s shareholders, to be issued upon completion of an audit of Yin Hang. Yin Hang provided various risk assessment and management and credit rating services to a range of industries, including agriculture, manufacturing, servicing and consumer product sectors. On August 31, 2017, Arki Network and Yin Hang entered into a Supplementary Agreement and mutually agreed to terminate the Share Exchange Agreement, effective immediately, because companies in the financial industry are not permitted to be controlled by foreign companies outside of China. As a result of the termination, Yin Hang was no longer consolidated in our financial statements as of September 1, 2017 and we have ceased our financial advisory business.

On November 17, 2017, Arki Network, Beijing Shenzhou Rongtong Investment Management Co. Ltd. (“Shenzhou Rongtong”), a company organized under the laws of the PRC, and all the shareholders of Shenzhou Rongtong entered into an equity transfer agreement, pursuant to which Arki Network agreed to acquire 100% of the issued and outstanding equity securities of Shenzhou Rongtong from its shareholders, in exchange for the issuance of an aggregate of 4,175,417 shares of our common stock, to the shareholders of Shenzhou Rongtong within 15 days of the closing of the transaction. In connection with the transaction, we also engaged a consultant to provide acquisition-related services, which services were paid for through the issuance of 824,583 shares of our common stock. The transaction failed to go through as at December 31, 2017 and all of the shares were returned and cancelled. Subsequently, the parties mutually terminated the equity transfer agreement through a termination agreement dated March 29, 2018 between Arki Network and Shenzhou Rongtong. Under the equity transfer termination agreement, the shareholders of Shenzhou Rongtong returned the 4,175,417 shares of our common stock to us, and we returned all of Shenzhou Rongtong’s issued and outstanding equity securities to the shareholders of Shenzhou Rongtong.

Effective on June 26, 2018, one of our subsidiaries, America Arki, ceased operation and cancelled its registration records. The disposal of America Arki did not represent a strategic shift and does not have a major effect on our operations and financial results. Accordingly, this development is not accounted for as a discontinued operation in the consolidated financial statements.

On August 21, 2018, we incorporated Arki (Tianjin) E-Commerce Ltd. (“Arki Tianjin E-Commerce”), a wholly-owned subsidiary of Arki Network and a limited liability company formed under the laws of the PRC. Arki Tianjin E-Commerce has a registered capital of RMB10 million (approximately $1,480,000) whose legal representative is Fei Gao. We are developing the e-commerce business for art and antique through Arki Network and Arki Tianjin E-Commerce. This entity operates our consumer marketing website, www.ccmus.com, and our art and antique website, wancang.net.

On March 21, 2019, we established Arki (Guangzhou) Investment Consulting Co. Ltd. in Guangzhou, China which is 100% owned by Arki Capital. Guangzhou is the capital of Guangdong province, and it is the center of the Guangdong-Hong Kong-Macao Greater Bay Area. This area has been established as a special development area by the Chinese government in February 2019, and we intend to further develop our business, especially the Bangnitou business, in this area. The registered capital of the company is RMB 200,000. We intend to explore additional related business opportunities in this area in the near future.

Our Industry

According to a working paper named “Research on the Financing of SME in China” published by Baidu.com on October 12, 2018, despite their on-going contributions to China’s economic development, SMEs face significant barriers in accessing credit from State-owned commercial banks. According to the China Banking Regulation Commission, although SMEs account for more than 95% of all the enterprises in China, the credit lines extended to SMEs are only 20% of the total credit lines held throughout the country as of the end of 2017. Another article published on June 29, 2018 indicated there are more than 8 million SMEs in China, accounting for more than 90% of all the enterprises in China. Even though SMEs contribute approximately 60% of the gross industrial output, 40% of realized profits and taxes, and provide approximately 75% of the job opportunities in China, management believes, based on publicly available data, that the utilization of all banking credit assets of SMEs is less than 30%, and the bank loan satisfaction rate is only 30-40%. Given these structural constraints on private sector borrowing from state banks, China’s SMEs have depended on non-banking sources of credit since the earliest years of economic reform. In surveys of private businesses conducted during the mid-1990s and mid-2000s, over two-thirds of the respondents indicated that they had relied on some form of informal finance. Further, according to other publicly available information, the products and services of SMEs accounted for approximately 60% of the total gross domestic product at the end of 2017, while the loans outstanding to the SMEs are about 37.8%. Similarly, the bi-annual national surveys of private enterprises administered by the All-China Federation of Industry and Commerce consistently find that ‘accessing bank credit’ is among the top self-reported challenges facing the private sector. As such, SMEs in China continue to rely heavily on non-banking financial intermediaries. (Source: Financing Small and Medium Enterprises in China: Recent Trends and Prospects beyond Shadow Banking, Kellee S. Tsai, HKUST IEMS Working Paper No. 2015-24, May 2015). Therefore, we believe that we are able to fill a gap between the contribution of SMEs and the support they receive from financial institutions.

In China, the reliance on these non-banking financial intermediaries represents a market response to a combination of policy restrictions and related political priorities. At the most basic level, financial repression allows state-owned enterprises, or SOEs, to receive subsidized credit, while inhibiting the ability of banks to price loans for higher risk SMEs. As such, since the earliest years of reform, various types of informal financial intermediaries and non-banking financial intermediaries have emerged to fill the SME funding gap. Some lend directly to private businesses, while others guarantee loans from commercial banks. Meanwhile, artificial suppression of deposit rates has driven savers to seek higher returns from other investment opportunities. Banks thus turned to off-balance sheet products to generate earnings from alternative sectors. The recent rise of on-line P2P lending platforms bypasses the banking system altogether by brokering between SMEs and private lenders or investors. This imbalance between supply and demand for capital among SMEs therefore presents business opportunities for us.

Business Strategy

We plan to implement two primary strategies to expand our market presence within the industry: (i) increase Arki Network’s lending capacity through the cash generated from operations and additional capital that we are able to raise; and (ii) expand our geographic coverage for both microfinancing and investment marketing business to major metropolitan areas such as Beijing, Shanghai, Guangzhou through the establishment of sales force. We believe that we can experience significant growth in these areas because there is a large number of established car dealerships in need of cash liquidity but lack the ability to finance either due to their limited size of business or local banks’ preferences to finance bigger and more established companies. In addition, we believe that our investment opportunity marketing business will be able to provide potential investors a more attractive return comparing to traditional investment products.

We also plan to develop, through Arki Network and its subsidiary Arki Tianjin E-Commerce, an e-commerce online marketplace – Wan Cang World (www.wancang.org) where users can buy and sell art and antiques, including coins, jade, china, paintings, jewelry, furniture, and so on. We plan to provide a platform where the art can be showcased, appreciated and verified, exchanged and liquidated. We have also engaged professional appraisal team to assess the quality and value of the art on the marketplace. We also have an offline action house where jewelry and other more valuable art are auctioned.

Competitive Strengths

Although we operate in a highly-competitive industry, we believe that the following factors provide us with the competitive advantage in the marketplace that could differentiate us from our potential competitors:

●	Strong Relationships with Financial Institutions. We have developed a strong relationship with UnionPay and intend to pursue arrangements with other financial institutions. Currently, for our microfinancing business, we only provide financing to clients that have been pre-screened by credit card processing companies such as UnionPay. Arki Network would charge a service fee based on the loan amount and share part of the service fee with UnionPay. The additional stream of revenue incentivizes UnionPay to promote our services and introduce to us potential lending opportunities. It is through leveraging this relationship with large financial institutions such as UnionPay that we believe we are able to provide a unique value-added service to our clients and will be able to grow our client base.

●	Experienced and committed leadership. Our CEO, Mr. Jianmin Gao, has had extensive experience in the banking industry prior to founding our company. Mr. Gao’s experience has provided our company with the skills and expertise that are essential in approaching and selecting appropriate banks, dealing with bank personnel, identifying and evaluating appropriate financial products and services, structuring tailored financial solutions and bargaining with banks on behalf of our clients. In addition, Mr. Gao also has extensive experience working with car dealerships. We believe the experience and resources that Mr. Gao can offer will help our company become a more active player in the industry.

●	Substantial potential client base. Our microfinancing clients are introduced by the Liaoning provincial branch of UnionPay. Almost all businesses of various sizes use UnionPay as their primary credit card or debit card payment processor within China. Our collaboration with UnionPay therefore places us in a unique position, as UnionPay’s large portfolio of users provides us with lending opportunities on a mass scale. As our business grows, we believe the existing clients will also continue to be a referral source of our business.

Competition

The microfinancing industry in China is intensely competitive and we compete with companies of various sizes. We believe that our major competition come from three sectors. First, many local banks and financial institutions, especially those located in Tier 2 or 3 cities in China have started engaging in lending business to finance SMEs locally. The banks and institutions have long-lasting relationships with the businesses locally. In addition, because most of the banks in China are State-owned enterprises, or SOEs, or invested by SOEs, they have much more financial resources than we do. Second, we compete with many peer-to-peer lending platforms that match lenders and borrowers. Our key competitors include Yirendai, which is a public company listed on the NYSE, Ren Ren Dai and Lufax. Lastly, there are many private lending companies throughout China. In order to compete with them, including some of more established ones, we will need to be able to provide products that would be more attractive to the borrowers, including lower interest rate or free of collateral. We also compete with other financial products that attract borrowers. For example, we compete with traditional financial institutions, such as consumer finance business units in commercial banks, credit card issuers and other consumer finance companies. In light of the low barriers to entry in the microfinancing industry, more players may enter this market and increase the level of competition. We anticipate that more established internet, technology and financial services companies that possess large, existing user bases, substantial financial resources and established distribution channels may enter the market in the future.

Intellectual Property

We regard our domain names, know-how, proprietary technologies and similar intellectual property as critical to our success, and we rely on trademark and trade secret law and confidentiality, invention assignment and non-compete agreements with our employees and others to protect our proprietary rights.

Trademarks

No.	Registrant	Trademark	Valid Through	Application Area

1	Arki (Beijing) E-Commerce Technology Corp.		2021/7/20	Technology research; research and development; computer software maintenance; computer system analysis; computer system design; website maintenance; transforming physical data into digital data; internet search engine

2	Arki (Beijing) E-Commerce Technology Corp.		2022/2/27	Technology research; research and development; computer software maintenance; computer system analysis; computer system design; website maintenance; transforming physical data into digital data; internet search engine.

3	Arki (Beijing) E-Commerce Technology Corp.		2023/2/6	Insurance; capital investment; equity fund investment; collection’ financial service; real estate leasing; brokerage; guaranty; trust; pawn.

4	America Arki Network Service Beijing Co., Ltd.		2024/8/13	n/a

5	America Arki Network Service Beijing Co., Ltd.		2024/6/6	n/a

6	America Arki Network Service Beijing Co., Ltd.		2024/6/20	n/a

7	America Arki Network Service Beijing Co., Ltd.		2024/8/13	n/a

Domains

Consumer Capital Group Inc. has one domain name: www.ccgusa.com.

Arki Network holds the ICP license issued by the Beijing Communications Control Bureau No. 100852 on June 28, 2013. We have registered three websites using this ICP license: www.ccmus.com, www.bangnitou.net, and www.wancang.org. The domains www.ccmus.com and www.wancang.org were created for our E-Commerce business and www.bangnitou.net, which also has a corresponding mobile application, has been created for our business of marketing investment opportunities. As discussed elsewhere in this prospectus, neither business has generated substantial revenue as of today, if any.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our technology. Monitoring unauthorized use of our technology is difficult and costly, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources. In addition, third parties may initiate litigation against us alleging infringement of their proprietary rights or declaring their non-infringement of our intellectual property rights. In the event of a successful claim of infringement and our failure or inability to develop non-infringing technology or license the infringed or similar technology on a timely basis, our business could be harmed. Moreover, even if we are able to license the infringed or similar technology, license fees could be substantial and may adversely affect our results of operations.

Marketing and Sales

Microfinancing Business

Pursuant to the collaboration agreement between Arki Network and UnionPay Liaoning, we do not engage in any substantial marketing efforts for our microfinancing business. However, because UnionPay is incentivized to market our loan products to their clients and almost all businesses in China use UnionPay as their primary credit card processing company, we believe that the lack of marketing efforts on our own will not significantly deter the development of our business.

Investment Opportunity Marketing

While we have had limited operation and income from our investment opportunity marketing business, the existing clients have come to us through referrals from existing relationships and we believe word-of-mouth is an especially effective marketing tool for the investment opportunity marketing product, as our product mainly targets retail investors. We intend to engage in nationwide marketing initiatives to further raise our brand awareness while continuing to improve client satisfaction to strengthen our word-of-mouth referrals. We also encourage our employees to introduce or recommend new clients to us by providing incentive bonus. This business is operated through the Bangnitou website platform which had limited operations during the fiscal years ended December 31, 2018 and 2017.

Insurance

We maintain property insurance policies covering certain equipment and other property that are essential to our business operation to safeguard against risks and unexpected events. We also provide social security insurance including pension insurance, unemployment insurance, work-related injury insurance and medical insurance for our employees. We do not maintain business interruption insurance or general third-party liability insurance, nor do we maintain product liability insurance or key-man insurance. We consider our insurance coverage to be sufficient for our business operations in China.

Seasonality

We experience seasonality in our business, reflecting seasonal fluctuations in internet usage and traditional personal consumption patterns, as our individual borrowers typically use their borrowing proceeds to finance their personal consumption needs. For example, we generally experience lower transaction value on our online consumer finance marketplace during national holidays in China, particularly during the Chinese New Year holiday season in the first quarter of each year. Overall, the historical seasonality of our business has been mild due to our rapid growth but may increase further in the future. Due to our limited operating history, the seasonal trends that we have experienced in the past may not apply to, or be indicative of, our future operating results.

PRC Regulations

Online commerce in China is subject to numerous laws and regulations. This section summarizes the material aspects of PRC laws and regulations relevant to our business and operations in China.

Corporate Laws and Industry Catalogue Relating to Foreign Investment

The establishment, operation, and management of corporate entities in China are governed by the Company Law of the PRC, or the Company Law, effective in 1994, as amended in 1999, 2004, and 2005, respectively. The Company Law is applicable to our PRC subsidiaries and affiliated PRC entity unless the PRC laws on foreign investment have stipulated otherwise.

The establishment, approval, registered capital requirement, and day-to-day operational matters of wholly foreign-owned enterprises (“WFOE”), such as our PRC subsidiary, Arki Network, are regulated by the WFOE Law of the PRC effective in 1986, as amended in 2000, and the Implementation Rules of the WFOE Law of the PRC effective in 1990, as amended in 2001.

Investment activities in the PRC by foreign investors are principally governed by the Guidance Catalogue of Industries for Foreign Investment, or the Catalogue, which was promulgated and is amended from time to time by the Ministry of Commerce and the National Development and Reform Commission. The Catalogue divides industries into three categories: encouraged, restricted, and prohibited. Industries not listed in the Catalogue are generally considered “permitted” and open to foreign investment, unless specifically restricted by other regulations.

Establishment of WFOEs is generally permitted in encouraged industries. Some restricted industries are limited to equity or contractual joint ventures, while in some cases Chinese partners are required to hold the majority interests in such joint ventures. For example, sales and distribution of audio and video products are among the restricted categories, and only contractual joint ventures in which Chinese partners holding majority interests can engage in the distribution of audio and video products in China. In addition, restricted category projects are also subject to higher-level government approvals. Foreign investors are not allowed to invest in industries in the prohibited category.

Our microfinancing and investment opportunity marketing businesses generally falls under the “encouraged” category. However, industries such as value-added telecommunication services, including internet information services, are restricted from foreign investment. As described below, since the business conducted through our website involves operating internet information services, we are required to hold an internet content provider, or ICP, license. Due to the PRC laws restricting foreign ownership of value-added telecommunications services providers, we hold our ICP license through our VIE, Arki Network.

Regulations Relating to Telecommunications Services

In September 2000, the State Council issued the Regulations on Telecommunications of China (the “Telecommunications Regulations”), to regulate telecommunications activities in China. The telecommunications industry in China is governed by a licensing system based on the classifications of the telecommunications services set forth under the Telecommunications Regulations.

The Ministry of Industry and Information Technology (“MIIT”) together with the provincial-level communications administrative bureaus, supervises and regulates the telecommunications industry in China. The Telecommunications Regulations divide the telecommunications services into two categories: infrastructure telecommunications services and value-added telecommunications services. The operation of value-added telecommunications services is subject to the examination, approval, and the granting of licenses by MIIT or the provincial-level communications administrative bureaus. According to the Catalogue of Classification of Telecommunications Businesses effective in April 2003, provision of information services through the internet, such as the operation of our website, is classified as value-added telecommunications services.

Regulations Relating to Foreign Investment in Value-added Telecommunications Industry

According to the Administrative Rules for Foreign Investment in Telecommunications Enterprises issued by the State Council effective in January 2002, as amended in September 2008, a foreign investor may hold no more than a 50% equity interest in a value-added telecommunications services provider in China, and such foreign investor must have experience in providing value-added telecommunications services overseas and maintain a good track record.

The Circular on Strengthening the Administration of Foreign Investment in and Operation of Value-added Telecommunications Business (the “Circular”), issued by the former Ministry of Information Industry (“MII”) in July 2006, reiterated the regulations on foreign investment in telecommunications businesses, which require foreign investors to set up foreign-invested enterprises and obtain an internet content provider, or ICP, license to conduct any value-added telecommunications business in China. Under the Circular, a domestic company that holds an ICP license is prohibited from leasing, transferring, or selling the license to foreign investors in any form, and from providing any assistance, including providing resources, sites, or facilities, to foreign investors that conduct value-added telecommunications business illegally in China. Furthermore, certain relevant assets, such as the relevant trademarks and domain names that are used in the value-added telecommunications business must be owned by the local ICP license holder or its shareholders. The Circular further requires each ICP license holder to have the necessary facilities for its approved business operations and to maintain such facilities in the regions covered by its license. In addition, all value-added telecommunications service providers are required to maintain network and information security in accordance with the standards set forth under relevant PRC regulations. If an ICP license holder fails to comply with the requirements of the Circular or fails to remedy any non-compliance within a specified time period, MII or its local counterparts have the discretion to take administrative measures against such license holder, including revoking its ICP license. We believe Arki Network is in compliance with the Circular.

Regulations Relating to Internet Information Services and Content of Internet Information

In September 2000, the State Council issued the Administrative Measures on Internet Information Services (the “Internet Measures”), to regulate the provision of information services to online users through the internet. According to the Internet Measures, internet information services are divided into two categories: services of an operative nature and services of a non-operative nature. Our business conducted through our website involves operating internet information services, which requires us to obtain an ICP license. If an internet information service provider fails to obtain an ICP license, the relevant local branch of MII may levy fines, confiscate its income, or block its website. Due to the PRC law restriction that foreign investors cannot hold more than a 50% equity interest in a value-added telecommunications services provider, we hold our ICP license through Arki Network. Arki Network currently holds an ICP license issued by Beijing Communications Administration, a local branch of MII.

The Internet Measures further specify that the internet information services regarding, among others, news, publication, education, medical and health care, and pharmacy and medical appliances are required to be examined, approved, and regulated by the relevant authorities. Internet content providers are prohibited from providing services beyond that included in the scope of their business license or other required licenses or permits. Furthermore, the Internet Measures clearly specify a list of prohibited content. Internet content providers must monitor and control the information posted on their websites. We are subject to this rule as a result of our operation of our online marketplace program.

Regulations Relating to Privacy Protection

As an internet content provider, we are subject to regulations relating to protection of privacy. Under the Internet Measures, internet content providers are prohibited from producing, copying, publishing or distributing information that is humiliating or defamatory to others or that infringes the lawful rights and interests of others. Internet content providers that violate the prohibition may face criminal charges or administrative sanctions by PRC security authorities. In addition, relevant authorities may suspend their services, revoke their licenses or temporarily suspend or close down their websites. Furthermore, under the Administration of Internet Bulletin Board Services issued by the MII in November 2000, internet content providers that provide electronic bulletin board services must keep users’ personal information confidential and are prohibited from disclosing such personal information to any third party without the consent of the users, unless otherwise required by law. The regulation further authorizes relevant telecommunication authorities to order internet content providers to rectify any unauthorized disclosure. Internet content providers may be subject to legal liabilities if unauthorized disclosure causes damages or losses to internet users. However, the PRC government retains the authority to order internet content providers to provide the personal information of internet users if the users post any prohibited content or engage in illegal activities through the internet. We believe that we are currently in compliance with these regulations in all material respects.

Regulations Relating to Taxation

In January 2008, the PRC Enterprise Income Tax Law (the “EIT” Law) took effect. The EIT applies a uniform 25% enterprise income tax rate to both foreign-invested enterprises and domestic enterprises, unless tax incentives are granted to special industries and projects. Under the EIT Law and its implementation regulations, dividends generated from the business of a PRC subsidiary after January 1, 2008 and payable to its foreign investor may be subject to a withholding tax rate of 10% if the PRC tax authorities determine that the foreign investor is a non-resident enterprise, unless there is a tax treaty with China that provides for a preferential withholding tax rate. Distributions of earnings generated before January 1, 2008 are exempt from PRC withholding tax.

Under the EIT Law, an enterprise established outside China with “de facto management bodies” within China is considered a “resident enterprise” for PRC enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. A circular issued by the State Administration of Taxation in April 2009 regarding the standards used to classify certain Chinese-invested enterprises controlled by Chinese enterprises or Chinese enterprise groups and established outside of China as “resident enterprises” clarified that dividends and other income paid by such PRC “resident enterprises” will be considered PRC-source income and subject to PRC withholding tax, currently at a rate of 10%, when paid to non-PRC enterprise shareholders. This circular also subjects such PRC “resident enterprises” to various reporting requirements with the PRC tax authorities.

Under the implementation regulations to the EIT Law, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances, and properties of an enterprise. In addition, the tax circular mentioned above specifies that certain PRC-invested overseas enterprises controlled by a Chinese enterprise or a Chinese enterprise group in the PRC will be classified as PRC resident enterprises if the following are located or residence in the PRC: senior management personnel and departments that are responsible for daily production, operation, and management; financial and personnel decision making bodies; key properties, accounting books, the company seal, and minutes of board meetings and shareholders’ meetings; and half or more of the senior management or directors having voting rights.

Regulations Relating to Foreign Exchange

Pursuant to the Regulations on the Administration of Foreign Exchange issued by the State Council and effective in 1996, as amended in January 1997 and August 2008, current account transactions, such as sale or purchase of goods, are not subject to PRC governmental control or restrictions. Certain organizations in the PRC, including foreign-invested enterprises, may purchase, sell, and/or remit foreign currencies at certain banks authorized to conduct foreign exchange business upon providing valid commercial documents. Approval of the PRC State Administration of Foreign Exchange (“SAFE”), however, is required for capital account transactions.

In August 2008, SAFE issued a circular on the conversion of foreign currency into Renminbi by a foreign-invested company that regulates how the converted Renminbi may be used. The circular requires that the registered capital of a foreign-invested enterprise converted into Renminbi from foreign currencies may only be utilized for purposes within its business scope. For example, such converted amounts may not be used for investments in or acquisitions of other PRC companies, unless specifically provided otherwise, which can inhibit the ability of companies to consummate such transactions. In addition, SAFE strengthened its oversight of the flow and use of the Renminbi registered capital of foreign-invested enterprises converted from foreign currencies. The use of such Renminbi capital may not be changed without SAFE’s approval, and may not in any case be used to repay Renminbi loans if the proceeds of such loans have not been utilized. Violations may result in severe penalties, including fines.

As an offshore holding company with PRC subsidiaries, we may transfer funds to our PRC subsidiaries or finance our operating entity by means of loans or capital contributions. Any capital contributions or loans that we, as an offshore entity, make to our Company’s PRC subsidiaries, are subject to PRC regulations. Any loans to our PRC subsidiaries, which are foreign-invested enterprises, cannot exceed statutory limits based on the difference between the amount of our investments and registered capital in such subsidiaries, and shall be registered with SAFE, or its local counterparts. Furthermore, any capital increase contributions we make to our PRC subsidiaries, which are foreign-invested enterprises, shall be approved by China’s Ministry of Commerce (“MOFCOM”), or its local counterparts. We may not be able to obtain these government registrations or approvals on a timely basis, if at all. If we fail to obtain such approvals or make such registration, our ability to make equity contributions or provide loans to our PRC subsidiaries or to fund their operations may be negatively affected, which may adversely affect their liquidity and ability to fund their working capital and expansion projects and meet their obligations and commitments. As a result, our liquidity and our ability to fund and expand our business may be negatively affected.

In order for us to make direct capital contributions to our PRC-based businesses, the proceeds must be sent to China. The process for sending such proceeds to China may take as long as six months. We may make loans or additional capital contributions to our PRC subsidiaries. Any loans to our PRC subsidiaries are subject to PRC regulations. For example, loans by us to our subsidiaries in China, which are foreign-invested enterprises, to finance their activities cannot exceed statutory limits and must be registered with SAFE.

Generally, we must take the following steps:

●	First, we will open a special foreign exchange account for capital account transactions. To open this account, we must submit to SAFE certain application forms, identity documents, transaction documents, form of foreign exchange registration of overseas investments of the domestic residents, and foreign exchange registration certificate of the invested company.

●	Second, we remit the funds into this special foreign exchange account.

●	Third, we will apply for settlement of the foreign exchange. In order to do so, we must submit to SAFE certain application forms, identity documents, payment order to a designated person, and a tax certificate.

The timing of the process is difficult to estimate because the efficiencies of different SAFE branches can vary significantly. Ordinarily the process takes several months but is required by law to be accomplished within 180 days of application.

Regulations Relating to Labor

Pursuant to the PRC Labor Law effective in 1995 and the PRC Labor Contract Law effective in 2008, a written labor contract is required when an employment relationship is established between an employer and an employee. Other labor-related regulations and rules of the PRC stipulate the maximum number of working hours per day and per week as well as the minimum wages. An employer is required to set up occupational safety and sanitation systems, implement the national occupational safety and sanitation rules and standards, educate employees on occupational safety and sanitation, prevent accidents at work, and reduce occupational hazards.

In the PRC, workers dispatched by an employment agency are normally engaged in temporary, auxiliary, or substitute work. Pursuant to the PRC Labor Contract Law, an employment agency is the employer for workers dispatched by it and must perform an employer’s obligations toward them. The employment contract between the employment agency and the dispatched workers, and the placement agreement between the employment agency and the company that receives the dispatched workers must be in writing. Also, the company that accepts the dispatched workers must bear joint and several liabilities for any violation of the Labor Contract Law by the employment agencies arising from their contracts with dispatched workers. An employer is obligated to sign an indefinite term labor contract with an employee if the employer continues to employ the employee after two consecutive fixed-term labor contracts. The employer also has to pay compensation to the employee if the employer terminates an indefinite term labor contract. Except where the employer proposes to renew a labor contract by maintaining or raising the conditions of the labor contract and the employee is not agreeable to the renewal, an employer is required to compensate the employee when a definite term labor contract expires. Furthermore, under the Regulations on Paid Annual Leave for Employees issued by the State Council in December 2007 and effective as of January 2008, employees who have served an employer for more than one (1) year and less than ten years are entitled to a 5-day paid vacation, those whose service period ranges from 10 to 20 years are entitled to a 10-day paid vacation, and those who have served for more than 20 years are entitled to a 15-day paid vacation. An employee who does not use such vacation time at the request of the employer shall be compensated at three times their normal salaries for each waived vacation day.

Pursuant to the Regulations on Occupational Injury Insurance effective in 2004 and the Interim Measures concerning the Maternity Insurance for Enterprise Employees effective in 1995, PRC companies must pay occupational injury insurance premiums and maternity insurance premiums for their employees. Pursuant to the Interim Regulations on the Collection and Payment of Social Insurance Premiums effective in 1999 and the Interim Measures concerning the Administration of the Registration of Social Insurance effective in 1999, basic pension insurance, medical insurance, and unemployment insurance are collectively referred to as social insurance. Both PRC companies and their employees are required to contribute to the social insurance plans. Pursuant to the Regulations on the Administration of Housing Fund effective in 1999, as amended in 2002, PRC companies must register with applicable housing fund management centers and establish a special housing fund account in an entrusted bank. Both PRC companies and their employees are required to contribute to the housing funds. The PRC Subsidiaries and Arki Network are in process of applying for registration for social insurance and opening a housing fund account.

Regulations on Dividend Distribution

Wholly foreign-owned companies in the PRC may pay dividends only out of their accumulated profits after tax as determined in accordance with PRC accounting standards. Remittance of dividends by a wholly foreign-owned enterprise out of China is subject to examination by the banks designated by SAFE. Wholly foreign-owned companies may not pay dividends unless they set aside at least 10% of their respective accumulated profits after tax each year, if any, to fund certain reserve funds, until such time as the accumulative amount of such fund reaches 50% of the wholly foreign-owned company’s registered capital. In addition, these companies also may allocate a portion of their after-tax profits based on PRC accounting standards to staff welfare and bonus funds at their discretion. These reserve funds and staff welfare and bonus funds are not distributable as cash dividends.

SAFE Regulations on Offshore Special Purpose Companies Held by PRC Residents or Citizens

Pursuant to the Notice on Relevant Issues Concerning Foreign Exchange Administration for PRC Residents to Engage in Financing and Inbound Investment via Overseas Special Purpose Vehicles, or Circular No. 75, issued in October 2005 by SAFE and its supplemental notices, PRC citizens or residents are required to register with SAFE or its local branch in connection with their establishment or control of an offshore entity established for the purpose of overseas equity financing involving a roundtrip investment whereby the offshore entity acquires or controls onshore assets or equity interests held by the PRC citizens or residents. In addition, such PRC citizens or residents must update their SAFE registrations when the offshore special purpose vehicle undergoes material events relating to increases or decreases in investment amount, transfers or exchanges of shares, mergers or divisions, long-term equity or debt investments, external guarantees, or other material events that do not involve roundtrip investments. Subsequent regulations further clarified that PRC subsidiaries of an offshore company governed by the SAFE regulations are required to coordinate and supervise the filing of SAFE registrations in a timely manner by the offshore holding company’s shareholders who are PRC citizens or residents. If these shareholders fail to comply, the PRC subsidiaries are required to report to the local SAFE branches. If the shareholders of the offshore holding company who are PRC citizens or residents do not complete their registration with the local SAFE branches, the PRC subsidiaries may be prohibited from distributing their profits and proceeds from any reduction in capital, share transfer or liquidation to the offshore company, and the offshore company may be restricted in its ability to contribute additional capital to its PRC subsidiaries. Moreover, failure to comply with the SAFE registration and amendment requirements described above could result in liability under PRC law for evasion of applicable foreign exchange restrictions.

We may also decide to finance our subsidiaries by means of capital contributions. These capital contributions must be approved by MOFCOM or its local counterpart. We cannot assure you that we will be able to obtain these government approvals on a timely basis, if at all, with respect to future capital contributions by us to our subsidiaries. If we fail to receive such approvals, our ability to utilize such amounts and to capitalize our Chinese operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

The PRC government imposes controls on the convertibility of the RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current corporate structure, our income is primarily derived from dividend payments from our PRC subsidiaries. Shortages in the availability of foreign currency may restrict the ability of our PRC subsidiaries to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions can be made in foreign currencies without prior approval from SAFE by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our security-holders.

M&A Rules

On August 8, 2006, six PRC regulatory agencies, including the China Securities Regulatory Commission (“CSRC”), promulgated a rule entitled Provisions Regarding Mergers and Acquisitions of Domestic Enterprises by Foreign Investors (the “M&A Rules”) to regulate foreign investment in PRC domestic enterprises. The M&A rules, among other things, requires an overseas special purpose vehicle (“SPV”), formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals, to obtain the approval of CSRC prior to publicly listing their securities on an overseas stock exchange. We believe that while the CSRC generally has jurisdiction over overseas listings of SPVs like us, CSRC’s approval is not required for us given the fact that no provision in the M&A Rules classifies the respective contractual arrangements between Arki Network and Arki E-Commerce as a type of acquisition transaction falling under the M&A Rules. There remains some uncertainty as to how this regulation will be interpreted or implemented in the context of an overseas offering. If the CSRC or another PRC regulatory agency subsequently determines that we are required to obtain approval, we may face sanctions by the CSRC or another PRC regulatory agency. The M&A Rules also establish procedures and requirements that could make some acquisitions of Chinese companies by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce be notified in advance of any change-of-control transaction in which a foreign investor takes control of a Chinese domestic enterprise.

SAFE Regulations on Employee Share Options

On March 28, 2007, SAFE promulgated the Application Procedure of Foreign Exchange Administration for Domestic Individuals Participating in Employee Share Holding Plan or Share Option Plan of Overseas Listed Company, or the Share Option Rule. Pursuant to the Share Option Rule, Chinese citizens who are granted share options by an overseas publicly listed company are required to register with SAFE through a Chinese agent or Chinese subsidiary of the overseas publicly listed company and complete certain other procedures. Our PRC employees who have been granted share options will be subject to these regulations. Failure of our PRC share option holders to complete their SAFE registrations may subject these PRC employees to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries and limit our PRC subsidiaries’ ability to distribute dividends to us.

Employees

As of December 31, 2018, we had 23 employees. The following table sets forth the number of our employees by function as of the same date:

Functional Area	Number of Employees
Senior management	4
Sales	8
Accounting	3
Human resources and administrative personnel	4
IT staff	3
Marketing	3
Total	23

DESCRIPTION OF PROPERTY

Our corporate headquarters are located at 1125 Route 9W S., Nyack, NY 10960. On November 1, 2018, we entered into a three-year lease agreement (the “Lease”) with a related party, Lihua Xiao, a U.S. resident with Chinese passport, for our principal executive office. The Lease started on January 1, 2019 and will expire on December 31, 2021, subject to renewal. Based on the lease agreement, the Company pays a monthly rent of $5,000. We operate our business in China in an office located on a premise leased by Arki Network in Beijing. On January 3, 2017, Arki Network entered into a Lease Transfer Agreement pursuant to which Arki Network became the lessee of an office located at Gaopidian Section 1, Unit 7-2, Chaoyang District, Beijing, China. Pursuant to the terms of the Lease Transfer Agreement, Arki Network has agreed to pay an annual rent of RMB 350,000 (approximately US$50,000) for 450 square meters of office space. The Lease Transfer Agreement became effective on January 16, 2017 and will expire on January 15, 2022.

All of the above leases are for commercial use. We believe that our existing facilities are adequate for our current requirements and we will be able to enter into lease arrangements on commercially reasonable terms for future expansion.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with our consolidated financial statements and notes to consolidated financial statements included elsewhere in this prospectus. Certain statements in this report are “forward-looking statements”. When used in this report, words such as “may,” “should,” “seek,” “believe,” “expect,” anticipate,” “estimate,” “project,” “intend,” “strategy” and similar expressions are intended to identify forward-looking statements regarding events, conditions and financial trends that may affect our future plans, operations, business strategies, operating results and financial position. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that may cause our actual results, trends, performance or achievements, or industry trends and results, to differ materially from the future results, trends, performance or achievements expressed or implied by such forward-looking statements. These factors are discussed in this report and from time-to-time in other reports that we file with the SEC. We expressly disclaim any obligation to update or revise any forward-looking statements, whether due to new information, future events or otherwise, except as required by law.

Overview

We strive to become a one-stop shop that focuses on microfinancing services for car dealerships in China. We are primarily engaged in the businesses of microfinancing. We operate our direct microfinancing business through our variable interest entity, or “VIE”, Arki Network and its subsidiary, Arki Capital. With the increased difficulty of obtaining sufficient financing through traditional channels, we offer car dealerships alternative financing means through risk-controlled private lending to meet their capital needs and develop their business. It is our belief that the growth of car dealerships will become an important factor of China’s economic growth in the next decade. We believe that our expertise in streamlining microfinancing process will place our company in a unique position in the marketplace.

Microfinancing

Currently, we engage in the microfinancing business through our VIE, Arki Network, and its subsidiary, Arki Capital to provide direct loans primarily to car dealerships based in Liaoning Province. Our relationship with Arki Network is governed by a series of contractual relationships among Arki Network, the shareholders of Arki Network, and two of our subsidiaries, Arki E-Commerce and America Arki. Prior to focusing our targeted customer base on car dealerships, we provided loans to small and medium sized enterprises and sole proprietors. We do not lend to individuals. Through Arki Network’s collaboration with UnionPay Liaoning, Arki Capital provides private loans to borrowers and receives interest payments for originating the loans. Arki Network and UnionPay Liaoning act as intermediaries to facilitate the loan transactions for an additional service fee in consideration of which Arki Network charges a service fee of 3% per loan term (usually 3 months) of the loan proceeds, of which 0.5% is paid to UnionPay Liaoning. Our business practice of microfinancing has been limited to certain businesses pre-screened and recommended by UnionPay Liaoning based on historical sales volume generated through credit card transactions using UnionPay’s system.

Investment Opportunity Marketing

Arki Network through its 51%-owned subsidiary, Arki Capital, engages in the business of marketing investment opportunities. In essence, this business has provided a source funds used to make loans to the microfinancing businesses. Arki Capital operates its business on its financial advisory platform “Bangnitou”, which translates to “Help You Invest” in English and attracts capital from investors to invest in fixed income opportunities such as inter-bank loans, currency exchange products and other debt and equity investment opportunities to help investors obtain a return on their investment. Among the potential investment opportunities for this business are the car dealerships loans that are made through Arki Network. This business does not operate in the United States. Still in its development stage, Bangnitou intends to commercialize a number of financial products that aim to generate annual returns ranging from 8-12%. Once each product reaches its maximum subscription or the end of its offering period, the investments are held for a period of time before being redeemable by the investors, along with the return. As of December 31, 2018, Arki Capital has received funds of RMB16,600,000 (approximately $2,478,000), which were presented as cash as an asset and loan payable as a liability on our consolidated balance sheet.

The service fees generated by these loans are typically paid by borrowers as a one-time payment for each loan. The service fees compensate for the costs that are incurred in servicing the related loan, including managing funding from investors, payments to investors and maintaining borrowers’ account portfolios. We record service fees paid by borrower as a component of operating revenue when received. We provide funding of the private loans for borrowers and Arki Network and UnionPay collectively act as intermediaries to facilitate the loan transactions. UnionPay Liaoning provides the qualified borrowers (based on historical sales volume generated through credit card transactions using UnionPay’s system). Arki Network would receive a one-time service fee for each loan when the clients receive the loan. Interest on loan receivables is accrued monthly in accordance with their contractual terms and recorded in accrued interest receivable. Under its current business model, we do not charge prepayment penalties from customers.

Key Factors that Affect Operating Results

Our operating subsidiaries are incorporated, and our operations and assets are primarily located, in the PRC. Accordingly, our results of operations, financial condition and prospects are affected by China’s economic and regulation conditions in the following factors: (a) an economic downturn in China or any regional market in China; (b) economic policies and initiatives undertaken by the PRC government; (c) changes in the PRC or regional business or regulatory environment affecting the SME and microenterprise sector; (d) changes to prevailing market interest rates; (e) a higher rate of bankruptcy; (f) the deterioration of the creditworthiness of SMEs and microenterprises in general; and (g) the change of currency exchange rate of RMB to USD. Unfavorable changes could affect demand for the services that we provide and could materially and adversely affect the results of operations. Although we have generally benefited from China’s economic growth and the policies to encourage lending to SMEs, we are also affected by the complexity, uncertainties and changes in the PRC economic conditions and regulations governing the non-banking financial industry.

Our results of operations are also affected by the provision for loan losses and impairment allowance for the investment in financial assets which are a noncash item and represent an assessment of the risk of future loan losses and impairment losses. The amount of provisions or allowances has been recorded based on management’s assessment. We may increase or decrease the allowance for loan losses and impairment losses for investment in financial assets based on any such change of economic conditions and the change of management’s assessment. Any change in the allowance for loan losses would have an effect on our financial condition and results of operations.

Recent Developments

On November 17, 2017, Arki Network, Beijing Shenzhou Rongtong Investment Management Co. Ltd., a company organized under the law of People’s Republic of China (“Shenzhou Rongtong”), and all the shareholders of Shenzhou Rongtong, entered into an equity transfer agreement, pursuant to which Arki Network agreed to acquire 100% of the issued and outstanding equity securities of Shenzhou Rongtong from its shareholders, in exchange for the issuance of an aggregate of 4,175,417 shares of our common stock. In connection with the transaction, we also engaged a consultant to provide acquisition-related services, which services were paid for through the issuance of 824,583 shares of common stock. The transaction was not completed as of December 31, 2017 and all of the shares were returned and cancelled.

On August 21, 2018, we incorporated Arki Tianjin E-Commerce, a wholly-owned subsidiary of Arki Network and a limited liability company formed under the laws of the PRC. We are developing the e-commerce business for art and antique through Arki Network and Arki Tianjin E-Commerce. This entity will operate our consumer marketing website of www.ccmus.com and the antique and paintings website of wancang.net.

On March 21 2019, we established Arki Guangzhou in Guangzhou, China, which is 100% owned by Arki Capital. Guangzhou is the capital of Guangdong province, and it is the center of the Guangdong-Hong Kong-Macao Greater Bay Area. This area has been established as a special development area by the Chinese government in February 2019, and we intend to further develop our business, especially Bangnitou business, in this area. The registered capital of the company is RMB 200,000. We intend to explore additional related business opportunities in the near future.

Critical Accounting Policies

We prepare our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Our management periodically evaluates the estimates and judgments made. Management bases its estimates and judgments on historical experience and on various factors that are believed to be reasonable under the circumstances. Actual results may differ from these estimates as a result of different assumptions or conditions.

The methods, estimates, and judgment we use in applying our most critical accounting policies have a significant impact on the results we report in our financial statements. The SEC has defined “critical accounting policies” as those accounting policies that are most important to the portrayal of our financial condition and results, and require us to make our most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Based upon this definition, our most critical estimates relate to the fair value of warrant liabilities, impairment of long-lived assets, commitments and contingencies, and revenue recognition. We also have other key accounting estimates and policies, but we believe that these other policies either do not generally require us to make estimates and judgments that are as difficult or as subjective, or it is less likely that they would have a material impact on our reported results of operations for a given period. For additional information see Note 2, “Summary of Significant Accounting Policies” in the notes to our consolidated financial statements appearing elsewhere in this report. Although we believe that our estimates and assumptions are reasonable, they are based upon information presently available, and actual results may differ significantly from these estimates.

Use of Estimates

The preparation of consolidated financial statements in conformity with US GAAP requires our management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Foreign Currency Translation

Our reporting currency is the U.S. dollar. Our functional currency is the local currency in the PRC, the Chinese Yuan (RMB). Our financial statements are translated into United States dollars in accordance with ASC 830, Foreign Currency Matters, using yearend rates of exchange for assets and liabilities, and average rates of exchange for the period for revenues, costs, and expenses and historical rates for equity. Translation adjustments resulting from the process of translating the local currency financial statements into U.S. dollars are included in determining comprehensive income.

In accordance with ASC 830, Foreign Currency Matters, we translate the assets and liabilities into US dollars ($) using the rate of exchange prevailing at the applicable balance sheet date and the statements of income and cash flows are translated at an average rate during the reporting period. Adjustments resulting from the translation are recorded in investors’ equity as part of accumulated other comprehensive income. The exchange rates used to translate amounts in RMB into US Dollars for the purposes of preparing the financial statements are as follows:

	For the Years Ended
	December 31, 2018	December 31, 2017

Balance sheet items, except for stockholders’ equity, as of years ended	0.1454	0.1537

	For the Years Ended
	December 31, 2018	December 31, 2017

Amounts included in the statements of operations and comprehensive income (loss) and cash flows for the years presented	0.1514	0.1483

Revenue Recognition

ASC 606, Revenue from Contracts with Customers (“ASC 606”), establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied. Effective January 1, 2018, we adopted ASU 2014-09 Revenue from Contracts with Customers – Topic 606 and all subsequent ASCs that modified ASC 606.  We have elected to apply the standard utilizing the modified retrospective approach with a cumulative effect of adoption for the impact from uncompleted contracts as the date of adoption.  The implementation of the new standard had no material impact to the measurement or recognition of revenue of prior periods.

Our revenue is comprised of:

1)	Interest and fee income - Management determined that the primary sources of revenue emanating from interest and fee income on loans receivable are not within the scope of ASC 606. As a result, no changes were made during the period related to these sources of revenue.

2)	Noninterest income – The primary sources of noninterest income are within the scope of ASC 606, which are presented in the income statements as commission income.

Interest and Fee Income

Interest income on loans

Interest on loan receivables is accrued monthly in accordance with their contractual terms and recorded in accrued interest receivable. We do not currently charge prepayment penalties from its customers.

Servicing fee income

Borrowers typically pay us a servicing fee on each payment received. The service fees compensate us for the costs we incur in servicing the related loan, including managing funding from investors, payments to investors and maintaining borrower’ account portfolios. We record servicing fees paid by borrower as a component of operating revenue when received.

Yin Hang provided credit risks assessment services to the borrowers and lenders on a third party P2P online lending platform. The service fees calculated based on complexity, required time, contents and commercial value of the coordination services between borrowers and lenders and are collected when the loan agreements are signed completely by all parties but before releasing the money to the borrowers.

Noninterest Income

E-commerce Revenue Recognition

We evaluate whether it is appropriate to record the net amount of sales earned as commissions. We are not the primary obligor nor are we subject to inventory risk as the agreements with our suppliers specify that they have the responsibility to provide the product or service to the customer. Also, the amounts we earn from our vendors and suppliers is based on a fixed percentage and bound contractually. Additionally, we do not have any obligation to resolve disputes between the vendors and the customers that purchase the products on our website. Any disputes involving damaged, non-functional, product returns, and/or warranty defects are resolved between the customer and the vendor. We have no obligation for right of return and/or warranty for any of the sales completed using its website. Since we are not primarily obligated and amounts earned are determined using a fixed percentage, a fixed-payment schedule, or a combination of the two, we record our revenues as commissions earned on a net basis.

We record deferred revenue when cash is received in advance of the performance of services or delivery of goods. Deferred revenue is also recorded to account for the seven-day grace period offered to customers for potential product disputes, if any. Because of the lack of sales generated on our online retail platforms, we ceased our E-commerce business in first quarter of 2015.

Commission income for art and antique trading platform

We started to operate the platform for art & antique trading in the 3rd quarter of 2018. On August 21, 2018, we incorporated Arki Tianjin E-Commerce, a wholly-owned subsidiary of Arki Network formed under the laws of the PRC. We plan to develop the e-commerce business for art and antique through Arki Network and Arki Tianjin E-Commerce. Sellers will place their art and antiques on our platform for sale. We will receive commission income of 25% of the selling price.

Discontinued Operations

See “Note 11 — DISCONTINUED OPERATIONS” to the consolidated financial statements for additional information.

Cash and Cash Equivalents

We consider all investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents primarily represent funds invested in bank checking accounts, money market funds and domestic Chinese bank certificates of deposit. At December 31, 2018 and 2017, we had no cash equivalents.

Fair Value of Financial Instruments

Our financial instruments include cash and cash equivalents, accounts receivable, prepaid expenses, other receivables, other assets, accounts payable, accrued liabilities, other payables, related party payables, short term debt and derivative liabilities. These financial instruments are measured at their respective fair values. For fair value measurement, US GAAP establishes a three-tier hierarchy which prioritizes the inputs used in the valuation methodologies in measuring fair value:

Level 1 observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2 include other inputs that are directly or indirectly observable in the marketplace.

Level 3 unobservable inputs which are supported by little or no market activity.

Fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The carrying value of cash and cash equivalents, accounts receivable, advance to suppliers, prepaid expenses, other receivables, other assets, account payable, accrued liabilities, other payables, and short term debt approximates their fair value due to their short-term maturities.

We have determined the estimated fair value amounts presented in these financial statements using available market information and appropriate methodologies. However, considerable judgment is required in interpreting market data to develop the estimates of fair value. The estimates presented in the financial statements are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts. Management believes it is not practical to estimate the fair value of related party payables because the transactions cannot be assumed to have been consummated at arm’s length, the terms are not deemed to be market terms, there are no quoted values available for these instruments, and an independent valuation would not be practical due to the lack of data regarding similar instruments, if any, and the associated potential costs.

Recent Accounting Pronouncements

A discussion of recently issued accounting pronouncements is described in Note 3 in the Notes to Consolidated Financial Statements filed with this Annual Report, and we incorporate such discussion by reference.

Results of Operations - Comparison of the Years Ended December 31, 2018 and 2017

The following table sets forth the results of our operations for the periods indicated in U.S. dollars.

	For the Years Ended December 31,
	2018	2017
REVENUE
Interest income on loans-third parties	$199,905	$-
Interest income on loans-related parties	693,307	48,388
Service fee income on loans-third parties	99,952	-
Service fee income on loans-related parties	346,654	-
Commission income-third parties	287,390	-
Commission income-related parties	276,039	-
Total Revenue	$1,903,247	$48,388

COST OF REVENUE
Service fee on loans	$(297,737)	-

GROSS PROFIT	$1,605,510	$48,388

Selling expenses	-	-
General and administrative expenses	$(1,539,082)	$(1,939,290)

INCOME (LOSS) FROM OPERATIONS	$66,428	$(1,890,902)

Other expenses	(219)	-
Interest income	26,008	6,312
Interest expense – third parties	(1,158,375)	(716,328)
Interest expense – related parties	(2,482,626)	(1,100,486)
Loss on disposal of subsidiary	(10,700)	-
Provision for loan losses	(3,483)	-
Total other expenses	$(3,629,395)	$(1,810,502)
Loss from continuing operations before income taxes	(3,562,967)	(3,701,404)

Income tax expense	-	-

Loss from continuing operations	(3,562,967)	(3,701,404)
Less: Net loss attributable to the non-controlling interest	(1,579,638)	(1,039,536)
NET LOSS ATTRIBUTABLE TO THE COMPANY – continuing operations	$(1,983,329)	$(2,661,868)

	For the Years Ended December 31,
	2018	2017
Discontinued operations
Income (loss) from discontinued operations before income taxes	$-	$2,578,110
Provision for income taxes	-	(348,313)
Net loss from discontinued operations	$-	(2,926,423)

Loss from discontinued operations	-	$(2,926,423)
Less: Net loss attributable to the non-controlling interest	-	-
NET LOSS ATTRIBUTABLE TO THE COMPANY – discontinued operations	$-	$(2,926,423)

Net loss for the year	$(3,562,967)	$(6,627,827)
NET LOSS ATTRIBUTABLE TO THE COMPANY	$(1,983,329)	$(5,588,291)

Weighted average number of common shares outstanding basic and diluted	28,606,109	31,941,890

(Loss) earnings per share – Basic and Diluted
CONTINUING OPERATIONS
-Basic	$(0.07)	$(0.08)
-Diluted	(0.07)	(0.08)

DISCONTINUED OPERATIONS
-Basic	$(0.00)	$(0.09)
-Diluted	(0.00)	(0.09)

NET LOSS PER SHARE ATTRIBUTABLE TO THE COMPANY
-Basic	$(0.07)	$(0.17)
-Diluted	(0.07)	(0.17)

The weighted average yield on loans receivable and the weighted average cost of loans payable is as below:

	For the Year Ended December 31,
	2018	2017

Weighted average yield on loans receivable	6%	30%
Weighted average cost of loans payable	45%	57%

Revenue.

Revenue for the year ended	December 31, 2018	December 31, 2017
Arki E-commerce:
Interest Income	$-	$48,388
Arki Network:
Service fee income	446,606	-
Arki Capital
Loan interest income	893,212
Arki Tianjin E-Commerce:
Interest Income	563,429
Total	$1,903,247	$48,388

During the year ended December 31, 2018, we derived $0 revenue from Arki E-commerce, compared to net revenue of $48,388 for the year ended December 31, 2017, a decrease of $48,388. The revenue decrease was caused by temporary suspension of our microfinancing business during 2018 because of funding shortfalls.

For the year ended December 31, 2018, revenues from Arki Network are Service Fee income of $446,606, compared to $0 for the year ended December 31, 2017. Revenue from Arki Capital consists of loan interest income of $893,212 for the year ended December 31, 2018, compared to $0 for the year ended December 31, 2017. Revenue from Arki E-Commerce –Tianjin is interest income of $563,429 for the year ended December 31, 2018.

Cost of Revenue.

We had cost of sales of $297,737 for the year ended December 31, 2018, compared to $0 for the year ended December 31, 2017. This cost was incurred in Arki Network for the purpose of generating the service fee income.

Gross Profit

As a result of our revenue and cost of revenue described above, we had gross profit of $1,605,510 for the year ended December 31, 2018, compared to gross profit of $48,388 for the year ended December 31, 2017.

Selling, general and administrative expenses.

Operating expenses for the years ended	December 31, 2018	December 31, 2017

General and Administrative	$1,539,082	$1,939,290
Total	$1,539,082	$1,939,290

General and administrative expenses consist of rent, salaries, professional fees, office expenses, utilities, business travel, amortization expenses, public company expenses (including legal expenses, accounting expenses, listing fees and investor relations expenses, etc.). General and administrative expenses were $1,539,082 for the year ended December 31, 2018, compared to $1,939,290 for the year ended December 31, 2017, a decrease of $400,208 or 21%. The decrease is mainly attributed to the decrease in filing fees and professional fees in public company expenses, legal and accounting expense, and other professional fees.

Income (Loss) from operations.

As a result of the factors described above, operating income was $66,428 for the year ended December 31, 2018, compared to an operating loss of $1,890,290 for the year ended December 31, 2017, a net increase of $1,957,330. The increase was mainly caused by the additional income we generated, as described above. The reduction in operating expenses also supported our increase in operating income.

Other income and expenses.

We generated an investment loss of $10,700 for the year ended December 31, 2018, compared to $0 for the year ended December 31, 2017. The investment loss in 2018 was caused by the winding down of operations of America Arki (Fuxin) in June 2018 due to inactivity.

We incurred $219 and $0 in other expense for the years ended December 31, 2018 and 2017, respectively. Other expense in 2018 was miscellaneous fees incurred in Arki E-Commerce.

We generated interest income of $26,008 for the year ended December 31, 2018, compared to $6,312 for the year ended December 31, 2017. Interest income is related to a financial product we had with East West Bank in China. We redeemed this product during 2018 and generated interest income.

We incurred interest expense to related parties of $1,158,375 and $716,328 for the years ended December 31, 2018 and 2017, respectively, an increase of $442,047 or 62%. Interest expense to third parties was $2,482,626 and $1,100,486 for the years ended December 2018 and 2017, respectively, an increase of $1,382,140 or 126%. The increase of interest expenses was caused by the increase of loans payable in connection with our Bangnitou product. We regard all the shareholders, officers and the companies under their name as related parties.

We incurred loan losses of $3,483 and $0 for the years ended December 31, 2018 and 2017, respectively. As of December 31, 2018, the loan amount of RMB2,300,000 was due and unpaid. Although this amount was paid after the balance sheet date, we accrued 1% of the total loan amount as the provision for loan loss.

Income tax.

We do not have income tax expense for either of the years ended December 31, 2018 and 2017 because we did not generate net income.

Net loss from continuing operations.

As a result of the factors described above, we incurred a net loss of $3,562,967 and $3,701,404, respectively from continuing operations for the years ended December 31, 2018 and 2017, a decrease in loss of $138,437, or 4%.

Net losses from discontinued operations.

Net losses from Yin Hang (discontinued business) for the years ended December 31, 2018 and 2017 were $0 and $2,926,423, respectively, and were included in net loss from discontinued operations.

Net losses.

As a result of the factors above, our net losses for the year ended December 31, 2018 were $3,562,967, compared to net loss of $6,627,827 for the year ended December 31, 2017, a decrease of loss of $3,064,860 or 46%.

Net losses attributable to the company.

Net losses attributable to our company were $1,983,329, or $0.07 per share (basic and diluted), for the year ended December 31, 2018, compared to a loss of $5,588,291, or $0.17 per share (basic and diluted), for the year ended December 31, 2017.

Foreign currency translation.

Our consolidated financial statements are expressed in U.S. dollars but the functional currency of our operating subsidiary is RMB. Results of operations and cash flows are translated at average exchange rates during the period, assets and liabilities are translated at the unified exchange rate at the end of the period and equity is translated at historical exchange rates. Translation adjustments resulting from the process of translating the financial statements denominated in RMB into U.S. dollars are included in determining comprehensive income. Our foreign currency translation gain for the year ended December 31, 2018 was $73,987, compared to translation loss of $246,478 for the year ended December 31, 2017. The gain and loss was primarily due to the fluctuation of the exchange rate.

Liquidity and Capital Resources

All of our business operations are carried out by our PRC subsidiaries or variable interest entities, and all of the cash generated by our operations has been held by those entity. In order to transfer such cash to our parent entity, Consumer Capital Group, Inc., a Delaware corporation, we would need to rely on dividends, loans or advances made by our PRC subsidiaries. Such transfers may be subject to certain regulations or risks. To date, our parent entity has paid its expenses by raising capital through private placement transactions. In the future, in the event that our parent entity is unable to raise needed funds from private investors, our PRC subsidiaries or variable interest entities would have to transfer funds to our parent entity.

As shown in our financial statements, we have negative cash flows from operations. Over the past years, we have been funded through advances from related parties, including our CEO Jianmin Gao and COO Fei Gao. These advances are non-interest bearing and have no specified maturity date. Because these individuals are also shareholders of the company, they are willing to provide continuing funding on an as-needed basis. However, as of the date of hereof, such related parties do not have any existing obligation to advance funds or working capital to support our business, nor can our company rely on any advance funds from such related parties. In the event that we do not have sufficient working capital to fund the expansion of our operations and to provide working capital necessary for our ongoing operations and obligations, we may need to raise additional capital to fund our operating expenses, pay our obligations and grow our company. Financing transactions may include the issuance of equity or debt securities, obtaining credit facilities, or other financing mechanisms. In addition, a downturn in the U.S. equity and debt markets could make it more difficult to obtain financing through the issuance of equity or debt securities. Even if we are able to raise the funds required, it is possible that we could incur unexpected costs and expenses, fail to collect amounts owed to us, or experience unexpected cash requirements that would force us to seek alternative financing. We may incur additional interest expense on new external debt due to paying market rates of interest if we decided to fund the operation through external debt. Furthermore, if we issue additional equity or debt securities, stockholders may experience additional dilution or the new equity securities may have rights, preferences or privileges senior to those of existing holders of our common stock. The inability to obtain additional capital will restrict our ability to grow and may reduce our ability to continue to conduct business operations.

The RMB cannot be freely exchanged into US Dollars. SAFE administers foreign exchange dealings and requires that they be conducted though designated financial institutions.

These factors will limit the amount of funds that we can transfer from our PRC Subsidiaries to our parent entity and may delay any such transfer. In addition, upon repatriation of earnings of PRC Subsidiaries to the United States, those earnings may become subject to United States federal and state income taxes. We have not accrued any U.S. federal or state tax liability on the undistributed earnings of our foreign subsidiary because those funds are intended to be indefinitely reinvested in our international operations. Accordingly, taxes imposed upon repatriation of those earnings to the U.S. would reduce our net worth.

No additional shares were issued during the year ended December 31, 2018. During 2017, we issued a total of 30,000 shares to various shareholders for the amount of $3. During, 2016, we issued a total of 1,013,109 shares to various shareholders for the amount of USD $1,169,503. A portion of the capital raised was used for working capital purpose and the remaining portion of the capital was used to fund our microfinancing operation.

As of December 31, 2018, cash and cash equivalents were $501,350, compared to cash and cash equivalents of $725,774 at December 31, 2017, a decrease of $224,424 or 31%.

The following table sets forth information about our net cash flow for the years indicated:

Cash Flows Data:

	For Year ended December 31,
	2018	2017
Net cash flows used in operating activities – continuing operations	$(2,153,575)	$(3,599,644)
Net cash flows provided by operating activities – discontinued operations	-	940,422
Cash flow used in operating activities	$(2,153,575)	$(2,659,222)
Net cash flows provided by investing activities – continuing operations	$89,708	$934,651
Net cash flows provided by investing activities-discontinued operations	-	-
Cash flows provided by investing activities	89,708	934,651
Net cash flows provided by financing activities – continuing operations	$2,299,924	$1,640,331
Net cash flows provided by financing activities – discontinued operations	-	-
Cash flows provided by financing activities	$2,299,924	$1,640,331

Net cash flow used in operating activities was $2,153,575 for the year ended December 31, 2018, compared to $2,659,222 used in operating activities for the year ended December 31, 2017, a decrease of $505,647, or 19%. The decrease in net cash flow used in operating activities was mainly due to additional interest accrued in 2018 compared to 2017.

Net cash flow provided by investing activities was $89,708 for the year ended December 31, 2018, compared to $934,651 used in investing activities for the year ended December 31, 2017, a decrease of $844,943, or 90%. The decrease is mainly due to the greater volume of loans that were disbursed in 2018 compared to 2017.

Net cash flow provided by financing activities was $2,299,924 for the year ended December 31, 2018, compared to $1,640,331 for the year ended December 31, 2017, an increase of $659,593, or 40%. The increase is the result of the offset of loan payments and loans received in the year.

Going Concern

We expect existing resources, revenues generated from operations, and proceeds received from other transactions we are considering (of which there can be no assurance) to satisfy working capital requirements for at least the next twelve months, however, no assurances can be given, that we will be able to generate sufficient cash flow from operations or complete other transactions to satisfy our other obligations. The accompanying consolidated financial statements do not include any adjustments to the recoverability and classification of assets carrying amounts or the amounts and classifications of liabilities that might result from the outcome of these uncertainties. Accordingly, we need to raise additional capital and is exploring potential transactions to improve its capital position. Unless we increase revenues substantially or generate additional capital from other transactions, current cash resources will only satisfy working capital needs for a limited period of time.

Management has concluded that due to the conditions described above, there is substantial doubt about the entity’s ability to continue as a going concern. While our plan is to raise capital from commercial operations to address our capital deficiencies and meet our operating cash requirements, we will need to seek capital from other sources will need to seek capital from other sources. We would expect to raise additional funds through obtaining a credit facility from an institutional lender or undertaking a private or registered financing. Raising additional funds by issuing equity or convertible debt securities may cause stockholders to experience substantial dilution in their ownership interests and new investors may have rights superior to the rights of other stockholders. Raising additional funds through debt financing or preferred stock, if available, may involve covenants that restrict our business activities and options and such additional securities may have powers, designations, preferences or rights senior to currently outstanding securities. We may also enter into financing transactions which involve the granting of liens on our assets or which grant preferences of payment from its revenue streams, all of which could adversely impact our ability to rely on revenue from operations to support ongoing operating costs. Currently, we do not have any definitive agreements with any third parties for such transactions and there can be no assurance that we will be successful in raising additional capital or securing financing when needed or on terms satisfactory to us. We cannot assure you that financing will be available on favorable terms or at all. If we are unable to raise additional capital when required, or on acceptable terms, we will need to reduce costs and operations substantially, which would have a material adverse effect on our business, financial condition and results of operations.

Concentration of Credit Risk

Assets that potentially subject us to significant concentration of credit risk primarily consist of cash and cash equivalents, and accounts receivable. The maximum exposure of such assets to credit risk is our carrying amounts as of the balance sheet dates. As of December 31, 2018 and 2017, substantially all of our cash and cash equivalents were deposited in financial institutions located in the PRC, which management believes are of high credit quality. We believe the credit risk on bank deposits is limited because the counterparties are banks with high credit ratings assigned by international credit rating agencies, or state-owned banks in China. Cash includes cash on hand and demand deposits in accounts maintained with state-owned banks within the PRC and the United States of America. Balances at financial institutions or state-owned banks within the PRC are not covered by insurance. Nonperformance by these institutions could expose our Company to losses for amounts in excess of insured balances. As of December 31, 2018 and 2017, no bank balances with the banks in U.S. exceeded the insured amount. As of December 31, 2018 and 2017, our bank balances with the Banks in the PRC amounted to $489,358 and $706,771, respectively, which are uninsured and subject to credit risk. We have not experienced nonperformance by these institutions.

Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash and cash equivalents, loan receivables from borrowers and the related accrued interest receivable.

Consistent with our internal policy of maintaining a bad debt reserve of 1%, we reserved 1% of the total past due loan balance for the year ended December 31, 2018. We had no bad debt from the loans since we started the microfinancing business. We increase individual loan amounts on a case by case basis. No single borrower has a loan balance over 10% of the total loan outstanding as of December 31, 2018 and 2017.

Other Receivables

Other receivable is $35,544 as of December 31, 2018, compared to $31,136 as of December 31, 2017, an increase of $4,408 or 14%. Other receivables consist of:

a)	$13,483 in 2018 and $11,557 in 2017, which belongs to Arki Network. These amounts represent sums paid by Arki Network for other parties. Arki Network received all amounts subsequently after the end of the year.

b)	$2,823 in 2018 and $332 in 2017, which belongs to Arki Capital.

c)	$15,886 in 2018 and $16,795 in 2017, which belongs to American Pine, representing the amount paid for others and which was repaid after the year end.

d)	$2,400 in 2018 and 2017, which belongs to Consumer Capital Group Inc. in U.S., which represents refundable rent deposit.

e)	$193 in 2018, which belongs to Arki E-commerce.

f)	$759 in 2018 and $0 in 2017, which belongs to Arki Tianjin E-commerce.

Prepaid expenses

Prepaid expenses of $508,499 in 2018 consists of $54,064 prepaid expense in Arki Network, a security deposit of $453,235, and $1,200 prepaid rent in Consumer Capital Group, Inc. For the year ended December 31, 2017, prepaid expenses totaled $58,225, consisting of $57,025 prepaid expense in Arki Network and $1,200 prepaid rent in Consumer Capital Group Inc.

Short-term investment

As of December 31, 2018, we held no short-term investments. Short-term investments of $461,115 outstanding as of December 31, 2017, which were held as available-for-sale investments of RMB3,000,000 for Arki E-Commerce, were redeemed during the year ended December 31, 2018.

Commitments and Contractual Obligations

Operating Leases

We have entered into lease agreements with various third parties. The terms of such non-cancellable operating leases are one to five years. As of December 31, 2018, we were obligated under non-cancellable operating leases minimum rentals as follows:

Year Ended December 31,

2019	$113,005
2020	113,005
2021	88,005
2022	4,417

Total	$318,432

The rent expense for the years ended December 31, 2018 and 2017 was $64,810 and $41,358, respectively.

Lease commitments

Our corporate headquarters are located at 1125 Route 9W S., Nyack, NY 10960. On November 1, 2018, we entered into a three-year lease agreement (the “Lease”) with a related party, Lihua Xiao, a U.S. resident with Chinese passport, for our principal executive office. The Lease started on January 1, 2019 and will expire on December 31, 2021, subject to renewal. Based on the lease agreement, we pay a monthly rent of $5,000.

We operate our business in China in an office located on a premise leased by Arki Network in Beijing. On January 3, 2017, Arki Network entered into a Lease Transfer Agreement pursuant to which Arki Network became the lessee of an office located at Gaobeidian Section 1, Unit 7-2, Chaoyang District, Beijing, China. Pursuant to the terms of the Lease Transfer Agreement, Arki Network has agreed to pay an annual rent of RMB 350,000 (approximately US$50,000) for 450 square meters of office space. The Lease Transfer Agreement became effective on January 16, 2017 and will expire on January 15, 2022.

Legal Proceedings

We are not currently a party to any legal proceeding, investigation or claim which, in the opinion of the management, is likely to have a material adverse effect on the business, financial condition or results of operations.

Off-Balance Sheet Arrangements

We have not entered into any other financial guarantees or other commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholders’ equity or that are not reflected in our financial statements. Furthermore, we do not have any retained or contingent interests in assets transferred to an unconsolidated entity that serves as credit, liquidity, or market risk support to such entity. We do not have any variable interests in any unconsolidated entity that provides financing, liquidity, market risk, or credit support to us or engages in leasing, hedging, or research and development services with us.

Effects of Inflation and Changing Prices

The impact of general inflation on our operations has not been significant to date, and we believe inflation will continue to have an insignificant impact on us.

UNDERWRITING

We have entered into an underwriting agreement with Boustead Securities, LLC, as the underwriter, dated [●], 2019, with respect to the shares of our common stock in this offering. Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to issue and sell to the public, on a best efforts basis, at the public offering price less the underwriting fees and commissions set forth on the cover page of this prospectus, a minimum of shares of common stock and a maximum of shares of common stock, on a best efforts basis. The Offering is being made without a firm commitment by the underwriter. As a “best efforts” offering, there can be no assurance that the offering contemplated hereby will ultimately be consummated.

The underwriter may retain other brokers or dealers to act as a sub-agents or selected dealers on its behalf in connection with this Offering. We do not intend to close this Offering unless we sell at least the minimum number of shares, at a public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus. The obligations of the underwriter may be terminated upon the occurrence of certain events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriter’s obligations are subject to customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions. A copy of each of the underwriting agreement is filed as an exhibit to the registration statement of which this prospectus forms a part.

The underwriter must sell the minimum number of securities offered ( shares) if any shares are sold. The underwriter is only required to use its best efforts to sell the securities offered and therefore the underwriter does not have an obligation to purchase any securities, and, as a result, we may not be able to sell the minimum number of shares. The Offering will terminate upon the earlier of: (i) a date mutually acceptable to us and our underwriter after which the minimum offering is sold or (ii) 180 days from the effectiveness of this registration statement (and for a period of up to 45 additional days if extended by agreement between us and the underwriter). On the closing date, the following will occur:

●	we will receive funds in the amount of the aggregate purchase price of the shares being sold by us on such closing date;

●	we will cause to be delivered the shares of common stock being sold on such closing date in book-entry form; and

●	we will pay the underwriter its commissions.

Pursuant to an offering deposit account agency agreement among us, Boustead Securities, LLC and FinTech Clearing, LLC (the “Deposit Account Agent”), as deposit account agent, until at least shares of common stock are sold, all funds received in payment for securities sold in this Offering will be required to be submitted by subscribers to a non-interest bearing escrow account with the Deposit Account Agent and will be held by the Deposit Account Agent for such account. The underwriter and we shall require all investor wires for payment for the securities to be made for credit to the Deposit Account Agent as Agent for the Investors in CONSUMER CAPITAL GROUP, INC. The investors will have sole claim to the proceeds held in trust prior to the receipt of the minimum offering proceeds. The funds are held for the benefit of the investors until the minimum is reached. Prior to reaching the minimum, claims may not be reached by our creditors. If the underwriter does not sell at least shares of common stock by 180 days from the effective date of the prospectus (and for a period of up to 45 additional days if extended by agreement between us and the underwriter), all funds will be returned within five business days to subscribers without interest or deduction. If this Offering completes, then on the closing date, net proceeds will be delivered to us and we will issue the shares of common stock to purchasers. Unless purchasers instruct us otherwise, we will deliver the shares electronically upon receipt of purchaser funds to the accounts of those purchasers who hold accounts at the underwriter, or elsewhere, as specified by the purchasers, within seven business days upon the closing of the Offering. Alternately, purchasers who do not carry an account at the underwriter may request that the shares be held in book-entry at our transfer agent, or may be issued in book-entry at our transfer agent and subsequently delivered electronically to the purchasers’ respective brokerage account upon request of the purchasers.

We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

Our common stock is currently listed on the OTCQB under the symbol “CCGN”. Although, we applied to list our common stock on the Nasdaq Capital Market, we cannot assure you that our application will be approved at this point.

The underwriter intends to offer our shares outside the United States only.

The foregoing does not purport to be a complete statement of the terms and conditions of the underwriting agreement and subscription agreement. The underwriting agreement and a form of subscription agreement are included as exhibits to the registration statement of which this prospectus forms a part.

In connection with this offering, the underwriter or certain of the securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

Fees, Commissions and Expense Reimbursement

The following table summarizes the compensation and estimated expenses we will pay in the offering:

	Per Share	Total (Minimum Offering)	Total (Maximum Offering)
Public offering price	$	$	$
Underwriting fee and commissions (6.5%)	$	$	$
Proceeds, before expenses, to us	$	$	$

We have also agreed to reimburse the underwriter for its reasonable expenses incurred relating to the offering, including all actual fees and expenses incurred by the underwriter in connection with, among other things, due diligence costs, which shall not exceed $25,000 and the fees and expenses of the underwriter’s counsel, which shall not exceed $100,000. The reimbursable accountable expenses shall not exceed $250,000 and shall be refundable to us the extent actually not incurred by the underwriter in accordance with FINRA Rule 5110(f)(2)(C).

We have also agreed to pay the underwriter an advance on accountable expenses $100,000, $50,000 of which was paid upon the execution of the engagement agreement and $50,000 was paid upon our filing of an application with Nasdaq. All advances shall be reimbursed to us to the extent not actually incurred. In the event this offering does not close or the engagement agreement is terminated for any reason, we have agreed to reimburse the underwriter for all unreimbursed, reasonable, documented, out-of-pocket fees, expenses, and disbursements. Out-of-pocket expenses above $5,000 are to be pre-approved by us. We estimate that the total expenses of the Offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriter’s fees and commissions, will be approximately $[●], all of which are payable by us. If we complete this offering, then on the closing date, we will issue shares to investors.

Because the actual amount to be raised in this Offering is uncertain, the actual total offering commissions are not presently determinable and may be substantially less than the maximum amount set forth above. Our obligation to issue and sell securities to the purchasers is subject to the conditions set forth in the subscription agreement, which may be waived by us at our discretion. A purchaser’s obligation to purchase securities is subject to the conditions set forth in the subscription agreement as well, which also may be waived.

Lock-Up Agreements

We, our directors and executive officers and shareholders beneficially owning 5% or more of the currently issued and outstanding shares of common stock will enter into lock-up agreements with the underwriters pursuant to which each of these persons or entities, for a period of time ranging from 180 days to 360 days from the effective date of the registration statement of which this prospectus is a part without the prior written consent of the underwriters, agree not to, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of our securities or any securities convertible into or exercisable or exchangeable for our shares of common stock owned or acquired on or prior to the closing date of this offering (including any shares of common stock acquired after the closing date of this offering upon the conversion, exercise or exchange of such securities), or publicly disclose the intention to do any of the foregoing; (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the shares of common stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of shares of common stock or such other securities, in cash or otherwise, except for certain exceptions and limitations; or (3) file or caused to be filed any registration statement relating to the offering of any of our shares of common stock. The underwriter may in its sole discretion and at any time without notice release some or all of the shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the underwriters will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

Underwriter’s Warrants

We have agreed to issue to the underwriter warrants to purchase a number of shares equal to an aggregate of 6.5% of the shares sold in the offering. The warrants will be exercisable at any time, and from time to time, in whole or in part, during the period from the effective date of the offering, which period shall not extend further than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(i). The warrants are exercisable at a per share price equal to 100% of the public offering price per share in the offering. The warrants are also exercisable on a cashless basis. The warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of FINRA. Neither the underwriter, nor permitted assignees under Rule 5110(g)(1), will sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days from the effective date of the offering. In addition, the warrants provide for registration rights upon request, in certain cases. The registration right provided will not be greater than five years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(iv). The piggyback registration right provided will not be greater than seven years from the effective date of the offering in compliance with FINRA Rule 5110(f)(2)(G)(v). We will bear all fees and expenses attendant to registering the securities issuable on exercise of the warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. The warrant exercise price and/or underlying shares may also be adjusted for issuances of shares of common stock at a price below the warrant exercise price.

Procedures for Subscribing

If you decide to subscribe for any shares in this Offering, you should:

1. Electronically receive, review, execute and deliver to us, a Subscription Agreement; and

2. Deliver funds only by ACH, wire transfer or check for the amount set forth in the Subscription Agreement directly to the specified bank account maintained by the Deposit Account Agent.

Any potential investor will have ample time to review the Subscription Agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription documents upon request after a potential investor has had ample opportunity to review this registration statement. Further, we will not accept any money until the SEC declares the Registration Statement effective.

Proceeds pending each closing will be held with the Deposit Account Agent in a deposit account subject to compliance with Exchange Act Rule 15c2-4 until closing occurs. Our underwriter and/or the participating broker-dealers will submit a subscriber’s form(s) of payment in compliance with Exchange Act Rule 15c2-4, generally by noon of the next business day following receipt of the subscriber’s Subscription Agreement and form(s) of payment.

Right to Reject Subscriptions. After we receive your complete, executed Subscription Agreement and the funds required under the Subscription Agreement have been transferred to the Deposit Account Agent, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a Subscription Agreement, we will countersign the Subscription Agreement and issue the shares subscribed at closing. Once you submit the Subscription Agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Price Stabilization

The underwriter will be required to comply with the Securities Act and the Exchange Act, including without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares of capital stock by the underwriter acting as principal. Under these rules and regulations, the underwriter:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Determination of Offering Price

The public offering price of the shares we are offering was determined by us in consultation with the underwriter based on discussions with potential investors in light of our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, the public stock price for similar companies, general conditions of the securities markets at the time of the Offering and such other factors as were deemed relevant.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically. The underwriter may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations. Other than the prospectus in electronic format, the information on these websites is not part of, nor incorporated by reference into, this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Application for NASDAQ Market Listing

We have applied to have our shares approved for listing on the Nasdaq Capital Market under the symbol “CCGN.” However, our common stock will not be listed on upon completion of this offering and we cannot assure you that our application will be approved. Our receipt of a listing approval letter is not the same as an actual listing on the Nasdaq Capital Market. The listing approval letter will serve only to confirm that, if we sell a number of shares in this “best efforts, mini-max” offering sufficient to satisfy applicable listing criteria, our shares will in fact be listed.

If the application is approved, trading of our shares on the Nasdaq Capital Market will begin within five days following the closing of this offering. If our shares are listed on the Nasdaq Capital Market, we will be subject to continued listing requirements and corporate governance standards. We expect these new rules and regulations to significantly increase our legal, accounting and financial compliance costs.

Potential Conflicts of Interest.

The underwriters and their affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own accounts and for the accounts of their customers and such investment and securities activities may involve securities and/or instruments of our Company. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Foreign Regulatory Restrictions on Purchase of our Shares

Other than in the United States, no action has been taken by us or the underwriter that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons outside the United States who come into possession of this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in Canada

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor. Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this Offering. The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Notice to Prospective Investors in the People’s Republic of China

This prospectus may not be circulated or distributed in the PRC and the shares may not be offered or sold, and will not offer or sell to any person for re-offering or resale directly or indirectly to any resident of the PRC except pursuant to applicable laws, rules and regulations of the PRC. For the purpose of this paragraph only, the PRC does not include Taiwan, Hong Kong Special Administrative Region and Macau Special Administrative Region.

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area, no offer of shares which are the subject of the offering has been, or will be made to the public in that Member State, other than under the following exemptions under the Prospectus Directive:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if that Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriter; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares referred to in (a) to (c) above shall result in a requirement for us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive, or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Each person located in a Member State to whom any offer of shares is made or who receives any communication in respect of an offer of shares, or who initially acquires any shares will be deemed to have represented, warranted, acknowledged and agreed to and with the underwriter and us that (1) it is a “qualified investor” within the meaning of the law in that Member State implementing Article 2(1)(e) of the Prospectus Directive; and (2) in the case of any shares acquired by it as a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, the shares acquired by it in the offer have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Member State other than qualified investors, as that term is defined in the Prospectus Directive, or in circumstances in which the prior consent of the underwriter has been given to the offer or resale; or where shares have been acquired by it on behalf of persons in any Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

Our company, the underwriter and their respective affiliates will rely upon the truth and accuracy of the foregoing representations, acknowledgments and agreements.

This prospectus has been prepared on the basis that any offer of shares in any Member State will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of shares. Accordingly, any person making or intending to make an offer in that Member State of shares which are the subject of the offering contemplated in this prospectus may only do so in circumstances in which no obligation arises for us or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive in relation to such offer. Neither we nor the underwriter have authorized, nor do they authorize, the making of any offer of shares in circumstances in which an obligation arises for us or the underwriter to publish a prospectus for such offer.

For the purposes of the above, the expression an “offer of securities to the public” in relation to any securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in that Member State), and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in that Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU. The above selling restriction is in addition to any other selling restrictions set out herein.

Notice to Prospective Investors in the United Kingdom

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the “Order”) and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

The underwriter has represented, warranted and agreed that:

(A) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the UK Financial Services and Markets Act 2000, as amended (the “FSMA”)) received by it in connection with the issue or sale of the Shares in circumstances in which Section 21(1) of the FSMA does not apply to us; and

(B) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to our shares in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Germany

Any offer or solicitation of securities within Germany must be in full compliance with the German Securities Prospectus Act (Wertpapierprospektgesetz-WpPG). The offer and solicitation of securities to the public in Germany requires the publication of a prospectus that has to be filed with and approved by the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht-BaFin). This prospectus has not been and will not be submitted for filing and approval to the BaFin and, consequently, will not be published. Therefore, this prospectus does not constitute a public offer under the German Securities Prospectus Act (Wertpapierprospektgesetz). This prospectus and any other document relating to our shares, as well as any information contained therein, must therefore not be supplied to the public in Germany or used in connection with any offer for subscription of our shares to the public in Germany, any public marketing of our shares or any public solicitation for offers to subscribe for or otherwise acquire our shares. This prospectus and other offering materials relating to the offer of our shares are strictly confidential and may not be distributed to any person or entity other than the designated recipients hereof.

Notice to Prospective Investors in Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (“SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, our company, the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA (FINMA), and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of shares.

Notice to Prospective Investors in Hong Kong

The securities have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the securities has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended) and, accordingly, will not be offered or sold, directly or indirectly, in Japan, or for the benefit of any Japanese Person or to others for re-offering or resale, directly or indirectly, in Japan or to any Japanese Person, except in compliance with all applicable laws, regulations and ministerial guidelines promulgated by relevant Japanese governmental or regulatory authorities in effect at the relevant time. For the purposes of this paragraph, “Japanese Person” shall mean any person resident in Japan, including any corporation or other entity organized under the laws of Japan.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA. Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (DFSA). This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.

Market and Pricing Considerations

Prior to this offering, our common stock was quoted on the OTCQB Marketplace, and there was a limited public market for our common stock. The public offering price was determined based upon the price at which our common stock was quoted on the OTCQB Marketplace, as well as by negotiations between us and the underwriter. Among the factors considered in determining the initial public offering price are the future prospects of our company and our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of our company.

An active trading market for our common stock may not develop. It is possible that after this offering the shares of common stock will not trade in the public market at or above the initial offering price.

Discretionary Shares

The underwriter will not sell any shares in this offering to accounts over which it exercises discretionary authority, without first receiving written consent from those accounts.

DIRECTORS AND EXECUTIVE OFFICERS

Our directors and executive officers are listed below.

Name	Age	Position	Since
Jianmin (“Jack”) Gao	64	Chairman of the Board and Chief Executive Officer	2011
Fei Gao	38	Chief Operating Officer and Director	2011
Crystal L. Chen	48	Chief Financial Officer	2017
Dong Yao	40	Chief Technology Officer	2011

A brief description of the background and business experience of our directors and executive officers for the past five years is as follows:

Jianmin (“Jack”) Gao, Chairman of the Board and Chief Executive Officer. Mr. Gao is a co-founder of our holding company, CCG. He has over 30 years of experience in credit markets, risk arbitrage, acquisitions, and venture capital as a commercial and investment banker. Mr. Gao has been the Chairman of the Board and Chief Executive Officer of CCG since he founded CCG in 2009. In 2008, Mr. Gao began development of the China-based e-commerce platform owned by CCG. He founded America Pine Group Inc. (formerly known as America Pine Bio-tech Inc.) in 2006. From 1997 to 2006, he was an investment banker with the U.S. firm Blackwater Capital Group. Mr. Gao earned a Master’s degree in Finance from Tsinghua University in 2002. We believe that Mr. Gao is qualified to serve on our Board of Directors because of his experience in co-founding our China-based e-commerce platform and his broad base of knowledge and experience in the commercial and investment banking industries.

Fei Gao, is the son of Jianmin Gao. He is a co-founder and our Chief Operating Officer, a position he has held since December 2014. In 2008, Mr. Gao joined his father, Jianmin Gao, in the development of the China-based e-commerce platform owned by CCG. He received a Master’s degree in business administration from Tsinghua University in 2007 and has experience in managing and developing e-commerce business. We believe that Mr. Gao’s training in business management and experience in e-commerce business qualifies him to serve on our Board of Directors.

Crystal L. Chen, Chief Financial Officer of the Company since 2017. Before that Ms. Chen had been the Managing Director of United Int’l Solutions Group since 2016. From 2012 to 2016, Ms. Chen was the Partner at Liang & Company Accountancy Corp, where she focused on financial consulting and due diligence, tax consultation for international M&A cases, international assets allocation for large companies and individuals. She was also in charge of M&A projects, investment projects, and bringing overseas investors to invest in the United States. From 2010 to 2011, Ms. Chen was the CFO at H&H Store, Inc., where she helped file a Registration Statement on Form S-1 with the SEC. From 2009 to 2010, Ms. Chen was the CFO and Vice President of Finance at QKL Stores, Inc., where she was in charge of financing, forecasting, budgeting, accounting, internal control and investor relationship for the company. She successfully helped the company with a $55 million financing in 2009 and 2010. Prior to that, Ms. Chen was an Accountant at PricewaterhouseCoopers LLP from 2006 to 2007 and the Senior Accounting Manager at Simon & Edward LLP from 2000 to 2005. Ms. Chen received a Master of Business Administration from California State University, Los Angeles, finished the Master of Business and Taxation Program in University of Southern California and received a Doctor of Philosophy in Economics specializing in Finance from Renmin University of China. Ms. Chen is an active Certified Public Accountant (CPA) licensed in California. Ms. Chen has worked closely with public companies in both U.S. and China. She is also experienced in providing consulting services to financial institutions, U.S. listed companies and subsidiaries of foreign public companies on a variety of matters, including finance and international trade, banking and finance, mergers and acquisitions, due diligence and taxation. In addition, Ms. Chen is fluent in both English and Chinese, and is familiar with both culture and business environment in U.S. and China. Ms. Chen also serves as the Young Member of All-China Federation of Returned Overseas Chinese and as the Vice Chairman of Chinese American Federation in the U.S.

Dong Yao, concurrent to his position with us as Chief Technology Officer, Mr. Yao is also the Chief Technology Officer of our holding company, CCG, a position he has held since January 2013. Mr. Yao has been the general technology manager in Arki Network since 2008. Before that, he was the technology manager in Tianjin Dianji Technology Internet Co., Ltd. from 2004 to 2008. He received a diploma in computer science from Tianjin Polytechnic University in 2000.

Term of Office

Our directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board.

Family Relationships

Mr. Jianmin Gao and Mr. Fei Gao are father and son.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Except as set forth in our discussion below in “Certain Relationships and Related Transactions,” none of our directors or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the Commission.

Code of Ethics

We currently do not have a code of business conduct and ethics applicable to our directors, officers and employees, however, we intend to adopt one in the near future in connection with our application to list on the Nasdaq Capital Market. The form of code of ethics that we intend to adopt was filed as an exhibit to pre-effective Amendment No. 2 to this registration statement of which this prospectus forms a part.

Corporate Governance

The business and affairs of the company are managed under the direction of our board. In addition to the contact information in this annual report, each stockholder will be given specific information on how he/she can direct communications to the officers and directors of the corporation at our annual stockholder meetings. All communications from stockholders are relayed to the members of the board of directors.

Board Committees

We presently do not have an audit committee, compensation committee or nominating committee or committee performing similar functions, as our management believes that until this point it has been premature at the early stage of our management and business development to form an audit, compensation or nominating committee. Until these committees are established, these decisions will continue to be made by our Board of Directors. We intend to create committees which are compliant with the rules of Nasdaq in connection with any application to the Nasdaq Capital Market which we may make in the future.

Board Leadership Structure and Role in Risk Oversight

Our Board is primarily responsible for overseeing our risk management processes. The Board receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our company’s assessment of risks. The Board focuses on the most significant risks facing our company and our company’s general risk management strategy, and also ensures that risks undertaken by our company are consistent with the Board’s appetite for risk. While the Board oversees our company’s risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks facing our company and that our Board leadership structure supports this approach.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and persons who beneficially own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and are required to furnish us with copies of these reports. Based solely on our review of the reports filed with the SEC, we believe that our CEO Jianming Gao, COO Fei Gao, CFO Crystal L. Chen and CTO Dong Yao have not filed reports required under the Section 16(a) of the Exchange Act.

EXECUTIVE COMPENSATION

Summary Compensation Table

The Summary Compensation Table below sets forth information regarding the compensation awarded to or earned by our executive officers for our fiscal years ended December 31, 2018 and 2017:

Name	Year	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	All other compensation ($)	Total ($)
Jianmin (“Jack”) Gao	2018	—	—	—	—	—	—
Chief Executive Officer	2017	—	—	—	—	—	—

Crystal L. Chen	2018	36,000	—	—	—	—	36,000
Chief Financial Officer	2017	15,000	—	—	—	—	15,000

Fei Gao	2018	30,000	—	—	—	—	30,000
Chief Operating Officer	2017	30,000	—	—	—	—	30,000

Dong Yao	2018	19,200	—	—	—	—	19,200
Chief Technology Officer	2017	19,200	—	—	—	—	19,200

Employment Agreements

We have executive agreements with Crystal L. Chen, Fei Gao and Dong Yao.

Crystal L. Chen

We entered into an employment agreement with our Chief Financial Officer, Ms. Crystal L. Chen, effective as of August 1, 2017 and running through August 1, 2020, with an annual salary of $36,000 plus 32,800 shares of our common stock per year.

Fei Gao

We entered into an employment agreement with our Chief Operating Officer, Mr. Fei Gao, effective as of December 15, 2014 and running through December 15, 2020, with an annual salary of $30,000.

Dong Yao

We entered into an employment agreement with our Chief Technology Officer, Mr. Dong Yao, effective as of January 5, 2013 and running through November 5, 2020, with an annual salary of RMB 120,000 (approximately $19,200).

Option Exercises and Fiscal Year-End Option Value Table

There were no stock options issued or exercised for the years ended December 31, 2018 and 2017 by the executive officers.

Outstanding Equity Awards at Fiscal Year-End Table

We had no outstanding equity awards as of the end of fiscal years ended December 31, 2018 and 2017.

Long-Term Incentive Plans and Awards

There were no awards made to a named executive officer in fiscal 2018 and 2017 under any long-term incentive plan.

Termination of Employment, Change-in-Control Arrangements

Jianmin Gao tendered his resignation as our Chief Financial Officer on August 3, 2017. Crystal L. Chen was subsequently appointed as our CFO on August 3, 2017. As we do not have an employment agreement with our Chairman and Chief Executive Officer, any payments or benefits that would be made to him are subject to the discretion of our Board of Directors. Our employment agreements with Messrs. Fei Gao and Dong Yao, and Ms. Crystal L. Chen, do not provide for any material post-termination benefits or payments.

Director Compensation Table

Directors are permitted to receive fixed fees and other compensation for their services as directors. The Board of Directors has the authority to fix the compensation of directors. For the years ended December 31, 2018 and 2017, we did not pay any additional compensation to the members of the Board of Directors for service on the Board.

Name	Year	Fees earned or paid in cash ($)	Stock awards ($)	Option awards ($)	Non-equity incentive plan compensation ($)	All other compensation ($)	Total ($)
Jianmin (“Jack”) Gao	2018	—	—	—	—	—	—
	2017	—	—	—	—	—	—

Fei Gao	2018	—	—	—	—	—	—
	2017	—	—	—	—	—	—

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding our shares of common stock beneficially owned as of December 31, 2018 for (i) each stockholder known to be the beneficial owner of 5% or more of our outstanding shares of common stock, (ii) each named executive officer and director, and (iii) all executive officers and directors as a group. A person is considered to beneficially own any shares: (i) over which such person, directly or indirectly, exercises sole or shared voting or investment power, or (ii) of which such person has the right to acquire beneficial ownership at any time within 60 days through an exercise of stock options or warrants. Unless otherwise indicated, voting and investment power relating to the shares shown in the table for our directors and executive officers is exercised solely by the beneficial owner or shared by the owner and the owner’s spouse or children.

For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person has the right to acquire within 60 days of December 31, 2018. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within 60 days of December 31, 2018 is deemed to be outstanding, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership. Unless otherwise specified, the address of each of the persons set forth below is in care of our company, at the address of: 1125 Route 9W S., Nyack, NY 10960.

Name of Beneficial Owners	Amount and Nature of Beneficial Ownership	Percent of Common Stock
Jianmin Gao	9,106,439	33.47%
Crystal L. Chen	—	—
Fei Gao	2,215,220	8.14%
Dong Yao	4,553	*
All officers and directors as a group (3 persons)	11,326,212	41.62%
5% shareholders:
None

*	Less than 1%.
(1)	Applicable percentages are based on 27,208,849 shares outstanding as of December 31, 2018.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have in effect any compensation plans under which our equity securities are authorized for issuance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

a)	Related parties:

Name of related parties	Relationship with the Company
Mr. Jianmin Gao	Stockholder, Chief Executive Officer, and Chairman of the Board
Mr. Fei Gao	Stockholder, Director and Chief Operating Officer
Mr. Dong Yao	Stockholder, Director and Chief Technology Officer
Ms. Lihua Xiao	Stockholder, General Manager of Arki Network
Ms. Crystal L. Chen	Chief Financial Officer
Mr. Hao Siheng	Stockholder, Son of Lihua Xiao
Beijing Daogao Trading Co. Ltd.	Ms. Lihua Xiao as the director of Beijing Daogao
Tianjin Jinjing Huizhi Network Technology Co. Ltd.	Mr. Dong Yao as the shareholder
Beijing Liujuxiang Shunxing Information Consulting Service Center	A related company controlled by non-controlling stockholder

b)	We had the following related party balances at December 31, 2018 and December 31, 2017

	December 31, 2018	December 31, 2017
Due to related parties:
Mr. Jianmin Gao	$(20,324)	$(83,747)
Mr. Fei Gao	(136,338)	(6,980)
Mr. Dong Yao	(869)	-
Beijing Daogao Trading Co. Ltd.	(26,169)	-

	$(183,700)	$(90,727)

As of December 31, 2018, we were owed an aggregate of $183,700 from related parties. These amounts were incurred by us in connection with advances of funds by the above-listed related parties, as we request. These amounts are without interest and due on demand.

c)	Loans receivable from related parties

	December 31,	December 31,
	2018	2017

Related companies of non-controlling stockholders	$334,383	$-
Allowance for loan losses	(3,344)

Total	$331,039	$-

The loan receivable from related parties are loan balances that two companies (customers) owed to Arki Capital through UnionPay. Since the shareholders of the two companies are also small shareholders of our company, we regard them as related parties. Interest income derived from the loans receivable from related parties were $693,307 and $48,388 for the year ended December 31, 2018 and 2017, respectively. Fee income derived from the loans receivable from related parties were $346,654 and $0 for the year ended December 31, 2018 and 2017, respectively.

d)	Loans payable to related parties

	December 31, 2018	December 31, 2017

Non-controlling stockholders	$3,230,433	$2,499,244
Related companies of non-controlling stockholders	657,136	-

	$3,887,569	$2,499,244

The loan payable to related parties represents the loan balances of Bangnitou as of December 31, 2018 and 2017, respectively. We regard the parties that own shares of our common stock as related parties. Interest expenses incurred on the loans payable to related parties were $2,482,626 and $1,100,486 for the year ended December 31, 2018 and 2017, respectively.

e)	Commission income received from related parties

	For the Years Ended December 31,
	2018	2017

Non-controlling stockholders	$250,029	$-
Related company of non-controlling stockholder	26,010	-

	$276,039	$-

The commission income represents the 25% of the selling price of antiques and paintings sold by Arki Tianjin E-Commerce. We regard the sales to our shareholders of as related party transactions.

f)	Consultancy fee paid to related parties

	For the Years Ended December 31,
	2018	2017

Tianjin Jinjing Huizhi Network Technology Co. Ltd.	$13,781	$-
Beijing Liujuxiang Shunxing Information Consulting Service Center	13,963	-

	$27,744	$-

The consulting fees are paid to companies that design and maintain websites for our business. Since the shareholders of the companies are also our employees, we regard them as related parties.

Director Independence

We currently do not have any independent directors but expect to fully comply with the independence rules of Nasdaq in connection with its application to the Nasdaq Capital Market. Nasdaq Listing Rule 5605(a)(2) provides that an “independent director” is a person other than an officer or employee of our company or any other individual having a relationship which, in the opinion of our Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq listing rules provide that a director cannot be considered independent if:

●	the director is, or at any time during the past three years was, an employee of the company;

●	the director or a family member of the director accepted any compensation from the company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the independence determination (subject to certain exclusions, including, among other things, compensation for board or board committee service);

●	a family member of the director is, or at any time during the past three years was, an executive officer of the company;

●	the director or a family member of the director is a partner in, controlling stockholder of, or an executive officer of an entity to which the company made, or from which the company received, payments in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenue for that year or $200,000, whichever is greater (subject to certain exclusions);

●	the director or a family member of the director is employed as an executive officer of an entity where, at any time during the past three years, any of the executive officers of the company served on the compensation committee of such other entity; or the director or a family member of the director is a current partner of the company’s outside auditor, or at any time during the past three years was a partner or employee of the company’s outside auditor, and who worked on the company’s audit.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition or operating results.

DESCRIPTION OF SECURITIES

Introduction

In the discussion that follows, we have summarized selected provisions of our articles of incorporation relating to our capital stock. This summary is not complete. This discussion is subject to the relevant provisions of Delaware law and is qualified in its entirety by reference to our articles of incorporation and our bylaws. You should read our articles of incorporation and our bylaws as currently in effect for provisions that may be important to you.

Authorized Capital Stock

Our authorized share capital consists of 100,000,000 shares of common stock, par value $0.0001 per share. As of May 1, 2019, there are 27,208,849 of common stock issued and outstanding. There are no shares of our preferred stock issued and outstanding.

Common Stock

Each share of our common stock entitles its holder to one vote in the election of each director and on all other matters voted on generally by our stockholders, other than any matter that (1) solely relates to the terms of any outstanding series of preferred stock or the number of shares of that series and (2) does not affect the number of authorized shares of preferred stock or the powers, privileges and rights pertaining to the common stock. No share of our common stock affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so.

Holders of our common stock will be entitled to dividends in such amounts and at such times as our Board of Directors in its discretion may declare out of funds legally available for the payment of dividends. We currently intend to retain our entire available discretionary cash flow to finance the growth, development and expansion of our business and do not anticipate paying any cash dividends on the common stock in the foreseeable future. Any future dividends will be paid at the discretion of our Board of Directors after taking into account various factors, including:

●	general business conditions;

●	industry practice;

●	our financial condition and performance;

●	our future prospects;

●	our cash needs and capital investment plans;

●	our obligations to holders of any preferred stock we may issue;

●	income tax consequences; and

●	the restrictions Delaware and other applicable laws and our credit arrangements then impose.

If we liquidate or dissolve our business, the holders of our common stock will share ratably in all our assets that are available for distribution to our stockholders after our creditors are paid in full and the holders of all series of our outstanding preferred stock, if any, receive their liquidation preferences in full. Our common stock has no preemptive rights and is not convertible or redeemable or entitled to the benefits of any sinking or repurchase fund.

Warrants

There are no outstanding warrants to purchase shares of our common stock.

Anti-Takeover Effects of Provisions of our Certificate of Incorporation, our Bylaws and Delaware Law

Some provisions of Delaware law, our certificate of incorporation and our bylaws contain provisions that could make the following transactions more difficult: acquisition of us by means of a tender offer; acquisition of us by means of a proxy contest or otherwise; or removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in our best interests, including transactions that might result in a premium over the price of our common stock. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate takeovers. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the price of our common stock.

Transfer Agent and Registrar

The Transfer Agent for our common stock is Pacific Stock Transfer Co.

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this offering, there was little to no trading activity in our common stock. Future sales of substantial amounts of common stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our common stock. Immediately prior to the offering, there are 27,208,849 shares of common stock outstanding. Upon the completion of the offering, we will have an aggregate of shares of common stock (for the maximum offering amount) or (for minimum offering amount) shares outstanding immediately.

All shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement. The remaining shares of common stock, representing approximately [●]% or [●]% of our outstanding shares, following the maximum offering or minimum offering, respectively, will be held by our existing shareholders. Many of these shares are “restricted securities” as that phrase is defined in Rule 144 under the Securities Act. Subject to certain contractual restrictions, including the lock-up agreements described below, holders of restricted shares will be entitled to sell those shares in the public market pursuant to an effective registration statement under the Securities Act or if they qualify for an exemption from registration under Rule 144. Sales of these shares in the public market after the restrictions under the lock-up agreements lapse, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions. As a result of lock-up agreements described below, and the provisions of Rules 144 under the Securities Act, the restricted securities will be available for sale in the public market.

We, all of our directors and officers and certain shareholders have agreed with the underwriter, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our shares of common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of 180-days after the date of this prospectus without the prior written consent of the underwriter. This consent may be given at any time without public notice. Upon expiration of the lock-up period, these shares will be available for sale in the public market, subject in some cases to applicable volume limitations under Rule 144.

We also agreed to register shares underlying the Underwriter’s Warrants. Once exercised, of which there can be no guarantee, subject to the relative lock up period described elsewhere in this prospectus, those shares shall be freely tradable without restriction or further registration under the Securities Act.

Rule 144

Some of our stockholders will be forced to hold their shares of our common stock for at least a six-month period before they are eligible to sell those shares, and even after that six-month period, sales may not be made under Rule 144 promulgated under the Securities Act unless we and such stockholders are in compliance with other requirements of Rule 144.

In general, Rule 144 provides that (i) any of our non-affiliates that has held restricted common stock for at least six months is thereafter entitled to sell its restricted stock freely and without restriction, provided that we remain compliant and current with our SEC reporting obligations, and (ii) any of our affiliates, which includes our directors, executive officers and other person in control of us, that has held restricted common stock for at least six months is thereafter entitled to sell its restricted stock subject to the following restrictions: (a) we are compliant and current with our SEC reporting obligations, (b) certain manner of sale provisions are satisfied, (c) a Form 144 is filed with the SEC, and (d) certain volume limitations are satisfied, which limit the sale of shares within any three-month period to a number of shares that does not exceed the greater of 1% of the total number of outstanding shares. A person who has ceased to be an affiliate at least three months immediately preceding the sale and who has owned such shares of common stock for at least one year is entitled to sell the shares under Rule 144 without regard to any of the limitations described above.

Summary of Shares Available for Future Sale

The following table summarizes the total shares potentially available for future sale. To the extent we sell a number of shares of common stock between the minimum and maximum offering, the below tables will be adjusted proportionately as to numbers of shares available for sale and dates on which such shares may be sold (as to currently outstanding shares).

Minimum Offering Shares	Date Available for Sale
Currently Outstanding Shares of Common Stock Subject to Lock-up Agreement: [●] (1)	After 180-day from the date of effectiveness or commencement of sales of the public offering.

Shares Offered in this Offering: [●]	After the completion of this offering, these shares will be freely tradable.

Maximum Offering Shares	Date Available for Sale
Currently Outstanding Shares of Common Stock Subject to Lock-up Agreement: [●](1)	After 180-days from the date of effectiveness or commencement of sales of the public offering.

Shares Offered in this Offering: [●]	After the completion of this offering, these shares will be freely tradable.

(1)	The number of shares of common stock outstanding as of May 1, 2019.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS

The following discussion is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this prospectus, but does not purport to be a complete analysis of all potential tax effects. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or non-U.S. tax laws are not discussed. This discussion is based on the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date of this prospectus. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a Non-U.S. Holder. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our common stock.

This discussion is limited to Non-U.S. Holders that hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a Non-U.S. Holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to Non-U.S. Holders subject to special rules, including, without limitation:

●	U.S. expatriates and former citizens or long-term residents of the United States;

●	persons subject to the alternative minimum tax;

●	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

●	banks, insurance companies, and other financial institutions;

●	brokers, dealers or traders in securities;

●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

●	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

●	tax-exempt organizations or governmental organizations;

●	persons deemed to sell our common stock under the constructive sale provisions of the Code;

●	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

●	tax-qualified retirement plans.

If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

Definition of a Non-U.S. Holder

For purposes of this discussion, a “Non-U.S. Holder” is any beneficial owner of our common stock that is neither a “U.S. person” nor an entity treated as a partnership for U.S. federal income tax purposes. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code), or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

Distributions

As described in the section entitled “Dividend Policy,” we do not anticipate paying any cash dividends on our common stock in the foreseeable future. However, if we do make distributions of cash or property on our common stock, such distributions will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a Non-U.S. Holder’s adjusted tax basis in its common stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Taxable Disposition.”

Subject to the discussion below on effectively connected income, dividends paid to a Non-U.S. Holder will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the Non-U.S. Holder furnishes a valid IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate). A Non-U.S. Holder that does not timely furnish the required documentation, but that qualifies for a reduced treaty rate, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

If dividends paid to a Non-U.S. Holder are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such dividends are attributable), the Non-U.S. Holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the Non-U.S. Holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States.

Any such effectively connected dividends will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected dividends, as adjusted for certain items. Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Sale or Other Taxable Disposition

A Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other taxable disposition of our common stock unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the Non-U.S. Holder maintains a permanent establishment in the United States to which such gain is attributable);

●	the Non-U.S. Holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

●	our common stock constitutes a U.S. real property interest (“USRPI”) by reason of our status as a U.S. real property holding corporation (“USRPHC”) for U.S. federal income tax purposes.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A Non-U.S. Holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by certain U.S. source capital losses of the Non-U.S. Holder (even though the individual is not considered a resident of the United States), provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses.

With respect to the third bullet point above, we believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our non-U.S. real property interests and our other business assets, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition by a Non-U.S. Holder of our common stock will not be subject to U.S. federal income tax if our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such Non-U.S. Holder owned, actually and constructively, 5% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the Non-U.S. Holder’s holding period.

Non-U.S. Holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Payments of dividends on our common stock will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our common stock paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of our common stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of our common stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides or is established. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act, or “FATCA”) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock, and will apply to payments of gross proceeds from the sale or other disposition of such stock on or after January 1, 2019.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our common stock.

MARKET PRICE OF AND DIVIDENDS ON OUR COMMON STOCK AND
RELATED STOCKHOLDER MATTERS

Market Information

Our common stock trades on the OTCQB Market under the symbol “CCGN”. The OTCQB Market is a quotation service that displays real-time quotes, last-sale prices, and volume information in over-the-counter (“OTC”) equity securities. An OTCQB equity security generally is any equity that is not listed or traded on a national securities exchange.

Price Range of Common Stock

The following table shows, for the periods indicated, the high and low bid prices per share of our common stock as reported by the OTCQB’s quotation service. These bid prices represent prices quoted by broker-dealers on the OTCQB quotation service. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions. The following table sets forth, for the periods indicated, the high and low bid prices of our common stock.

Year 2019	High	Low
First Quarter	$4.00	$2.70
Second Quarter (through April 30, 2019)	$4.00	$3.00

Year 2018	High	Low
First Quarter	$8.20	$3.00
Second Quarter	$8.80	$5.57
Third Quarter	$4.50	$1.01
Fourth Quarter	$4.50	$2.30

Fiscal Year 2017	High	Low
First Quarter	$25.00	$1.6
Second Quarter	$6.30	$3.51
Third Quarter	$7.00	$4.02
Fourth Quarter	$7.90	$5.00

The market price of our common stock is subject to significant fluctuations in response to variations in our quarterly operating results, general trends in the market, and other factors, over many of which we have little or no control. In addition, broad market fluctuations, as well as general economic, business and political conditions, may adversely affect the market for our common stock, regardless of our actual or projected performance.

Holders of Our Common Stock

As of December 31, 2018, we had approximately 6,069 shareholders of record of our common stock. This number does not include shares held by brokerage clearing houses, depositories or others in unregistered form.

Dividends

Under applicable PRC regulations, foreign-invested enterprises in the PRC may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a foreign-invested enterprise in the PRC is required to set aside at least 10% of its after-tax profit (determined in accordance with PRC accounting standards) each year to its general reserves until the accumulative amount of such reserves reach 50% of its registered capital. These reserves are not distributable as cash dividends.

We have not paid dividends on our common stock and do not anticipate paying such dividends in the foreseeable future. We will rely on dividends from our PRC Operating Entities for our funds and PRC regulations (described above) may limit the amount of funds distributable to us from our PRC Operating Entities, which will affect our ability to declare any dividends

LEGAL MATTERS

The validity of the common shares offered hereby will be passed upon for us by Becker & Poliakoff, LLP. Hunter Taubman Fischer & Li LLC is acting as counsel to the Underwriter. Certain legal matters as to PRC law will be passed upon for us by Tahota Law Firm. Becker & Poliakoff, LLP may rely upon Tahota Law Firm with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements for each of the years ended December 31, 2018 and 2017, as set forth in this prospectus and elsewhere in the registration statement have been so included in reliance on the report of Centurion ZD CPA & Co., (f/k/a DCAW (CPA) Ltd. as successor to Dominic K.F. Chan & Co.), an independent registered public accounting firm, given on their authority as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

WHERE YOU CAN FIND MORE INFORMATION

We filed with the SEC a registration statement under the Securities Act for the common stock in this offering. This prospectus does not contain all of the information in the registration statement and the exhibits and schedule that were filed with the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits that were filed with the registration statement. Statements contained in this prospectus about the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement.

You may read and copy all or any portion of the registration statement without charge at the public reference room of the SEC at 100 F Street, N. E., Washington, D.C. 20549. Copies of the registration statement may be obtained from the SEC at prescribed rates from the public reference room of the SEC at such address. You may obtain information regarding the operation of the public reference room by calling 1-800-SEC-0330. In addition, registration statements and certain other filings made with the SEC electronically are publicly available through the SEC’s web site at http://www.sec.gov. The registration statement, including all exhibits and amendments thereto, has been filed electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Exchange Act and, accordingly, we file annual, quarterly, and current reports and other information with the SEC. Our filings with the SEC are available to the public on the SEC’s website at www.sec.gov. Those filings are also available to the public on our corporate website at www.ccmus.com. The information we file with the SEC or contained on, or linked to through, our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part.

CONSUMER CAPITAL GROUP INC.
CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2018 AND 2017

Report of Independent Registered Public Accounting Firms

中正達會計師事務所 Centurion ZD CPA & Co. Certified Public Accountants (Practising)
Unit 1304, 13/F, Two Harbourfront, 22 Tak Fung Street, Hunghom, Hong Kong. 香港紅磡 德豐街22號 海濱廣場二期 13樓1304室 Tel 電話: (852) 2126 2388 Fax 傳真: (852) 2122 9078

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Consumer Capital Group, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Consumer Capital Group, Inc. (the “Company”) as of December 31, 2018 and 2017, and the related consolidated statements of operations and comprehensive loss, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2018, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2018 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net capital deficiency that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Centurion ZD CPA & Co.
Centurion ZD CPA & Co. (as successor to Centurion ZD CPA Ltd.)
Hong Kong
March 29, 2019
We have served as the Company’s auditor since 2016

CONSUMER CAPITAL GROUP, INC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(IN U.S. $)

	December 31,	December 31,
	2018	2017

ASSETS

Current assets:
Cash and cash equivalents	$501,350	$725,774
Prepaid expenses (Note 4)	508,499	58,225
Other receivables (Note 6)	35,544	31,136
Loans receivable – related parties, net (Note 5)	331,039	-
Short-term investment (Note 8)	-	461,115

Total current assets	$1,376,432	$1,276,250

Non-current assets:
Property and equipment, net (Note 7)	$74,080	$83,184

Total non-current assets	$74,080	$83,184

Total Assets	$1,450,512	$1,359,434

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Loans payable to third parties – current portion (Note 9)	$1,994,667	$93,759
Loans payable to related parties – current portion (Note 9)	2,869,881	1,098,991
Accrued interest payable	2,099,427	531,812
Taxes payables	-	442
Other payables	86,204	260
Payable to shareholder (Note 10)	117,767	117,767
Due to related parties (Note 14)	183,955	90,727
Deferred tax liabilities (Note 13)	79,232	83,507

Total current liabilities	$7,431,133	$2,017,265

Non-current liabilities:
Loans payable to third parties – non-current portion (Note 9)	$203,538	$1,506,309
Loans payable to related parties – non-current portion (Note 9)	1,017,688	1,400,253

Total non-current liabilities	$1,221,226	$2,906,562

Total liabilities	$8,652,359	$4,923,827

Stockholders’ (deficit) equity:
Common stock - $0.0001 par value, 100,000,000 shares authorized, 27,208,849 and 32,178,849 shares issued and outstanding as of December 31, 2018 and 2017, respectively	$2,721	$3,221
Additional paid-in capital	8,021,677	8,021,677
Accumulated deficit	(12,247,478)	(10,264,149)
Accumulated other comprehensive losses	(138,453)	(64,466)

Stockholders’ deficit before non-controlling interests	$(4,361,533)	$(2,303,717)

Non-controlling interests	(2,840,314)	(1,260,676)

Total stockholders’ deficit	$(7,201,847)	$(3,564,393)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$1,450,512	$1,359,434

See accompanying notes to the consolidated financial statement

CONSUMER CAPITAL GROUP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(IN U.S. $)

	For the Years ended December 31,
	2018	2017
Revenue
Interest income on loans-third parties	$199,905	$-
Interest income on loans-related parties	693,307	48,388
Service fee income on loans-third parties	99,952	-
Service fee income on loans-related parties	346,654	-
Commission income-third parties	287,390	-
Commission income-related parties	276,039	-
Total Revenue	$1,903,247	$48,388

Cost of revenue
Service fee on loans	$(297,737)	$-

Gross profit	$1,605,510	$48,388

Operating expenses:
General and administrative	$(1,539,082)	$(1,939,290)
Total operating expenses	$(1,539,082)	$(1,939,290)

Income (loss) from operations	$66,428	$(1,890,902)

Other income (expenses):
Interest income	$26,008	$6,312
Interest expenses to third parties	(1,158,375)	(716,328)
Interest expenses to related parties	(2,482,626)	(1,100,486)
Other expenses	(219)	-
Loss on disposal of subsidiary	(10,700)	-
Provision for loan losses	(3,483)	-
Total other expenses	$(3,629,395)	$(1,810,502)

Loss before provision for income taxes	$(3,562,967)	$(3,701,404)
Provision for income taxes	-	-
Net loss from continuing operations	$(3,562,967)	$(3,701,404)
Less: Net loss attributable to the non-controlling interest	(1,579,638)	(1,039,536)
Net loss attributable to the Company’s shareholders - continuing operations	$(1,983,329)	$(2,661,868)

Discontinued operations
Loss from discontinued operations before income taxes (Note 11)	$-	$2,578,110
Provision for income taxes	-	(348,313)
Net loss from discontinued operations	$-	$(2,926,423)

Net losses	$(3,562,967)	$(6,627,827)
Net loss attributable to the Company’s shareholders	$(1,983,329)	$(5,588,291)

Comprehensive loss:
Net losses	$(3,562,967)	$(6,627,827)
Foreign currency translation adjustment	73,987	(246,478)
Comprehensive loss	$(3,488,980)	$(6,874,305)
Less: comprehensive loss attributable to non-controlling interest	(1,579,638)	(1,077,605)
Comprehensive loss attributable to the Company’s shareholders	$(1,909,342)	$(5,796,700)

Weighted average number of common shares outstanding basic and diluted	28,606,109	31,941,890

Loss per share – Basic and Diluted

CONTINUING OPERATIONS
-Basic	$(0.07)	$(0.08)
-Diluted	(0.07)	(0.08)

DISCONTINUED OPERATIONS
-Basic	$(0.00)	$(0.09)
-Diluted	(0.00)	(0.09)

NET LOSS PER SHARE ATTRIBUTABLE TO THE COMPANY
-Basic	$(0.07)	$(0.17)
-Diluted	(0.07)	(0.17)

See accompanying notes to the consolidated financial statements.

CONSUMER CAPITAL GROUP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE YEAR ENDED DECEMBER 31, 2018 AND 2017

(IN U.S. $)

					Accumulated
			Additional	Accumulated	other		Non-
	Common stock		paid-in	(deficit) /	comprehensive	Stockholders’	controlling
	Shares	Amount	capital	earnings	income	equity / (deficit)	interest	Total
Balance at December 31, 2016	32,178,849	$3,218	7,990,637	$(4,675,858)	$143,943	$3,461,940	$(183,071)	$3,278,869
New Issues	30,000	3	31,040	-	-	31,043	-	31,043
Net Losses	-	-	-	(5,588,291)	-	(5,588,291)	(1,039,536)	(6,627,827)
Foreign currency Translation adjustment	-	-	-	-	(208,409)	(208,409)	(38,069)	(246,478)
Balance at December 31, 2017	32,208,849	$3,221	$8,021,677	$(10,264,149)	$(64,466)	$(2,303,717)	$(1,260,676)	$(3,564,393)
New Issues/(Retires)	(5,000,000)	(500)	-	-	-	(500)	-	(500)
Net Losses	-	-	-	(1,983,329)	-	(1,983,329)	(1,579,638)	(3,562,967)
Foreign currency Translation adjustments	-	-	-	-	(73,987)	(73,987)	-	(73,987)
Balance at December 31, 2018	27,208,849	$2,721	$8,021,677	$(12,247,478)	$(138,453)	$(4,361,533)	$(2,840,314)	$(7,201,847)

See accompanying notes to the consolidated financial statements.

CONSUMER CAPITAL GROUP, INC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(IN U.S. $)

	For the Years Ended December 31,
	2018	2017

Cash flows from operating activities:
Net losses	$(3,562,967)	$(6,627,827)
Less: Net loss from discontinued operations	-	(2,926,423)
Net losses from continuing operations	$(3,562,967)	$(3,701,404)

Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	$23,183	$17,828
Loss on disposal of subsidiary	10,700	-
Provision for loan losses	3,483	-

Changes in operating assets and liabilities:
Increase in prepaid expenses	(472,125)	(57,025)
Decrease in interest receivables	-	20,658
(Increase) Decrease in other receivables	(6,213)	570,144
Increase in accrued liabilities	87,959	-
Decrease in taxes payable	(572)	(57)
Increase in interest payables	1,662,940	531,812
(Decrease) Increase in due from related parties	100,037	(825,858)
Decrease in other payables	-	(155,742)
Net cash used in operating activities from continuing operations	$(2,153,575)	$(3,599,644)
Net cash provided by operating activities from discontinued operation	-	940,422
Cash flows used in operating activities	$(2,153,575)	$(2,659,222)

Cash flows from investing activities:
Originated loans disbursement	$(14,886,871)	$-
Settlement of loans receivable	14,538,552	729,708
Redemption of short-term investment	454,330	258,740
Equipment purchased	(16,303)	(53,797)
Net cash provided by investing activities from continuing operation	$89,708	$934,651
Net cash provided by investing activities from discontinued operation	-	-
Cash flow provided by investing activities	$89,708	$934,651

Cash flows from financing activities:
Proceeds from issuance of shares	$-	$31,040
Redemption of shares	(500)	-
Proceeds from loan payable - third parties	3,542,258	1,600,069
Proceeds from loan payable - related parties	12,372,914	2,715,967
Repayment of loan payable - third parties	(2,825,931)	(1,626,199)
Repayment of loan payable - related parties	(10,788,817)	(1,080,546)
Net cash provided by financing activities from continuing operations	$2,299,924	$1,640,331
Net cash provided by financing activities from discontinued operations	-	-
Cash flows provide by financing activities	$2,299,924	$1,640,331

Effect of exchange rate changes on cash	$(460,481)	$68,693

Net change in cash and cash equivalents	$(224,424)	$(15,547)

Cash and cash equivalents, beginning balance	$725,774	$741,321
Cash and cash equivalents, ending balance	$501,350	$725,774
Less: Cash and cash equivalents from discontinued operations	-	-
Cash and cash equivalents from continuing operations	$501,350	$725,774

Supplemental disclosure of cash flow information
Cash paid for interest	$1,661,635	$1,482,414
Cash paid for income taxes	$-	$-

See accompanying notes to the consolidated financial statements.

CONSUMER CAPITAL GROUP, INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(IN U.S. $)

1.	ORGANIZATION

Consumer Capital Group, Inc. (“CCG” or the “Company”) was incorporated in Delaware on April 25, 2008. The accompanying consolidated financial statements include the financial statements of the Company, its wholly owned subsidiaries, and an affiliated PRC entity (“Affiliated PRC Entity”) that is controlled through contractual arrangements. On February 5, 2010, in connection with the execution of a Stock Right Transfer Agreement, America Pine Group Inc. transferred both 100% of the stock rights of its wholly owned subsidiary Arki (Beijing) E-commerce Technology Co., Ltd. and 100% of its stock rights of America Pine (Beijing) Bio-Tech to Consumer Capital Group, Inc., a California corporation and wholly owned subsidiary of the Company (“CCG California”).

On February 4, 2011, pursuant to a Plan and Agreement of Merger by and among Mondas Minerals Corp., its wholly owned subsidiary, CCG Acquisition Corp., a Delaware corporation (“CCG Delaware”), CCG California, and Scott D. Bengfort, Mondas Minerals Corp. merged its wholly-owned subsidiary CCG Delaware into CCG California, with CCG California surviving and CCG Delaware ceasing to exist. On February 7, 2011, the Company formed a new wholly-owned subsidiary by the name of “Consumer Capital Group Inc.” (“CCG Name Sub”) in Delaware solely for purposes of changing its corporate name to “Consumer Capital Group Inc.” in conjunction with the closing of the Merger. On February 17, 2011, the Company changed its name to Consumer Capital Group Inc. pursuant to a Certificate of Ownership filed with the Secretary of State of Delaware by merging CCG Name Sub into the Company with the Company surviving and the CCG Name Sub ceasing to exist. Unless the context specifies otherwise, references to the “Company” refers to CCG California prior to the Merger and the Company, its subsidiaries and Affiliated PRC Entity combined after the Merger.

Consumer Capital Group Inc. is authorized to issue up to 100,000,000 shares of common stock, par value $0.0001 per share. On February 4, 2011, Consumer Capital Group Inc. effected a reverse stock split (the “Stock Split”), as a result of which each 21.96 shares of Consumer Capital Group’s common stock then issued and outstanding was converted into one share of Mondas Minerals’ common stock.

Immediately prior to the merger, Consumer Capital Group, Inc. had 390,444,109 shares of its common stock issued and outstanding. In connection with the merger, Mondas Minerals issued 17,777,778 shares of its common stock in exchange for the issued and outstanding shares of common stock of CCG California. Immediately prior to the closing of the merger, there were 2,500,000 issued and outstanding shares of the Company’s common stock, 60% of which were held by the then principal stockholder, CEO, and sole director of the Company, Mr. Bengfort. As a part of the merger, CCG paid $335,000 in cash to Mr. Bengfort in exchange for his agreement to enter into various transaction agreements relating to the merger, as well as the cancellation of 1,388,889 shares of the Company’s common stock directly held by him, constituting 92.6% of his pre-merger holdings of Company common stock.

Effectively on June 26, 2018, one of the Company’s subsidiary, America Arki Fuxin Network Management Co. Ltd. (“America Arki”), ceased operation and cancelled its registration record in local industrial and commercial bureau. The disposal of America Arki did not represent a strategic shift that has a major effect on the Company’s operations and financial results, America Arki is not accounted for discontinued operation in the consolidated financial statements.

On August 21, 2018, the Company incorporated Arki (Tianjin) E-Commerce Ltd. (“Arki Tianjin E-Commerce”), a wholly-owned subsidiary of Arki Network and a limited liability company formed under the laws of the PRC. The Company developed the e-commerce business for art and antique through Arki Network and Arki Tianjin E-Commerce.

SHANGHAI ZHONGHUI FINANCIAL INFORMATION SERVICES CORP.

Established on May 26, 2014, under PRC laws, Shanghai Zhonghui Financial Information Services Corp. (“Shanghai Zhonghui”) offers financing and investment opportunities for small to medium sized business and investors, including outsource of financial information technologies, investment management, investment consulting, as well as other related asset management services in China.

On December 23, 2014, the Company and Shanghai Zhonghui entered into a Share Exchange Agreement (the “Agreement”), pursuant to which the Company agreed to acquire 51% of the capital stock of Shanghai Zhonghui (the “Acquisition”). Pursuant to the terms of the Agreement, the Company agreed to issue 5,000,000 shares of the Company’s common stock, to certain individuals affiliated with Shanghai Zhonghui (the “Affiliates”), valued at $1.00 per share for a total of $5,000,000 or approximately 31,000,000 RMB, to exchange 51% of the capital stock of Shanghai Zhonghui.

On December 28, 2016, the Company and Yanbian Yaotian Gas Group Co., Ltd, (the “Purchaser”) a company incorporated under the laws of the People’s Republic of China, entered into a definitive agreement to sell all of its interests in Shanghai Zhonghui.. In connection with the sale, Zhonghui Affiliates agreed to cancel 5,000,000 shares of our common stock obtained from the transaction. The Company has since ceased our peer-to-peer lending business.

CONSUMER CAPITAL GROUP, INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(IN U.S. $)

1.	ORGANIZATION (continued)

YIN HANG FINANCIAL INFORMATION SERVICE (SHANGHAI) CO., LIMITED

Yin Hang Financial Information Service (Shanghai) Co., Limited (“Yin Hang”) was incorporated on November 22, 2013 under the laws of the People’s Republic of China (“PRC” or “China”). The Company collects service fees calculated based on the complexity, required time, contents and commercial value of the credit risk assessment services provided to lenders and borrowers on a third party peer to peer (“P2P”) online lending platform. On December 1, 2016, the Company through its variable interest entity, America Arki Network Service Beijing Co., Ltd entered into a Share Exchange Agreement with Yin Hang, pursuant to the Agreement, the Company agreed to acquire 100% of the capital stock of Yin Hang in exchange for the issuance of 4,680,000 shares of Company’s common stock. The shares are locked up for one year upon issuance and Yin Hang’s investor may sell up to 2% of the shares after such lock-up period. Further to a supplementary agreement dated March 28, 2017, as a payment for assisting in the acquisition, the Company also agreed to issue 320,000 shares of Common Stock to a third party.

On August 31, 2017, Arki Network and Yin Hang entered into a Supplementary Agreement and mutually agreed to terminate the Share Exchange Agreement, effective immediately, because companies in the financial information industry are not permitted to be controlled by foreign companies outside of China. As a result of the termination, Yin Hang is no longer be consolidated in the Company’s financial statements as of September 1, 2017 and its operations are reflected in discontinued operations.

Details of the Company’s wholly owned subsidiaries and its Affiliated PRC Entity as of December 31, 2018 are as follows:

Company	Date of Establishment	Place of Establishment	Percentage of Ownership by the Company		Principal Activities
Consumer Capital Group Inc. (“CCG “)	October 14, 2009	California USA	100%		U.S. holding company and headquarters of the consolidated entities. Commencing in July 2011, CCG performs the U.S. e-commerce operations.

Arki (Beijing) E-Commerce Technology Corp. (“Arki E-Commerce”)	March 6, 2008	PRC	100%		Maintains the various computer systems, software and data. Owns the intellectual property rights of the “consumer market network”.

America Pine (Beijing) Bio-Tech, Inc. (“America Pine”)	March 21, 2007	PRC	100	%(1)	Assists in payment collection for e-commerce business.

America Arki Network Service Beijing Co. Ltd. (“Arki Network” and Affiliated PRC Entity”)	November 26, 2010	PRC	0	%(2)	Entity under common control through relationships between Fei Gao and the Company. Holds the business license and permits necessary to conduct e-commerce operations in the PRC

CONSUMER CAPITAL GROUP, INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(IN U.S. $)

1.	ORGANIZATION (continued)

Company	Date of Establishment	Place of Establishment	Percentage of Ownership by the Company		Principal Activities
America Arki (Tianjin) Capital Management Partnership (“Arki Capital”)	October 22, 2015	PRC	51	%(3)	Offer asset management, management consulting, internet information services as well as advertising design, production, agent, publishing.

Arki (Tianjin) E-Commerce, Ltd. (“Arki Tianjin E-Commerce”)	August 21, 2018	PRC	100%		Collects service fees of the sales amount for all the revenues realized on the platform for trading of antiques.

(1)	Wholly foreign owned entities (WFOE)
(2)	VIE
(3)	Arki Network owned entities

In order to comply with PRC laws and regulations which prohibit foreign control of companies involved in internet content, the Company operates its website using the licenses and permits held by Arki Network, a 100% PRC owned entity. The equity interests of Arki Network are legally held directly by Mr. Jianmin Gao and Mr. Fei Gao, shareholders and directors of the Company. The effective control of Arki Network is held by Arki E-Commerce and America Arki (ceased operation on June 26, 2018) through a series of contractual arrangements (the “Contractual Agreements”). As a result of the Contractual Agreements and cessation of operation of America Arki, Arki E-Commerce maintain the ability to control Arki Network, and are entitled to substantially all of its economic benefits and are obligated to absorb all of its losses. Therefore, the Company consolidates Arki Network as a variable interest entity (“VIE”) in accordance with SEC Regulation SX-3A-02 and the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 810, “Consolidation in accounting for a variable interest entity (“VIE”).”

The following is a summary of the Contractual Agreements of the Company’s VIE structure:

The shareholders of Arki Network, namely Mr. Jianmin Gao and Mr. Fei Gao, entered into a loan agreement with America Arki on February 3, 2011. Under this loan agreement, America Arki granted an interest-free loan of RMB 1.0 million to Mr. Jianmin Gao and Mr. Fei Gao, collectively, for their capital contributions to Arki Network, as required by the PRC. The term of the loan is for ten years from the date of execution until the date when America Arki requests repayment. America Arki may request repayment of the loan with 30 days’ advance notice. The loan is not repayable at the discretion of the shareholders and is eliminated upon consolidation. As America Arki ceased operation subsequently, the recourse right of the RMB 1.0 million has been transferred to substituted controller, Arki E-Commerce.

CONSUMER CAPITAL GROUP, INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(IN U.S. $)

1.	ORGANIZATION (continued)

The shareholders of Arki Network entered into an option agreement with America Arki on February 3, 2011, under which the shareholders of Arki Network jointly and severally granted to America Arki an option to purchase their equity interests in Arki Network. The purchase price will be set off against the loan repayment under the loan agreement. America Arki may exercise such option at any time until it has acquired all equity interests of Arki Network or freely transferred the option to any third party and such third party assumes the rights and obligations of the option agreement. As America Arki ceased operation subsequently, the option rights are held by Arki E-Commerce.

America Arki and Arki Network entered into an exclusive business cooperation agreement deemed effective on November 26, 2010, under which Arki Network engaged America Arki as its exclusive provider of technical support, consulting services, maintenance and other commercial services. Arki Network shall pay to America Arki service fees determined based on the net income of Arki Network and which are eliminated in consolidation. America Arki shall exclusively own any intellectual property arising from the performance of this agreement. This agreement has a term of ten years from the effective date and can only be terminated mutually by the parties in a written agreement. During the term of the agreement, Arki Network may not enter into any agreement with third parties for the provision of identical or similar service without the prior consent of America Arki. As America Arki ceased operation subsequently, the rights are held by Arki E-Commerce.

The shareholders of Arki Network entered into a share pledge agreement with America Arki on February 3, 2011 under which the shareholders pledged all of their equity interests in Arki Network to America Arki as collateral for all of the payments due to America Arki and to secure their obligations under the above agreements. The shareholders of Arki Network may not transfer or assign the shares or the rights and obligations in the share pledge agreement or create or permit any pledges which may have an adverse effect on the rights or benefits of America Arki without America Arki’s preapproval. America Arki is entitled to transfer or assign in full or in part the shares pledged. In the event of default, America Arki, will be entitled to request immediate repayment of the loan or to dispose of the pledged equity interests through transfer or assignment. As America Arki ceased operation subsequently, the rights are held by Arki E-Commerce.

The shareholders of Arki Network entered into a power of attorney agreement with America Arki effective on November 26, 2010 under which the shareholders irrevocably appointed Arki E-Commerce and America Arki to vote on their behalf on all matters they are entitled to vote on, including matters relating to the transfer of any or all of their respective equity interests in the entity and the appointment of the chief executive officer and other senior management members. As America Arki ceased operation subsequently, the rights are held by Arki E-Commerce.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of accounting and presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements include those of the Company and its wholly-owned subsidiaries based in the PRC, which include America Pine, Arki E-Commerce, America Arki, 51% majority ownership in Arki Tianjin, and the discontinued operations of Shanghai Zhonghui and Yin Hang. As a result of contractual arrangements, the Company consolidates Arki Network in accordance with SEC Regulation SX-3A-02 and Accounting Standards Codification (“ASC”) 810, Consolidation. All significant intercompany accounts and transactions have been eliminated in consolidation.

The audited consolidated financial statements of the Company as of December 31, 2018, and 2017 have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”) which apply to financial statements. Accordingly, they do not include all of the information and footnotes normally required by accounting principles generally accepted in the United States of America for annual financial statements. The consolidated financial information should be read in conjunction with the consolidated financial statements and the notes thereto, included in the Company’s Form 10-K filed with the SEC. In the opinion of management, such information contains all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results for the periods presented. The results of operations for the years ended December 31, 2018 are not necessarily indicative of the results to be expected for future years.

All consolidated financial statements and notes to the consolidated financial statements are presented in United States dollars (“US Dollar” or “US$” or “$”).

Variable interest entity

Pursuant to Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Section 810, “Consolidation” (“ASC 810”), the Company is required to include in its consolidated financial statements, the financial statements of its variable interest entities (“VIEs”). ASC 810 requires a VIE to be consolidated if that company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual returns. VIEs are those entities in which a company, through contractual arrangements, bears the risk of, and enjoys the rewards normally associated with ownership of the entity, and therefore the company is the primary beneficiary of the entity.

CONSUMER CAPITAL GROUP, INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(IN U.S. $)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Variable interest entity (continued)

Under ASC 810, a reporting entity has a controlling financial interest in a VIE, and must consolidate that VIE, if the reporting entity has both of the following characteristics: (a) the power to direct the activities of the VIE that most significantly affect the VIE’s economic performance; and (b) the obligation to absorb losses, or the right to receive benefits, that could potentially be significant to the VIE. The reporting entity’s determination of whether it has this power is not affected by the existence of kick-out rights or participating rights, unless a single enterprise, including its related parties and de - facto agents, have the unilateral ability to exercise those rights. Arki Network Service’s actual stockholders do not hold any kick-out rights that affect the consolidation determination.

Through the VIE agreements disclosed in Note 1, the Company is deemed the primary beneficiary of Arki Network. Accordingly, the results of Arki Network have been included in the accompanying consolidated financial statements. Arki Network has no assets that are collateral for or restricted solely to settle their obligations. The creditors of Arki Network do not have recourse to the Company’s general credit.

The following financial statement amounts and balances of Arki Network have been included in the accompanying consolidated financial statements:

	As of December 31,
	2018	2017
Cash and cash equivalent	$486,178	$686,368
Loan receivable, net	331,039	-
Prepaid expenses	478,222	57,025
Due from intercompany	7,181,347	1,386,108
Due from related party	1,584,983	96,968
Other receivables	17,065	11,890
Total current assets	$10,078,834	$2,238,359

Property and equipment, net	$35,529	$50,453
Long-term investment	$300,679	$317,888
Total non-current assets	$336,208	$368,341

Total assets	$10,415,042	$2,606,700

Loan payable - current portion	$4,864,548	$1,192,750
Interest payable	2,099,427	531,812
Accrued liabilities	48,244	203
Due to intercompany	7,079,406	1,729,803
Due to related party	1,722,601	250,810
Deferred tax liability	113,734	120,243
Total current liabilities	$15,927,960	$3,825,621

Loan payable - non-current portion	$1,221,226	$2,906,562
Total non-current liabilities	$1,221,226	$2,906,562

Total liabilities	$17,149,186	$6,732,183

	For the Years Ended December 31,
	2018	2017

Net revenue	$1,605,511	$-

Net loss from continuing operation	(2,950,029)	(2,468,442)
Less: Net loss attributable to the non-controlling interest	(1,579,638)	(1,039,536)
Net loss attributable to the company – continuing operations	$(1,370,391)	$(1,428,906)

Net loss from discontinued operations	$-	$(2,926,423)
Less: Net loss attributable to the non-controlling interest	-	-
Net loss attributable to the company – discontinued operations	$-	$(2,926,423)

Net loss for the year	$(2,950,029)	$(5,394,865)
Net loss attributable to company’s shareholders	$(1,370,391)	$(4,355,329)

CONSUMER CAPITAL GROUP, INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(IN U.S. $)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Variable interest entity (continued)

	For the Years Ended December 31,
	2018	2017

Cash flow (used in) provided by operating activities	$(3,669,205)	$373,260
-Net cash used in operating activities from continuing operations	(3,669,205)	(567,162)
-Net cash provided by operating activities from discontinued operations	-	940,422

Cash flow (used in) provided by investing activities	$(348,319)	$675,911
-Net cash (used in) provided by investing activities from continuing operations	(348,319)	675,911

Net cash provided by financing activities	$3,847,699	$276,669
-Net cash provided by financing activities from continuing operations	3,847,699	276,669

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Foreign currency translations

Almost all of the Company assets are located in the PRC. The functional currency for the Company’s operations is the Renminbi (“RMB”). The Company uses the United States Dollar (“US Dollar” or “US$” or “$”) for financial reporting purposes. The financial statements of the Company have been translated into US Dollars in accordance with FASB ASC Section 830, “Foreign Currency Matters.”

All asset and liability accounts have been translated using the exchange rate in effect at the balance sheet date. Equity accounts have been translated at their historical exchange rates when the capital transactions occurred. Statements of operations and comprehensive income (loss) and cash flows have been translated using the average exchange rate for the periods presented. Adjustments resulting from the translation of the Company’s financial statements are recorded as other comprehensive income (loss).

The exchange rates used to translate amounts in RMB into US Dollars for the purposes of preparing the financial statements are as follows:

	December 31, 2018	December 31, 2017

Balance sheet items, except for stockholders’ equity, as of years ended	0.1454	0.1537

	For the Years Ended
	December 31, 2018	December 31, 2017

Amounts included in the statements of operations and comprehensive income (loss) and cash flows for the years presented	0.1514	0.1483

CONSUMER CAPITAL GROUP, INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(IN U.S. $)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Foreign currency translations (continued)

Foreign currency translation adjustments of $73,987 and $(246,478) for the years ended December 31, 2018 and 2017, respectively, have been reported as other comprehensive (loss) income. Other comprehensive (loss) income of the Company consists entirely of foreign currency translation adjustments.

Although PRC government regulations now allow convertibility of the RMB for current account transactions, significant restrictions still remain. Hence, such translations should not be construed as representations that the RMB could be converted into US Dollars at that rate or any other rate.

The value of the RMB against the US Dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. Any significant revaluation of the RMB may materially affect the Company’s financial condition in terms of US Dollar reporting.

Revenue recognition

ASC 606, Revenue from Contracts with Customers (“ASC 606”), establishes principles for reporting information about the nature, amount, timing and uncertainty of revenue and cash flows arising from the entity’s contracts to provide goods or services to customers. The core principle requires an entity to recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration that it expects to be entitled to receive in exchange for those goods or services recognized as performance obligations are satisfied. Effective January 1, 2018, the Company adopted ASU 2014-09 Revenue from Contracts with Customers – Topic 606 and all subsequent ASCs that modified ASC 606.  The Company has elected to apply the standard utilizing the modified retrospective approach with a cumulative effect of adoption for the impact from uncompleted contracts as the date of adoption.  The implementation of the new standard had no material impact to the measurement or recognition of revenue of prior periods.

The Company’s revenue is comprised of:

1)	Interest and fee income - Management determined that the primary sources of revenue emanating from interest and fee income on loans receivable are not within the scope of ASC 606. As a result, no changes were made during the period related to these sources of revenue.

2)	Noninterest income – The primary sources of noninterest income are within the scope of ASC 606, which are presented in the income statements as commission income.

Interest and Fee Income

Interest income on loans

Interest on loan receivables is accrued monthly in accordance with their contractual terms and recorded in accrued interest receivable. The Company does not charge a prepayment penalty if they repay the loans in advance with or without notice.

Servicing fee income

Borrowers typically pay the Company a servicing fee on each payment received. The service fees compensate the Company for the costs it incurs in servicing the related loan, including managing funding from investors, payments to investors and maintaining borrower’ account portfolios. The Company records servicing fees paid by borrower as a component of operating revenue when received.

Yin Hang provided credit risks assessment services to the borrowers and lenders on a third party P2P online lending platform. The service fees are calculated based on complexity, required time, contents and commercial value of the coordination services between borrowers and lenders and are collected when the loan agreements are signed by all parties but before releasing the money to the borrowers.

CONSUMER CAPITAL GROUP, INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(IN U.S. $)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Revenue recognition (continued)

Noninterest Income

E-commerce Revenue Recognition

The Company evaluates whether it is appropriate to record the net amount of sales earned as commissions. The Company is not the primary obligor nor is it subject to inventory risk as the agreements with its suppliers specify that they have the responsibility to provide the product or service to the customer. Also, the amounts it earns from its vendors/suppliers is based on a fixed percentage and bound contractually. Additionally, the Company does not have any obligation to resolve disputes between the vendors and the customers that purchase the products on its website. Any disputes involving damaged, non-functional, product returns, and/or warranty defects are resolved between the customer and the vendor.

The Company has no obligation for right of return and/or warranty for any of the sales completed using its website. Since the Company is not primarily obligated and amounts earned are determined using a fixed percentage, a fixed-payment schedule, or a combination of the two, it records its revenues as commissions earned on a net basis.

The Company records deferred revenue when cash is received in advance of the performance of services or delivery of goods. Deferred revenue is also recorded to account for the seven-day grace period offered to customers for potential product disputes, if any.

Commission income for art & antique trading platform

The Company started to operate the platform for art & antique trading in the 3rd quarter of 2018. On August 21, 2018, the Company incorporated Arki (Tianjin) E-Commerce Technology Corp (“Arki Tianjin E-Commerce”), a wholly-owned subsidiary of Arki Network and a limited liability company formed under the laws of the PRC. The Company plan to develop the e-commerce business for art and antique through Arki Network and Arki Tianjin E-Commerce. Sellers put their art & antique on our platform for sell. The Company get a 25% of the selling price as the commission income.

Cost of revenue

The cost of revenue represented the fees paid to agents for the introduction of customers.

CONSUMER CAPITAL GROUP, INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(IN U.S. $)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Discontinued Operations

“Presentation of Financial Statements (Topic 205) and Property, Plant and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity” is utilized by the Company to present the operations of Shanghai Zhonghui and Yin Hang which have been disposed of. The amendments contained in this update change the criteria for reporting discontinued operations and enhance the reporting requirements for discontinued operations. Under the revised standard, a discontinued operation must represent a strategic shift that has or will have a major effect on an entity’s operations and financial results. Examples could include a disposal of a major line of business, a major geographical area, a major equity method investment, or other major parts of an entity. The revised standard also allows an entity to have certain continuing cash flows or involvement with the component after the disposal. Additionally, the standard requires expanded disclosures about discontinued operations that will provide financial statement users with more information about the assets, liabilities, income, and expenses of discontinued operations. The Company accounted for the sales of Shanghai Zhonghui and Yin Hang as discontinued operations pursuant to this standard. Refer to Note 11 for additional details.

Non-controlling interest

Noncontrolling interests held 49% shares of one of subsidiary is recorded as a component of our equity, separate from the Company’s equity. Purchase or sales of equity interests that do not result in a change of control are accounted for as equity transactions. Results of operations attributable to the non-controlling interest are included in our consolidated results of operations and, upon loss of control, the interest sold, as well as interest retained, if any, will be reported at fair value with any gain or loss recognized in earnings.

Comprehensive income (loss)

Comprehensive income (loss) includes all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, Accounting Standards Codification (ASC) 220, Comprehensive Income, requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. For the periods presented, the Company’s comprehensive income (loss) includes net income (loss) and foreign currency translation adjustments and is presented in the consolidated statements of operations and comprehensive income (loss).

Earnings per share

The Company calculates basic earnings per share by dividing its net income (loss) by the weighted average number of common shares outstanding for the period, without considering common stock equivalents.

Diluted EPS is computed by dividing net income by the weighted average number of common shares outstanding for the period and the weighted average number of dilutive common stock equivalents, such as options and warrants.

Options and warrants are only included in the calculation of diluted EPS when their effect is not anti-dilutive or the Company has a loss.

Cash and cash equivalents

The Company considers all demand and time deposits and all highly liquid investments with an original maturity of three months or less to be cash equivalents.

CONSUMER CAPITAL GROUP, INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(IN U.S. $)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loans receivable

Loans receivable primarily represents the principle lent to the borrowers. Management regularly reviews the aging of the loans receivable and changes in payment trends and records an allowance when management believes collection of amounts due are at risk. Loans receivable considered noncollectable are written off after exhaustive efforts at collection.

Allowance for loan losses

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on the Company’s past loan loss history, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The Company calculates the provision amount as below:

1.	General Reserve - is based on the total loan receivable balance and to be used to cover unidentified probable loan loss. The General Reserve is required to be no less than 1% of total loans receivable.

2.	Specific Reserve - is an allowance set aside covering losses due to risks related to a particular country, region, industry, borrower or type of loan. The reserve rate can also be decided based on management’s estimate of loan collectability.

Interest receivable

Interest receivable represents the amount of interest that has been earned as of the balance sheet date, but which has not yet been received in cash. Management regularly reviews the aging of interest receivable and changes in payment trends and records an allowance when management believes collection of amounts due are at risk. Interest receivable considered uncollectible is written off after exhaustive efforts at collection.

Loans payable

Loans from individuals primarily represent the principle of lending funds received from the individuals through the Company’s internet platform. The interest rates of such loans are 10% - 100% per annum with a term lasting from 6 months to two years.

Property and equipment, net

Property and equipment is recorded at cost and consists of computer equipment, office equipment and furniture and is depreciated using the straight-line method over the estimated useful lives of the related assets (generally three years or less). Costs incurred for maintenance and repairs are expensed as incurred and expenditures for major replacements and improvements are capitalized and depreciated over their estimated remaining useful lives.

CONSUMER CAPITAL GROUP, INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(IN U.S. $)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Impairment of long-lived assets

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances (such as a significant adverse change in market conditions that will impact the future use of the assets) indicate its net book value may not be recoverable. When these events occur, the Company compares the projected undiscounted future cash flows associated with the related asset or group of assets over its estimated useful lives against their respective carrying amount. Impairment, if any, is based on the excess of the carrying amount over the fair value, based on market value when available, or discounted expected cash flows, of those assets and is recorded in the period in which the determination is made. The Company’s management currently believes there is no impairment of its long-lived assets. There can be no assurance, however, that market conditions will not change or demand for the Company’s services will continue. Either of these could result in the future impairment of long-lived assets. As of December 31, 2018 and 2017, the Company has not experienced impairment losses on its long-lived assets for both the continuing and discontinued operations. However, there can be no assurances that demand for the Company’s products or services will continue, which could result in an impairment of long-lived assets in the future.

Short-term investments

The Company’s short-term investments are classified as available-for-sale investments. The available-for-sale investments are reported at fair values with the unrealized gains or losses recorded as accumulated other comprehensive income in equity. The changes in fair values of those derivative instruments are recognized as gain or loss in the consolidated statements of operations.

The Company reviews its available-for-sale short-term investments for other-than-temporary impairment (“OTTI”) based on the specific identification method. The Company considers available quantitative and qualitative evidence in evaluating the potential impairment of its short-term investments. The Company did not recognize any other-than-temporary impairment charges on its available-for-sale investments during the years ended December 31, 2018 and 2017.

Fair value of financial instruments

FASB ASC 820, “Fair Value Measurement” specifies a hierarchy of valuation techniques based upon whether the inputs to those valuation techniques reflect assumptions other market participants would use based upon market data obtained from independent sources (observable inputs). In accordance with ASC 820, the following summarizes the fair value hierarchy:

Level 1 Inputs –	Unadjusted quoted market prices for identical assets and liabilities in an active market that the Company has the ability to access.

Level 2 Inputs –	Inputs other than the quoted prices in active markets that are observable either directly or indirectly.

Level 3 Inputs –	Inputs based on valuation techniques that are both unobservable and significant to the overall fair value measurements.

ASC 820 requires the use of observable market data, when available, in making fair value measurements. When inputs used to measure fair value fall within different levels of the hierarchy, the level within which the fair value measurement is categorized is based on the lowest level input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.

The tables below present information at the end of 2018 and 2017, respectively, regarding the Company’s financial assets and financial liabilities that are measured at fair value on a recurring basis and indicate the level within the fair value hierarchy reflecting the valuation techniques utilized to determine such fair value.

2018:
Level 1
Available-for-sale:
Short-term investments	$-

2017:
Level 1
Available-for-sale:
Short-term investments	$461,115

CONSUMER CAPITAL GROUP, INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(IN U.S. $)

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income taxes

The Company accounts for income taxes in accordance with FASB ASC 740, “Income Taxes”, which requires the recognition of deferred income taxes for differences between the basis of assets and liabilities for financial statement and income tax purposes. Deferred tax assets and liabilities represent the future tax consequences for those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income. A valuation allowance is established when necessary to reduce deferred tax assets to the amount expected to be realized.

ASC 740 addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC 740, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position would be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. ASC 740 also provides guidance on de-recognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, and accounting for interest and penalties associated with tax positions. As of December 31, 2018 and 2017, the Company does not have a liability for any unrecognized tax benefits. The Company’s tax filings are subject to examination by the tax authorities. The tax years of 2013 and 2014 and 2015 remain open to examination by tax authorities in the PRC.

Generally, the Company remains subject to PRC examination of its income tax returns annually. It believes that its income tax filing positions and deductions will be sustained on audit and do not anticipate any adjustments that will result in a material change to our financial position. Therefore, no reserves for uncertain income tax positions have been recorded pursuant to ASC 740. Its tax provision for interim periods is determined using an estimate of our annual effective tax rate based on rates established within the PRC and, adjusted for discrete items, if any, that are taken into account in the relevant period. Each quarter the Company updates its estimate of the annual effective tax rate, and if the estimated tax rate changes, the Company makes a cumulative adjustment.

Going Concern

As shown in the consolidated financial statements, the Company has generated a net loss of $3,562,967 for the year ended December 31, 2018 and an accumulated deficit of $12,247,478 as of December 31, 2018. The Company also experienced insufficient cash flows from operations and will be required continuous financial support from the shareholder. The Company will need to raise capital to fund its operations until it is able to generate sufficient revenue to support the future development. Moreover, the Company may be continuously raising capital through the sale of debt and equity securities.

The Company’s ability to achieve these objectives cannot be determined at this stage. If the Company is unsuccessful in its endeavors, it may be forced to cease operations. These consolidated financial statements do not include any adjustments that might result from this uncertainty which may include adjustments relating to the recoverability and classification of recorded asset amounts, or amounts and classifications of liabilities that might be necessary should the Company be unable to continue as a going concern.

These factors have raised substantial doubt about the Company’s ability to continue as a going concern. There can be no assurances that the Company will be able to obtain adequate financing or achieve profitability. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

CONSUMER CAPITAL GROUP, INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(IN U.S. $)

3.	RECENTLY ISSUED ACCOUNTING STANDARDS

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606). This guidance supersedes current guidance on revenue recognition in Topic 605, “Revenue Recognition.” In addition, there are disclosure requirements related to the nature, amount, timing, and uncertainty of revenue recognition. For publicly-traded business entities, Topic 606 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. The guidance permits two methods of adoption: retrospectively to each prior reporting period presented (full retrospective method), or retrospectively with the cumulative effect of initially applying the guidance recognized at the date of initial application (modified retrospective method). The Company will adopt the new revenue standard beginning January 1, 2018, using the modified retrospective method. The Company anticipates that the application of the new standard in the future may result in more disclosures, but its application is not likely to have a material impact on the timing and amounts of revenue recognized in the respective reporting periods.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments, which reduces the diversity in practice on how certain transactions are classified in the statement of cash flows. The guidance is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. Early adoption is permitted.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses. The ASU sets forth a “current expected credit loss” (“CECL”) model which requires the Company to measure all expected credit losses for financial instruments held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. This replaces the existing probable incurred loss model and is applicable to the measurement of credit losses on financial assets measured at amortized cost and applies to some off-balance sheet credit exposures. This ASU requires enhanced disclosures to help investors and other financial statement users better understand significant estimates and judgements used in determining the allowance for loan losses, as well as the credit quality and underwriting standards of an organization’s loan portfolio. In addition, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. As we will no longer be treated as an emerging growth company beginning December 31, 2021, we are required to adopt this ASU no later than 2021. Early adoption is permitted in fiscal years beginning after December 31, 2018. The Company is currently evaluating the alternative methodologies available and assessing its data and system needs to implement this ASU.

On October 2, 2017, The FASB has issued Accounting Standards Update (ASU) No. 2017-13, “Revenue Recognition (Topic 605), Revenue from Contracts with Customers (Topic 606), Leases (Topic 840), and Leases (Topic 842): Amendments to SEC Paragraphs Pursuant to the Staff Announcement at the July 20, 2017 EITF Meeting and Rescission of Prior SEC Staff Announcements and Observer Comments.” The ASU adds SEC paragraphs to the new revenue and leases sections of the Codification on the announcement the SEC Observer made at the 20 July 2017 Emerging Issues Task Force (EITF) meeting. The SEC Observer said that the SEC staff would not object if entities that are considered public business entities only because their financial statements or financial information is required to be included in another entity’s SEC filing use the effective dates for private companies when they adopt ASC 606, Revenue from Contracts with Customers, and ASC 842, Leases. This would include entities whose financial statements are included in another entity’s SEC filing because they are significant acquirees under Rule 3-05 of Regulation S-X, significant equity method investees under Rule 3-09 of Regulation S-X and equity method investees whose summarized financial information is included in a registrant’s financial statement notes under Rule 4-08(g) of Regulation S-X. The ASU also supersedes certain SEC paragraphs in the Codification related to previous SEC staff announcements and moves other paragraphs, upon adoption of ASC 606 or ASC 842. The Company does not expect that the adoption of this guidance will have a material impact on its consolidated financial statements.

On November 22, 2017, the FASB ASU No. 2017-14, “Income Statement—Reporting Comprehensive Income (Topic 220), Revenue Recognition (Topic 605), and Revenue from Contracts with Customers (Topic 606): Amendments to SEC Paragraphs Pursuant to Staff Accounting Bulletin No. 116 and SEC Release 33-10403.” The ASU amends various paragraphs in ASC 220, Income Statement — Reporting Comprehensive Income; ASC 605, Revenue Recognition; and ASC 606, Revenue From Contracts With Customers, that contain SEC guidance. The amendments include superseding ASC 605-10-S25-1 (SAB Topic 13) as a result of SEC Staff Accounting Bulletin No. 116 and adding ASC 606-10-S25-1 as a result of SEC Release No. 33-10403. The Company does not expect that the adoption of this guidance will have a material impact on its consolidated financial statements.

In February 2018, the FASB issued ASU No. 2018-02, “Reclassification of Certain Tax Effects From Accumulated Other Comprehensive Income.” The ASU amends ASC 220,  Income Statement — Reporting Comprehensive Income, to “allow a reclassification from accumulated other comprehensive income to retained earnings for stranded tax effects resulting from the Tax Cuts and Jobs Act.” In addition, under the ASU, an entity will be required to provide certain disclosures regarding stranded tax effects. The ASU is effective for all entities for fiscal years beginning after December 15, 2018, and interim periods within those fiscal years. The Company does not expect that the adoption of this guidance will have a material impact on its consolidated financial statements.

CONSUMER CAPITAL GROUP, INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(IN U.S. $)

3.	RECENTLY ISSUED ACCOUNTING STANDARDS (continued)

In March 2018, the FASB issued ASU 2018-05 — Income Taxes (Topic 740): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 118 (“ASU 2018-05”), which amends the FASB Accounting Standards Codification and XBRL Taxonomy based on the Tax Cuts and Jobs Act (the “Act”) that was signed into law on December 22, 2017 and Staff Accounting Bulletin No. 118 (“SAB 118”) that was released by the Securities and Exchange Commission. The Act changes numerous provisions that impact U.S. corporate tax rates, business-related exclusions, and deductions and credits and may additionally have international tax consequences for many companies that operate internationally. The Company does not believe this guidance will have a material impact on its consolidated financial statements.

In July 2018, the FASB issued ASU 2018-10, “Codification Improvements to Topic 842, Leases.” The ASU addresses 16 separate issues which include, for example, a correction to a cross reference regarding residual value guarantees, a clarification regarding rates implicit in lease contracts, and a consolidation of the requirements about lease classification reassessments. The guidance also addresses lessor reassessments of lease terms and purchase options, variable lease payments that depend on an index or a rate, investment tax credits, lease terms and purchase options, transition guidance for amounts previously recognized in business combinations, and certain transition adjustments, among others. For entities that early adopted Topic 842, the amendments are effective upon issuance of this Update, and the transition requirements are the same as those in Topic 842. For entities that have not adopted Topic 842, the effective date and transition requirements will be the same as the effective date and transition requirements in Topic 842. The Company does not believe this guidance will have a material impact on its consolidated financial statements.

In July 2018, the FASB issued ASU 2018-11 - Leases (Topic 842): Targeted Improvements. The ASU simplifies transition requirements and, for lessors, provides a practical expedient for the separation of nonlease components from lease components. Specifically, the ASU provides: (1) an optional transition method that entities can use when adopting ASC 842 and (2) a practical expedient that permits lessors to not separate nonlease components from the associated lease component if certain conditions are met. For entities that have not adopted Topic 842 before the issuance of this Update, the effective date and transition requirements for the amendments in this Update are the same as the effective date and transition requirements in Update 2016-02. For entities that have adopted Topic 842 before the issuance of this Update, the transition and effective date of the amendments in this Update are as follows: 1) The practical expedient may be elected either in the first reporting period following the issuance of this Update or at the original effective date of Topic 842 for that entity. 2) The practical expedient may be applied either retrospectively or prospectively. All entities, including early adopters, that elect the practical expedient related to separating components of a contract in this Update must apply the expedient, by class of underlying asset, to all existing lease transactions that qualify for the expedient at the date elected. The Company does not believe this guidance will have a material impact on its consolidated financial statements.

The Company has considered all new accounting pronouncements and has concluded that there are no new pronouncements that may have a material impact on results of operations, financial condition, or cash flows, based on current information.

CONSUMER CAPITAL GROUP, INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(IN U.S. $)

4.	PREPAID EXPENSES

Prepaid expenses consisted of prepaid rent for our US company and other prepaid expenses and security deposit for Arki Network as of December 31, 2018 and 2017, respectively.

5.	LOANS RECEIVABLE, NET

The monthly interest rates on loan issued at 2% and range from 8% to 30% for the years ended December 31, 2018, and 2017, respectively. According to the outstanding contracts during the reporting period, the maturity terms are 3 months.

As of December 31, 2018 and 2017, loan receivables from third parties was $0 and $0, net of provision for loan losses of $0, and $0, respectively; loan receivables from related parties was $331,039 and $0, net of provision for loan losses of $3,344 and $0, respectively.

Loan receivables consisted of the following as of December 31, 2018 and 2017, respectively:

	December 31, 2018	December 31, 2017

Loans receivable – related parties	$334,383	$-
Allowance for loan losses	(3,344)	-

Loans receivable, net	$331,039	$-

The following table represents the aging of loan receivables as of December 31, 2018:

	1-29 days past due	30-59 days past due	60-89 days past due	Over 90 days past due	Total past due	Current	Total Loans
Loans receivables	$-	$-	$-	$334,383	$334,383	$-	$334,383

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. Management performs a quarterly evaluation of the adequacy of the allowance. The allowance is based on the Company’s past loan loss history, known and inherent risks in the portfolio, adverse situations that may affect the borrower’s ability to repay, the estimated value of any underlying collateral, composition of the loan portfolio, current economic conditions and other relevant factors. This evaluation is inherently subjective as it requires material estimates that may be susceptible to significant revision as more information becomes available.

The allowance is calculated at portfolio-level since our loans portfolio is typically of smaller balance homogenous loans and is collectively evaluated for impairment.

Finally, as appropriate, the Company also considers individual borrower circumstances and the condition and fair value of the loan collateral, if any.

CONSUMER CAPITAL GROUP, INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(IN U.S. $)

5.	LOANS RECEIVABLE, NET (continued)

While management uses the best information available to make loan loss allowance evaluations, adjustments to the allowance may be necessary based on changes in economic and other conditions or changes in accounting guidance.

For the years ended December 31, 2018 and 2017, the allowance for loan losses were $3,344 and nil, respectively.

Loans with modified terms are classified as troubled debt restructurings if the Company grants such borrowers concessions and it is deemed that those borrowers are experiencing financial difficulty. Concessions granted under a troubled debt restructuring generally involve a temporary below market rate reduction in interest rate or an extension of a loan’s stated maturity date. Non-accrual troubled debt restructurings are restored to accrual status if principal and interest payments, under the modified terms, are current for six consecutive months after modification. Loans classified as troubled debt restructurings are designated as impaired. There were no loans considered impaired at December 31, 2018 and 2017.

6.	OTHER RECEIVABLES

Other receivables consist of the following as of December 31, 2018 and 2017:

	December 31, 2018	December 31, 2017

Advances to unrelated third-parties	$33,144	$28,736
Other deposits	2,400	2,400

Total	$35,544	$31,136

7.	PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following as of December 31, 2018 and 2017:

	December 31, 2018	December 31, 2017
Leasehold improvement	$67,187	$53,797
Office equipment	25,629	25,748
Furniture and fixtures	6,615	6,994
Motor vehicles	20,710	20,710
	$120,141	$107,249
Less: accumulated depreciation	(46,061)	(24,065)
Total property and equipment, net	$74,080	$83,184

For the years ended December 31, 2018 and 2017, depreciation expense from the continuing operations was $23,183 and $17,828, respectively.

8.	SHORT-TERM INVESTMENT

Short-term investment is highly liquid available-for-sale investment in accounts maintained with Industrial and Commercial Bank of China within the PRC.

	As of December 31,
	2018	2017
Short-term investment
Available-for-sale investment	$461,115	$719,855
Less: Redemption	(461,115)	(258,740)
Total short-term investments	$-	$461,115

Interest income earned from the short-term investments for the years ended December 31, 2018 and 2017 was $22,677 and $4,509, respectively. Nil and nil unrealized gain were recognized for the years ended December 31, 2018 and 2017, respectively.

CONSUMER CAPITAL GROUP, INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(IN U.S. $)

9.	LOANS PAYABLE

Individuals can invest in loans that are offered through the Company’s marketplace and network. All the loans have maturities from six months to two years with interest rates varying from 4% to 54% per annum.

Loans payable consisted of the following as of December 31, 2018 and 2017:

	Remaining	December 31,	December 31,
Interest rate	maturity	2018	2017
4%	Within 1 year	$103,223	$-
12%	Within 1 year	202,084	-
13%	Within 1 year	45,069	15,370
14%	Within 1 year	2,908	158,316
18%	Within 1 year	799,610	-
40 - 54%	Within 1 year	3,711,654	1,019,064
40 - 54%	Between 1 to 2 years	1,221,226	2,906,562
		$6,085,774	$4,099,312

	Current portion	$4,864,548	$1,192,750
	Non-current portion	$1,221,226	$2,906,562

The Company has loans payable to related parties of $3,887,569 and $2,499,244, and loans payable to third parties of $2,198,205 and $1,600,068 as of December 31, 2018 and 2017, respectively. For the years ended December 31, 2018 and 2017, the Company recorded $3,641,001 and $1,801,986 on the interest expenses, respectively.

10.	PAYABLE TO SHAREHOLDER

Caesar Capital Management Ltd. (“Caesar”) a shareholder of the Company, advanced $117,767 and $ 117,767 to the Company as of December 31, 2018 and 2017, respectively. The loans were borrowed by the Company for operating purposes, without collateral, and were due between July 2013 to November 2013, with an annual interest rate of 6%. On July 1, 2013, the Company entered into an agreement with Caesar Capital Management Ltd. which amended the maturity date for all the existing loans between the Company and Caesar Capital Management Ltd. The loans became due on demand and are non-interest bearing.

11.	DISCONTINUED OPERATIONS

In accordance with ASU No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity, a disposal of a component of an entity or a group of components of an entity is required to be reported as discontinued operations if the disposal represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results when the components of an entity meets the criteria in paragraph 205-20-45-1E to be classified as held for sale. When all of the criteria to be classified as held for sale are met, including management, having the authority to approve the action, commits to a plan to sell the entity, the major current assets, other assets, current liabilities, and noncurrent liabilities shall be reported as components of total assets and liabilities separate from those balances of the continuing operations. At the same time, the results of all discontinued operations, less applicable income taxes (benefit), shall be reported as a component of net income (loss) separate from the net income (loss) of continued operations in accordance with ASC 205-20-45.

Disposal of Yin Hang

On December 1, 2016, the Company through its variable interest entity, America Arki Network Service Beijing Co., Ltd entered into certain Share Exchange Agreement with Yin Hang Financial Information Service (Shanghai) Co., Ltd, a company established under the laws of People’s Republic of China. Pursuant to the Agreement, the Company agreed to acquire 100% of the capital stock of Yin Hang in exchange for the issuance of 4,680,000 shares of Company’s common stock. Pursuant to the terms of the Agreement, all Acquisition Shares shall be locked up for one year upon issuance and Yin Hang’s investor may sell up to 2% of the Acquisition Shares after such lock-up period. Further to the supplementary agreement dated March 28, 2017, as a payment for the assisting with the acquisition, the Company also issued 320,000 additional shares of the Common Stock to a third party, Yu Yang.

CONSUMER CAPITAL GROUP, INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(IN U.S. $)

11.	DISCONTINUED OPERATIONS (continued)

Disposal of Yin Hang (continued)

On August 31, 2017, Arki Network and Yin Hang entered into a Supplementary Agreement and mutually agreed to terminate the Share Exchange Agreement, effective immediately, because companies in the financial information industry are not permitted to be controlled by foreign companies outside of China. As a result of the termination, Yin Hang shall no longer be consolidated in the Company’s financial statements as of September 1, 2017. As of December 31 2017, the results of operations of Yin Hang are reflected in the Company’s consolidated financial statements as “discontinued operations.”

The disposal represents a strategic shift and has a major effect on the Company’s results of operations. The disposed entities are accounted as discontinued operations in the consolidated financial statements for the year ended December 31, 2017. A loss of $5,127,174 was recognized on the disposal, which is determined based on the excess of assets over liabilities in the same amount.

The significant items included discontinued operations are as follow:

	For the Years Ended December 31,
	2018	2017

Revenue	$-	$2,246,767
Cost of revenue	-	(8,066)
Operating expenses	-	(845,420)
Interest expense	-	(32)
Other income	-	1,155,815
Loss on disposal of Yin Hang	-	(5,127,174)

Loss from discontinued operations before income taxes	$-	$(2,578,110)
Provision for income taxes	-	(348,313)

Loss from discontinued operations	$-	$(2,926,423)

CONSUMER CAPITAL GROUP, INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(IN U.S. $)

12.	NONCONTROLLING INTEREST

As of December 31, 2018 and 2017, non-controlling interest of Arki Capital of $(2,840,314) and $(1,260,676), respectively, was recognized in the Company’s consolidated balance sheets, representing Arki Capital’s cumulative results of operations attributable to shareholders other than CCG Group.

For the years ended December 31, 2018 and 2017, respectively, a $1,579,638 and a $1,039,536 net loss, respectively, attributable to the noncontrolling interest of Arki Capital was recognized in the Company’s consolidated statements of comprehensive loss, representing Arki Capital’s net income attributable to shareholders other than CCG Group.

13.	INCOME TAXES

The income tax laws of various jurisdictions in which the Company and its subsidiaries operate are summarized as follows:

United States

Consumer Capital Group Inc. was incorporated in United States, and is subject to corporate income tax rate of 21%.

The People’s Republic of China (PRC)

Arki (Beijing) E-commerce Technology Corp., America Pine (Beijing) Bio-Tech, Inc., America Arki (Fuxin) Network Management Co. Ltd., America Arki Network Service Beijing Co. Ltd., America Arki (Tianjin) Capital Management Partnership and Arki (Tianjin) E-Commerce Ltd. were incorporated in the People’s Republic of China and subject to PRC income tax at 25%. The Company did not generate taxable income in the People’s Republic of China for the years ended December 31, 2018 and 2017 respectively.

Yin Hang Financial Information Service (Shanghai) Co., Limited was incorporated in the People’s Republic of China and subject to PRC income tax at 25%.

The new EIT Law also imposes a withholding income tax of 10% on dividends distributed by a foreign invested enterprise to its immediate holding company outside of China, if such immediate holding company is considered as a non-resident enterprise without any establishment or place within China or if the received dividends have no connection with the establishment or place of such immediate holding company within China, unless such immediate holding company’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. Such withholding income tax was exempted under the previous income tax regulations.

The income tax laws of various jurisdictions in which the Company and its subsidiaries operate are summarized as follows:

	For the Years Ended December 31,
	2018	2017

Tax expense at statutory rate US	21%	34%
Foreign income not recognized in the U.S.	(21)%	(34)%

PRC enterprise income tax rate	25%	25%
Changes in valuation allowance and others	(25)%	(25)%

Effective income tax rates	-	-

CONSUMER CAPITAL GROUP, INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(IN U.S. $)

13.	INCOME TAXES (continued)

Loss before income taxes from continuing operations consists of:

	For the Years Ended December 31,
	2018	2017

Non-PRC	$(90,759)	$(105,628)
PRC	(3,472,208)	(3,595,776)

Total	$(3,562,967)	$(3,701,404)

The principal components of the Company’s deferred income tax assets and liabilities are as follows:

	December 31, 2018	December 31, 2017

Deferred tax assets:
Accrued interest payable	$21,839	$23,089
Accruals	32,546	34.409
Provision for loan losses	19,372	-

Total	$73,757	$57,498
Less: Valuation allowance	(73,757)	(57,498)
Total deferred tax assets, net	$-	$-

	December 31 2018	December 31, 2017

Deferred tax liabilities:
Accrued interest receivable	$34,516	$36,232
Accrued interest payable	44716	47,275
Total deferred liabilities	$79,232	$83,507

As of December 31, 2018 and 2017, the Company has a deferred tax asset of $0 and $0, and a deferred tax liability of $79,232 and $83,507 resulting from certain net operating losses in the PRC, respectively. The ultimate realization of deferred tax assets depends on the generation of future taxable income during the periods in which those net operating losses are available. The Company considers projected future taxable income and tax planning strategies in making its assessment. As of December 31, 2018, the Company does not have sufficient operations to generate taxable income in Arki E-Commerce, America Pine, America Arki, Arki Network, Arki Capital and Arki Tianjin Network to conclude that it is more-likely-than-not that the Company will be able to realize all of its tax benefits in the near future and therefore a valuation allowance has been provided for the full value of the deferred tax asset. A valuation allowance will be maintained until sufficient positive evidence exists to support the reversal of any portion or all of the valuation allowance. Should Arki E-Commerce, America Pine, Arki Network, Arki Capital and Arki Tianjin E-Commerce have sufficient operation to generate taxable income in future periods with a supportable trend; the valuation allowance will be reduced accordingly. As of December 31, 2018 and 2017, the valuation allowance was $73,757 and $57,498, respectively. $16,259 and 42,124 of increase in the valuation allowance for each of the years ended December 31, 2018 and 2017, respectively.

CONSUMER CAPITAL GROUP, INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(IN U.S. $)

14.	RELATED PARTY TRANSACTIONS

a)	Related parties:

Name of related parties	Relationship with the Company

Mr. Jianmin Gao	Stockholder, Chief Executive Officer, Chief Financial Officer and Chairman of the Board of the Company
Mr. Fei Gao	Stockholder, Director and Chief Operating Officer
Mr. Dong Yao	Stockholder, Director and Chief Technology Officer
Ms. Lihua Xiao	Stockholder, Management of the Company
Mr. Hao Siheng	Stockholder, Son of Lihua Xiao
Beijing Daogao Trading Co. Ltd. (“Beijing Daogao”)	Ms. Lihua Xiao as the director of Beijing Daogao
Tianjin Jinjing Huizhi Network Technology Co. Ltd.	Mr. Dong Yao as the shareholder and director
Beijing Liujuxiang Shunxing Information Consulting Service Center	A related company controlled by non-controlling stockholder

b)	The Company had the following related party balances at December 31, 2018 and 2017:

	December 31, 2018	December 31, 2017

Due to related parties:
Mr. Jianmin Gao	$(20,324)	$(83,747)
Mr. Fei Gao	(136,33)	(6,980)
Mr Dong Yao	(869)	-
Beijing Daogao Trading Co. Ltd.	(26,169)	-

	$(183,700)	$(90,727)

As of December 31, 2018 and 2017, the amounts owed to related parties are without interest and due on demand, respectively.

c)	Loans receivable form related parties

	December 31,	December 31,
	2018	2017

Related companies of non-controlling stockholders	$334,383	$-
Allowance for loan losses	(3,344)

Total	$331,039	$-

Interest income derived from the loans receivable from related parties were $693,307 and $48,388 for the year ended December 31, 2018 and 2017, respectively. Fee income derived from the loans receivable from related parties were $346,654 and $0 for the year ended December 31, 2018 and 2017, respectively.

CONSUMER CAPITAL GROUP, INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(IN U.S. $)

14.	RELATED PARTY TRANSACTIONS (continued)

d)	Loans payable to related parties

	December 31, 2018	December 31, 2017

Non-controlling stockholders	$3,230,433	$2,499,244
Related companies of non-controlling stockholders	657,136	-

	$3,887,569	$2,499,244

Interest expenses incurred on the loans payable to related parties were $2,482,626 and $1,100,486 for the year ended December 31, 2018 and 2017, respectively.

e)	Commission income received from related parties

	For the Years Ended December 31,
	2018	2017

Non-controlling stockholders	$250,029	$-
Related company of non-controlling stockholder	26,010	-

	$276,039	$-

f)	Consultancy fee paid to related parties

	For the Years Ended December 31,
	2018	2017

Tianjin Jinjing Huizhi Network Technology Co. Ltd.	$13,781	$-
Beijing Liujuxiang Shunxing Information Consulting Service Center	13,963	-

	$27,744	$-

CONSUMER CAPITAL GROUP, INC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2018 AND 2017

(IN U.S. $)

15.	COMMITMENTS AND CONTINGENCIES

Operating Leases

As of December 31, 2018, the Company was obligated under non-cancellable operating leases minimum rentals as follows:

Year Ended December 31,

2019	$113,005
2020	113,005
2021	88,005
2022	4,417

Total	$318,432

The rent expense for the years ended December 31, 2018 and 2017 was $64,810 and $41,358, respectively.

Legal Proceedings

The Company is not currently a party to any legal proceeding, investigation or claim which, in the opinion of the management, is likely to have a material adverse effect on the business, financial condition or results of operations.

16.	CONCENTRATION OF CREDIT AND BUSINESS RISKS

Assets that potentially subject the Company to significant concentration of credit risk primarily consist of cash and cash equivalents, loans receivable and other receivables. The maximum exposure of such assets to credit risk is their carrying amounts as of the balance sheet dates.

As of December 31, 2018 and 2017, substantially all of the Company’s cash and cash equivalents were deposited in financial institutions located in the PRC, which management believes are of high credit quality. Management believes the credit risk on bank deposits is limited because the counterparties are banks with high credit-ratings assigned by international credit rating agencies, or state-owned banks in China.

Cash includes cash on hand and demand deposits in accounts maintained with state-owned banks within the PRC and the United States of America. Balances at financial institutions or state owned banks within the PRC are not covered by insurance.

Non-performance by these institutions could expose the Company to losses for amounts in excess of insured balances. As of December 31, 2018 and 2017, we had no uninsured balances with the banks in U.S. As of December 31, 2018 and 2017, our bank balances in the PRC were $489,358 and $706,771, respectively, which are uninsured and subject to credit risk. We have not experienced nonperformance by these institutions.

Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of loans receivable from borrowers and the related accrued interest receivable. The aforementioned borrowers paid service fees and interest regularly according to the contract during the reporting period, and the Company believes that the default risk from these borrowers is low in the foreseeable future.

The Company’s operations may be adversely affected by significant political, economic and social uncertainties in the PRC. Although the PRC government has been pursuing economic reform policies for more than twenty years, no assurance can be given that the PRC government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption or unforeseen circumstances affecting the PRC’s political, economic and social conditions. There is also no guarantee that the PRC government’s pursuit of economic reforms will be consistent or effective. The economy in the PRC has recently started to narrow.

On December 15, 2014, the Company entered into six-year agreements with the Chief Operating Officer, Mr. Fei Gao, for total compensation of approximately $2,655 (RMB 18,000) per month.

17.	SUBSEQUENT EVENT

On March 21 2019, the Company incorporated Arki Investment Consulting Ltd with a registered capital of RMB 200,000. Arki Investment Consulting Ltd is 100% owned by Arki Capital and is engaged in providing financial management consulting services and internet information services.

Minimum Offering: $______________ of Shares of Common Stock

Maximum Offering: $______________ of Shares of Common Stock

Consumer Capital Group Inc.

PROSPECTUS

        , 2019

PART II — INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

Set forth below is an itemization of the total expenses, excluding underwriters’ discounts and commissions, that we expect to incur in connection with this offering. With the exception of the SEC registration fee, the FINRA filing fee and the Nasdaq listing fee, all amounts are estimates. We are paying all expenses of the offering listed below.

Securities and Exchange Commission Registration Fee		$4,937.34
Nasdaq Listing Fee		$50,000
FINRA		$6,890
Legal Fees and Expenses*	$	[●]
Accounting Fees and Expenses*	$	[●]
Printing and Engraving Expenses*	$	[●]
Miscellaneous Expenses*	$	[●]
Total Expenses	$	[●]

*	To be filed by amendment

Item 14. Indemnification of Directors and Officers.

Section 145(a) of the DGCL provides that a Delaware corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a Delaware corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted under standards similar to those discussed above, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith, and that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled, and that the corporation shall have power to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Section 10 of our certificate of incorporation, limits the liability of directors to us or its stockholders for monetary damages for breach of fiduciary duty as a director and in any event to the fullest extent permitted by the DGCL. However, in accordance with Section 102(b)(7) of the DGCL, our directors will be personally liable to us and our stockholders for any (i) breach of the director’s duty of loyalty; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for any transaction from which the director derived an improper personal benefit.

In addition, our certificate of incorporation provides that we have the right to indemnify our directors and officers to the fullest extent permitted by the DGCL. Section 11 of our certificate of incorporation requires us to indemnify each person who is made party to or threatened to be made a party to or otherwise involved in an action, whether civil, criminal or administrative, by reason of the fact that he or she is or was a director or executive officer to the furthest extent permitted by the DGCL.

Item 15. Recent Sales of Unregistered Securities.

On July 28, 2016, we issued an aggregate of 187,929 shares of our common stock as equity awards to employees calculated through the application of an income approach to evaluate the future value of the operation into a present market value. The issuance of such securities was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended.

On July 28, 2016, we issued an aggregate of 825,180 shares of our common stock pursuant to a Regulation S offering and stock purchase agreements entered into with various investors. We issued 825,180 shares of our common stock, for an aggregate purchase price of $1,790,640, or $2.17 per share. The common stock issued in this offering were issued in a transaction not involving a public offering in reliance upon an exemption from registration provided by provisions of the Regulation S of the Securities Act of 1933, as amended.

In August 2017, we issued an aggregate of 824,583 shares of common stock to a consultant for services rendered in connection with its application to list its shares of common stock for trading on the Nasdaq Capital Market. The issuance of the shares has been determined to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act. In connection with the failure of the transaction with Shenzhou Rongtong all of the shares issued to the consultant were also returned and cancelled.

On November 17, 2017, we issued an aggregate of 4,175,417 shares of common stock to shareholders of Beijing Shenzhou Rongtong Investment Management Co. Ltd. (“Shenzhou Rongtong”) for the acquisition of Shenzhou Rongtong. The issuance of the shares has been determined to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act. On March 29, 2018, according to a termination agreement dated March 29, 2018 between Arki Network and Shenzhou Rongtong, the shareholders of Shenzhou Rongtong returned to us 4,175,417 shares of common stock of our, and we returned all of Shenzhou Rongtong’s issued and outstanding equity securities to the shareholders of Shenzhou Rongtong. In connection with the failure of the transaction with Shenzhou Rongtong all of the shares issued to the consultant were also returned and cancelled.

Item 16. Exhibits.

Exhibit Number	Description
1.1†	Form of Underwriting Agreement
2.1	Agreement and Plan of Merger(1)
3.1	Certificate of Incorporation(2)
3.2	Bylaws(2)
3.3	Certificate of Ownership(3)
4.1*	Specimen Common Stock Certificate
4.2*	English translation of form of promissory note issued by Arki (Beijing) E-commerce Technology Co.
4.3†	Form of Underwriter’s Warrant
5.1*	Opinion of Becker & Poliakoff, LLP, counsel to Consumer Capital Group, Inc., as to the validity of the common stock
8.1*	Opinion of Tahota Law Firm regarding certain PRC tax matters (included in Exhibit 99.1)
10.1	Loan Agreement between Arki (Beijing) E-commerce Technology Co., Ltd. and Jianmin Gao, dated August 23, 2010 (English translation)(1)
10.2	Power of Attorney by Jianmin Gao, dated September 21, 2010 (English translation)(1)
10.3	Share Pledge Agreement between Arki (Beijing) E-commerce Technology Co., Ltd., Jianmin Gao, and America Arki Networkservice Beijing Co., Ltd., dated September 23, 2010 (English translation)(1)
10.4	Exclusive Option Agreement between Arki (Beijing) E-commerce Technology Co., Ltd., Jianmin Gao, and America Arki Networkservice Beijing Co., Ltd., dated December 23, 2010 (English translation)(1)
10.5	Loan Agreement between Arki (Beijing) E-commerce Technology Co., Ltd. and Fei Gao, dated August 23, 2010 (English translation)(1)
10.6	Power of Attorney by Fei Gao, dated September 21, 2010 (English translation)(1)
10.7	Share Pledge Agreement between Arki (Beijing) E-commerce Technology Co., Ltd., Fei Gao, and America Arki Networkservice Beijing Co., Ltd., dated September 23, 2010 (English translation)(1)
10.8	Exclusive Option Agreement between Arki (Beijing) E-commerce Technology Co., Ltd., Fei Gao, and America Arki Networkservice Beijing Co., Ltd., dated September 23, 2010 (English translation)(1)
10.9	Exclusive Business Cooperation Agreement between Arki (Beijing) E-commerce Technology Co., Ltd. and America Arki Networkservice Beijing Co., Ltd., dated December 23, 2010 (English translation)(1)
10.10	Loan Agreement between Arki (Beijing) E-commerce Technology Co., Ltd. and Jianmin Gao, dated August 15, 2010 (English translation)(1)
10.11	Agreement between Fuxin Bank and America Arki (Fuxin) Network Management Co., Ltd., dated January 10, 2011 (English translation)(1)
10.12	Assignment and Assumption Agreement between Mondas Minerals, Inc. and Scott Bengfort, dated February 4, 2011(1)
10.13	Release Agreement by Scott D. Bengfort, dated February 4, 2011(1)
10.14	Indemnification Agreement between Scott Benfort, Mondas Minerals Corp., and CCG Acquisition Corp., dated February 4, 2011(1)
10.15	Loan Agreement between America Arki (Fuxin) Network Management Co., Ltd. and Jianmin Gao, dated February 3, 2011 (English translation)(1)
10.16	Power of Attorney by Jianmin Gao, dated February 3, 2011 (English translation)(1)
10.17	Share Pledge Agreement between America Arki (Fuxin) Network Management Co., Ltd., Jianmin Gao, and America Arki Networkservice Beijing Co., Ltd., dated February 3, 2011 (English translation)(1)
10.18	Exclusive Option Agreement between America Arki (Fuxin) Network Management Co., Ltd., Jianmin Gao, and America Arki Networkservice Beijing Co., Ltd., dated February 3, 2011 (English translation)(1)
10.19	Loan Agreement between America Arki (Fuxin) Network Management Co., Ltd. and Fei Gao, dated February 3, 2011 (English translation)(1)
10.20	Power of Attorney by Fei Gao, dated February 3, 2011 (English translation)(1)
10.21	Share Pledge Agreement between America Arki (Fuxin) Network Management Co., Ltd., Fei Gao, and America Arki Networkservice Beijing Co., Ltd., dated February 3, 2011 (English translation)(1)
10.22	Exclusive Option Agreement between America Arki (Fuxin) Network Management Co., Ltd., Fei Gao, and America Arki Networkservice Beijing Co., Ltd., dated February 3, 2011 (English translation)(1)

Exhibit Number	Description
10.23	Exclusive Business Cooperation Agreement between America Arki (Fuxin) Network Management Co., Ltd. and America Arki Networkservice Beijing Co., Ltd., dated February 3, 2011 (English translation)(1)
10.26	Lease agreement between Consumer Capital Group Inc. and Days Service Group, LLC dated December 21, 2016(4)
10.27	English translation of Collaboration Agreement between America Arki Network (Beijing) Co., Ltd. and China UnionPay Merchant Service (Liaoning) Co. Ltd. (8)
10.28	English Translation of Equity Transfer Agreement among the Company, Shenzhou Rongtong and Shareholders of Shenzhou Rongtong, dated November 17, 2017 (5)
10.29	Summary English Translation of Employment agreement between America Arki Network Service Beijing Co., Ltd. and Fei Gao (8)
10.30	Summary English Translation of Employment agreement between America Arki Network Service Beijing Co., Ltd. and Dong Yao (8)
10.31*	English translation of Service Agreement between America Arki Network (Beijing) Co., Ltd. and Arki (Beijing) E-commerce Technology Co., Ltd.
10.32	Employment agreement between Consumer Capital Group Inc. and Crystal Lijie Chen(6)
10.33	English Translation of Supplementary Agreement by and between America Arki Network Service Beijing Co., Ltd. and Yin Hang Financial Information Service (Shanghai) Co., Ltd., dated August 31, 2017 (7)
14.1	Code of Business Conduct and Ethics of the Company (8)
21.1	List of Subsidiaries(9)
23.1†	Consent of Centurion ZD CPA & Co. (as successor to Dominic K.F. Chan & Co)
23.2*	Consent of Becker & Poliakoff, LLP (included in Exhibit 5.1).
23.3*	Consent of Tahota Law Firm (included in Exhibit 99.2)
99.1*	Form of Opinion of Tahota Law Firm, PRC counsel to the Company, regarding certain PRC law matters and the validity of the VIE agreements

(1)	Incorporated by reference to the exhibits to our current report on Form 8-K filed with the SEC on February 10, 2011
(2)	Incorporated by reference to the exhibits to our registration statement on S-1 filed with the SEC on July 15, 2008.
(3)	Incorporated by reference to the exhibits to our current report on Form 8-K filed with the SEC on February 25, 2011.
(4)	Incorporated by reference to the exhibits to our registration statement on S-1 filed with the SEC on February 14, 2017.
(5)	Incorporated by reference to the exhibits to our current report on Form 8-K filed with the SEC on November 21, 2017.
(6)	Incorporated by reference to the exhibits to our current report on Form 8-K filed with the SEC on August 7, 2017.
(7)	Incorporated by reference to the exhibits to our current report on Form 8-K filed with the SEC on September 7, 2017.
(8)	Incorporated by reference to the exhibits to our amendment no.2 to registration statement on S-1 filed with the SEC on October 1, 2018.
(9)	Incorporated by reference to the exhibits to our Annual Report on Form 10-K for the year ended December 31, 2018.

*	To be filed by amendment.
†	Filed herewith.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That for the purpose of determining any liability under the Securities Act of 1933 each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(7)	The undersigned Registrant hereby undertakes:

(i)	That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nyack, New York on May 10, 2019.

CONSUMER CAPITAL GROUP INC.

By:	/s/ Jianmin Gao
Jianmin Gao
Chief Executive Officer
(Principal Executive Officer)

Date: May 10, 2019

By:	/s/ Crystal Lijie Chen
Crystal Lijie Chen
Chief Financial Officer
(Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

	Title	Date
/s/ Jianmin Gao	Chairman of the Board & Chief Executive Officer	May 10, 2019
Jianmin Gao	(Principal Executive Officer)

/s/ Crystal Chen	Chief Financial Officer	May 10, 2019
Crystal Chen	(Principal Accounting Officer)

/s/ Fei Gao	Chief Operating Officer &	May 10, 2019
Fei Gao	Director